SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement	[ ]	Soliciting Material Under Rule 14a-12
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials

CAPITAL ONE FINANCIAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials:
[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	1)	Amount previously paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

NOTICE OF CAPITAL ONE FINANCIAL CORPORATION’S
2012 ANNUAL STOCKHOLDER MEETING

Important Notice Regarding the Availability of Proxy Materials for
The Stockholder Meeting To Be Held On May 8, 2012

The Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com

The Annual Stockholder Meeting of Capital One Financial Corporation (“Capital One” or the “Company”) will be held at Capital One’s headquarters, 1680 Capital One Drive, McLean, Virginia 22102, on May 8, 2012, at 10:00 a.m.

Items of Business

As a stockholder you will be asked to:

1.	Elect Richard D. Fairbank, Peter E. Raskind and Bradford H. Warner as directors of Capital One;

2.	Ratify the Audit and Risk Committee’s selection of Ernst & Young LLP as independent auditors of Capital One for 2012;

3.	Approve, on a non-binding advisory basis, Capital One’s 2011 Named Executive Officer compensation;

4.	Approve and adopt Capital One’s Amended and Restated Associate Stock Purchase Plan; and

5.	Transact such other business as may properly come before the meeting.

Record Date

You may vote if you held shares of Capital One common stock as of the close of business on March 13, 2012.

Proxy Voting

Your vote is important. You may vote your shares in person at the Annual Stockholder Meeting, via the Internet, by telephone or by mail. Please refer to the section “How do I vote?” for detailed voting instructions. If you choose to vote in person at the Annual Stockholder Meeting, via the Internet or by telephone, you do not need to mail in a proxy card.

Annual Meeting Admission

Due to space limitations, attendance is limited to stockholders and one guest each. Admission to the meeting is on a first-come, first-served basis. Registration begins at 9:00 a.m. A valid picture identification and proof of stock ownership as of the record date must be presented in order to attend the meeting. If you hold Capital One stock through a broker, bank, trust or other nominee, you must bring a copy of a statement reflecting your stock ownership as of the record date. If you plan to attend as the proxy of a stockholder, you must present a legal proxy (described below). Cameras, recording devices and other electronic devices are not permitted.

We look forward to seeing you at the meeting.

On behalf of the Board of Directors,

John G. Finneran, Jr.
Corporate Secretary
Capital One Financial Corporation
1680 Capital One Drive
McLean, VA 22102

March 23, 2012

TABLE OF CONTENTS

SECTION I – ABOUT THIS PROXY STATEMENT	1
SECTION II – GOVERNANCE OF CAPITAL ONE	6
SECTION III – SECURITY OWNERSHIP	23
SECTION IV – DIRECTOR COMPENSATION	27
SECTION V – COMPENSATION DISCUSSION AND ANALYSIS	30
SECTION VI – NAMED EXECUTIVE OFFICER COMPENSATION	51
SECTION VII – EQUITY COMPENSATION PLANS	70
SECTION VIII – COMPENSATION COMMITTEE REPORT	73
SECTION IX – AUDIT AND RISK COMMITTEE REPORT	74
SECTION X – ELECTION OF DIRECTORS (ITEM 1 ON PROXY CARD)	75
SECTION XI – RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS (ITEM 2 ON PROXY CARD)	76
SECTION XII – ADVISORY APPROVAL OF CAPITAL ONE’S 2011 NAMED EXECUTIVE OFFICER COMPENSATION (ITEM 3 ON PROXY CARD)	77
SECTION XIII – APPROVAL AND ADOPTION OF CAPITAL ONE’S AMENDED AND RESTATED ASSOCIATE STOCK PURCHASE PLAN (ITEM 4 ON PROXY CARD)	78
SECTION XIV – OTHER BUSINESS	80
APPENDIX A – AMENDED AND RESTATED CAPITAL ONE FINANCIAL CORPORATION 2002 ASSOCIATE STOCK PURCHASE PLAN	A-1

SECTION I – ABOUT THIS PROXY STATEMENT

Why did I receive a Notice Regarding the Internet Availability of Proxy Materials?

In accordance with rules of the Securities and Exchange Commission (“SEC”), instead of mailing printed copies of our proxy materials, we are furnishing the proxy materials to our stockholders via the Internet. This process will save the Company the cost of printing and mailing documents and will reduce the impact of our annual stockholder meetings on the environment. Accordingly, on or about March 23, 2012, we mailed to our stockholders a Notice Regarding the Internet Availability of Proxy Materials (the “Notice”). If you received a Notice, you will not receive a printed copy of the proxy materials unless you request one. The Notice provides instructions on how to access the proxy materials for Capital One’s 2012 Annual Stockholder Meeting (the “Annual Meeting”) via the Internet, how to request a printed set of proxy materials and how to vote your shares.

What is the purpose of the proxy materials?

The Board of Directors of Capital One is providing you these materials in connection with the solicitation by Capital One’s Board of Directors of proxies to be voted at the Annual Meeting. All stockholders who held shares as of the close of business on March 13, 2012 (the “record date”), are entitled to attend the Annual Meeting and to vote on the items of business outlined in this proxy statement. If you choose not to attend the Annual Meeting, you may vote your shares via the Internet, by telephone or by mail.

How do I access the proxy materials?

The Notice provides instructions regarding how to view our proxy materials for the Annual Meeting online. As explained in greater detail in the Notice, to view the proxy materials and vote, you will need to visit www.proxyvote.com and have available your 12-digit control number(s) contained on your Notice.

How do I request paper copies of the proxy materials?

You may request paper copies of the 2012 proxy materials by following the instructions listed at www.proxyvote.com, by telephoning 1-800-579-1639 or by sending an e-mail to sendmaterial@proxyvote.com.

What is the difference between a record holder and a holder of shares in street name?

You are a record holder if you hold shares of Capital One common stock directly in your name through Capital One’s transfer agent, Computershare Trust Company, N.A. (“Computershare”), as a stockholder of record.

If you hold shares of Capital One common stock through a broker, bank, trust or other nominee, then you are a holder of shares in street name. As a result, you must instruct the broker, bank, trust or other nominee about how to vote your shares. Under the rules of the New York Stock Exchange (“NYSE”), if you do not provide such instructions, the firm that holds your shares will have discretionary authority to vote your shares with respect to “routine” matters, as described below.

Can I attend the Annual Meeting?

If you held shares of Capital One common stock as of the close of business on March 13, 2012, you may attend the Annual Meeting. Because seating is limited, only you and a guest may attend the meeting. Admission to the meeting is on a first-come, first-served basis. Registration begins at 9:00 a.m. You must present a valid picture identification and proof of Capital One stock ownership as of the record date. If you hold Capital One stock in street name, you must also bring a copy of a brokerage statement reflecting your stock ownership as of the record date. If you plan to attend as the proxy of a stockholder, you must present a legal proxy (described below). Cameras, recording devices and other electronic devices are not permitted at the meeting.

Am I entitled to vote?

You are entitled to vote if you were the record holder of shares of Capital One common stock as of the close of business on March 13, 2012. All stockholders of record are entitled to one vote per share of common stock held for each matter submitted for a vote at the meeting.

If you hold your shares of Capital One common stock in street name, you may instruct your broker regarding voting your shares using the same methods described below under “How do I vote?”

On March 13, 2012, there were 555,629,222 shares of Capital One’s common stock issued and outstanding.

How do I vote?

By Internet

You may vote via the Internet by going to www.proxyvote.com and following the instructions on the screen. Have your Notice or proxy card available when you access the web page.

By Telephone

You may vote by telephone by calling the toll-free telephone number on your Notice or proxy card (1-800-690-6903), which is available 24 hours a day, and following the prerecorded instructions. Have your Notice or proxy card available when you call. If you hold your shares in street name, your broker, bank, trustee or other nominee may provide additional instructions to you regarding voting your shares by telephone.

By Mail

If you received your proxy materials by mail, you may vote by mail by marking the enclosed proxy card, dating and signing it, and returning it in the postage-paid envelope provided, or returning it to Capital One Financial Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Time for Voting Your Shares By Internet, By Telephone or By Mail

You may vote via the Internet or by telephone up until 11:59 PM Eastern Daylight Time on May 7, 2012. If you vote by mail, your proxy card must be received by May 7, 2012.

In Person

If you are a record holder of shares of Capital One common stock, you may vote in person at the Annual Meeting. A valid picture identification and proof of stock ownership as of the record date must be presented in order to attend the meeting. Stockholders of record also may be represented by another person at the Annual Meeting by executing a legal proxy designating that person. See “Can I attend the Annual Meeting?” above for more information regarding attending the Annual Meeting.

If you hold your shares of Capital One common stock in street name, you must bring a copy of a statement reflecting your stock ownership as of the record date in order to attend the meeting. You must also obtain a legal proxy from your broker, bank, trust or other nominee and present it to the inspector of elections with your ballot to be able to vote at the Annual Meeting. To request a legal proxy, please follow the instructions at www.proxyvote.com.

What if I hold my shares in street name and I do not provide my broker, bank, trustee or other nominee with instructions about how to vote my shares?

You may instruct your broker, bank, trustee or other nominee on how to vote your shares using the methods described above. If you do not give voting instructions to the firm that holds your shares prior to the Annual Meeting, the firm has discretion to vote your shares only with respect to Item 2 on the proxy card, which is considered a “routine” matter. The election of members of the Board of Directors is not considered a “routine” matter, and the firm that holds your shares will not have discretionary authority to vote your shares for Item 1 if you do not provide instructions using one of the methods described above. Therefore, you are encouraged to participate in electing directors by returning voting instructions. Likewise, the firm that holds your shares does not have discretionary authority to vote your shares with respect to Items 3 and 4.

How do I vote my 401(k) shares?

If you participate in the Capital One Associate Savings Plan, you may vote the number of shares equivalent to your interest in the Capital One Pooled Stock Fund as credited to your account on the record date. You will receive instructions on how to vote your shares via e-mail from Broadridge. The trustee of the Associate Savings Plan will vote your shares in accordance with your duly executed instructions if they are received by May 2, 2012. If you do not send instructions, the trustee will not vote the share equivalents credited to your account.

Can I revoke my proxy or change my vote?

Yes, you may revoke any proxy that you previously granted or change your vote by:

  submitting another timely vote via the Internet, by telephone or by mailing a new proxy;
  if you are a record holder, giving written notice of revocation to the Corporate Secretary, Capital One Financial Corporation, 1680 Capital One Drive, McLean, VA 22102; or
  attending the Annual Meeting and voting in person.

Your new vote or revocation must be submitted in accordance with the timeframes above under “Time for Voting Your Shares By Internet, By Telephone or By Mail.”

What constitutes a quorum?

A quorum of stockholders is necessary to transact business at the Annual Meeting. A quorum exists if the holders of a majority of the voting power of Capital One’s outstanding shares entitled to vote generally in the election of directors are present in person or represented by proxy. Abstentions and broker non-votes will be counted in determining if there is a quorum, but neither will be counted as votes cast.

What is a broker non-vote?

As described above, under NYSE rules, if you hold your shares in street name and you do not submit voting instructions to the firm that holds your shares, the firm has discretionary authority to vote your shares only with respect to “routine” matters. For non-routine matters, which include the election of directors and matters relating to executive compensation, if you do not submit voting instructions, the firm that holds your shares will not have discretion to vote your shares. This is called a “broker non-vote.”

Who will count the vote?

Votes will be tabulated by Broadridge. The Board of Directors has appointed a representative of American Elections Services, LLC to serve as the Inspector of Elections.

Will a list of stockholders be made available?

Capital One will make a list of stockholders available at the Annual Meeting and for ten days prior to the meeting, at our offices located at 1680 Capital One Drive in McLean, Virginia. Please contact Capital One’s Corporate Secretary at (703) 720-1000 if you wish to inspect the stockholders list prior to the Annual Meeting.

How much did the solicitation cost?

Capital One will pay the costs of the solicitation. We have retained Innisfree M&A Incorporated to assist us in the solicitation of proxies for an aggregate fee of $15,000, plus reasonable out-of-pocket expenses. In addition to Capital One soliciting proxies via the Internet, by telephone and by mail, our directors, officers and employees may solicit proxies on our behalf, without additional compensation.

What is “householding?”

Under SEC rules, a single package of Notices may be sent to any household at which two or more stockholders reside if they appear to be members of the same family unless contrary instructions have been received. Each stockholder continues to receive a separate Notice within the package. This procedure, referred to as householding, reduces the volume of duplicate materials stockholders receive and reduces mailing expenses. Stockholders may revoke their consent to future householding mailings or enroll in householding by contacting Broadridge toll free at 1-800-542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Stockholders who wish to receive a separate set of proxy materials now should contact Broadridge at the same phone number or mailing address.

What are the Board of Directors’ recommendations?

If you properly submit a proxy without giving specific voting instructions, the individuals named as proxy holders will vote in accordance with the recommendations of the Board of Directors as follows:

FOR the election of Richard D. Fairbank, Peter E. Raskind and Bradford H. Warner, as directors of Capital One (see page 75);

FOR the ratification of the Audit and Risk Committee’s selection of Ernst & Young LLP as independent auditors of the Company for 2012 (see page 76);

FOR the advisory approval of Capital One’s 2011 Named Executive Officer compensation (see page 77); and

FOR the approval and adoption of Capital One’s Amended and Restated Associate Stock Purchase Plan (see page 78).

The Board of Directors is not aware of any other matter that will be presented at the Annual Meeting. If any other matter is properly presented at the Annual Meeting, the persons named on the accompanying proxy card will, in the absence of stockholder instructions to the contrary, vote such proxy at their discretion.

What vote is necessary to approve each item?

All stockholders of record are entitled to one vote per share of common stock held for each nominee for director and for each other matter presented for a vote at the meeting.

Item 1 requests your vote for the election of three candidates for director. Richard D. Fairbank, Peter E. Raskind and Bradford H. Warner will each be elected as a director of Capital One if a majority of the votes cast in his election is voted in favor of such election. Capital One also maintains a “majority voting” policy, which requires that any director who fails to receive a majority of votes cast in favor of his or her election tender a resignation for the Board’s consideration. Cumulative voting for the election of directors is not permitted. For more information regarding Capital One’s director nomination process see page 15.

Item 2, the ratification of the Audit and Risk Committee’s selection of Ernst & Young LLP as independent auditors of the Company for 2012, will be approved if a majority of the votes cast on the proposal are voted in favor of the proposal.

Item 3, the advisory approval of Capital One’s 2011 Named Executive Officer compensation, will be approved if a majority of the votes cast on the proposal are voted in favor of the proposal.

Item 4, the approval and adoption of Capital One’s Amended and Restated Associate Stock Purchase Plan, will be approved if a majority of the votes cast on the proposal are voted in favor of the proposal. In addition, NYSE rules require that the total votes cast represent over 50% of all shares entitled to vote on the proposal.

As described under “How do I vote?” on page 2, under NYSE rules, if you hold your shares in street name and you do not submit voting instructions to the broker, bank, trust or other nominee that holds your shares, the firm will have discretionary authority to vote your shares with respect to Item 2 only. If you do not submit voting instructions, the firm that holds your shares will not have discretion to vote your shares with respect to Items 1, 3 and 4. Abstentions and broker non-votes are not considered “votes cast” and thus do not have an effect on the outcome of the vote as to Items 1, 2, 3 or 4.

SECTION II – GOVERNANCE OF CAPITAL ONE

Corporate Governance

Capital One is committed to strong corporate governance. Our governance practices not only comply with applicable laws, rules and regulations, including the Sarbanes-Oxley Act of 2002 and NYSE listing standards, but they also incorporate key components of Capital One’s established controls and governance program. The Board of Directors believes that these practices are important to the future success and growth of Capital One.

Corporate Governance Principles

We believe that sound corporate governance creates a foundation for the ethical and effective functioning of the Board of Directors, its Committees and Capital One as a whole. It is also critical to preserving the trust of our stakeholders, including stockholders, associates, customers, suppliers, governmental entities and the general public.

The Board of Directors has adopted Corporate Governance Principles to formalize the Board’s governance practices and its view of effective governance. The Board of Directors receives regular updates on external governance developments and practices and reviews the Corporate Governance Principles periodically to see that Capital One continues to implement effective governance practices. Capital One’s Corporate Governance Principles are available free of charge on the corporate governance page of Capital One’s Internet site at www.capitalone.com under “Investors.”

Code of Business Conduct and Ethics

Capital One is committed to honesty, fair dealing and integrity. This can only be achieved if the Board of Directors and all associates conduct their business affairs with the utmost integrity and ethical commitment. The Board of Directors has therefore adopted the Capital One Code of Business Conduct and Ethics (the “Code of Conduct”), which applies to all Capital One directors and associates, including Capital One’s Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and other persons performing similar functions. The purpose of the Code of Conduct is to guide ethical actions and working relationships by Capital One’s directors, officers and associates with investors, current and potential customers, fellow associates, competitors, governmental entities, the media and other third parties with whom Capital One has contact.

The Code of Conduct, as amended from time to time, is available free of charge on the corporate governance page of Capital One’s Internet site at www.capitalone.com under “Investors.” Capital One will disclose on its website any amendment to the Code of Conduct or any waiver under the Code of Conduct granted to any of its directors or executive officers.

Composition and Meetings of the Board of Directors

The Board of Directors oversees Capital One’s business and directs its management. The Board of Directors does not involve itself with the day-to-day operations and implementation of Capital One’s business. Instead, the Board of Directors meets periodically with management to review Capital One’s performance, risks and business strategy. Directors also regularly consult with management outside of formal meetings to keep themselves informed about Capital One’s progress. The Board of Directors met fourteen times during 2011. Each incumbent director attended at least 75% of the aggregate of the meetings of the Board of Directors and the committees on which the director served during the year. The independent directors meet in executive session (without the presence of management) on a regularly scheduled basis, at least three times each year and at least annually to conduct the Chief Executive Officer’s evaluation.

Capital One expects all of its directors to attend the Annual Meeting. In 2011, all directors then serving attended the Annual Meeting.

Leadership Structure of the Board of Directors

Capital One is led by Mr. Richard Fairbank, who has served as Chief Executive Officer of Capital One since July 26, 1994, and as Chairman of the Board of Directors of Capital One since February 28, 1995. Capital One’s Board of Directors is comprised of Mr. Fairbank and nine independent directors. The Corporate Governance Principles provide for a Lead Independent Director (the “Lead Director”), to be appointed by the Board of Directors, who aids and assists the Chairman and the remainder of the Board in assuring effective governance in managing the affairs of the Board and Capital One. The Lead Director is currently Ms. Hackett.

In addition to other duties more fully described in the Corporate Governance Principles, the Lead Director:

  presides at all executive sessions of the Board of Directors;
  presides at all meetings of the Board at which the Chairman is not present;
  serves as a liaison between the Chairman and the independent directors regarding views, concerns and issues of the independent directors;
  approves matters and issues for inclusion on the Board’s meeting agendas;
  works with the Chairman of the Board and Committee chairs to ensure that agendas allow for sufficient time for discussion;
  has the authority to call meetings of the independent directors; and
  leads the annual Chief Executive Officer performance assessment and facilitates succession planning.

The Board of Directors has four standing Committees: Audit and Risk; Compensation; Governance and Nominating; and Finance and Trust Oversight. Each of these committees is composed of independent directors and has a separate independent chair. Detailed information on each Committee is contained below under “Committees of the Board of Directors.”

We believe that a combined Chairman of the Board of Directors and Chief Executive Officer position, together with an independent Lead Director, independent Board committees each with an independent chair and regularly-scheduled executive sessions of the Board and independent directors, is the most appropriate Board leadership structure for Capital One at this time. This structure demonstrates for our associates, customers, stockholders, investors, regulators and other stakeholders that Capital One’s Board of Directors is committed to engaged, independent leadership and performance of its responsibilities. Experienced and independent directors, sitting on various committees with independent chairs, oversee the Company’s operations, risks, performance and business strategy, and have appointed the Lead Director with the duties described above. The Board of Directors believes that combining the Chairman and Chief Executive Officer positions takes advantage of the talent and knowledge of Mr. Fairbank as the founder of Capital One and effectively combines the responsibilities for strategy development and execution with management of day-to-day operations. It also reduces the potential for confusion or duplication of efforts and provides clear leadership for Capital One. The Board of Directors believes that the combination of the Chairman and the Chief Executive Officer roles, together with its strong governance practices, including its supermajority of independent directors and its clearly defined Lead Director responsibilities, provide an appropriate balance among strategy development, operational execution and independent oversight of Capital One.

Board’s Role in Risk Oversight

The Board of Directors believes that effective risk management and control processes are critical to Capital One’s safety and soundness, our ability to predict and manage the challenges that Capital One and the financial services industry face and, ultimately, Capital One’s long-term corporate success. Management is responsible for implementing Capital One’s risk assessment and management functions and for reporting to the Board of Directors on its processes and assessments with respect to the management of risk. The Board of Directors, in turn, both directly and through its committees, is responsible for overseeing management’s risk functions. We evaluate risks in terms of eight risk categories: strategic, compliance, operational, reputational, legal, credit, market and liquidity. Capital One’s Enterprise Risk Management policy, approved by the Board of Directors, summarizes Capital One’s risk appetite for each risk category and its governance of the amount of risk the Company takes.

The Audit and Risk Committee monitors the processes by which management assesses and manages risk in the eight risk categories identified above, as set forth in its charter. In addition, the Finance and Trust Oversight Committee oversees the guidelines and policies that govern the process by which the Company assesses and manages market and liquidity risks. The Compensation Committee assesses the risks that Capital One’s overall compensation goals and objectives, as well as its senior executive, corporate incentive and other material incentive compensation programs, may pose.

The Chief Risk Officer, Chief Financial Officer, Chief Internal Auditor, Chief Compliance Officer, Chief Credit Review Officer and General Counsel each meet with, or provide reports to, Capital One’s Audit and Risk Committee at least once per quarter as well as separately with the Committee throughout the year on a periodic basis without other members of management present. The Chief Risk Officer also meets at least once per quarter with the Audit and Risk Committee and the full Board of Directors, and periodically with the Chair of the Audit and Risk Committee, the full Board or individual members of the Board, as appropriate, to review the Company’s enterprise risk profile, credit risk or other risk topics. In addition, the Chief Financial Officer meets at least quarterly with the Audit and Risk Committee, the Finance and Trust Oversight Committee or the full Board of Directors to discuss Capital One’s market risk, liquidity risk, financial results and financial forecasts. Throughout the year, strategic presentations and line of business updates to the Board of Directors or its Committees typically include reports on risk management.

Corporate Audit Services provides independent and objective assurance services and advice and counsel regarding risk management and control practices to provide that risk management, internal controls and governance systems are adequate and functioning on a consistent and reliable basis. The Chief Internal Auditor reports organizationally to the Audit and Risk Committee of the Board of Directors, which has the authority to hire and compensate the Chief Internal Auditor and to terminate his or her employment.

Risk Assessment of Compensation Policies and Practices

The Compensation Committee actively oversees all of our compensation policies and practices, including our incentive compensation policies and practices, to monitor that they do not encourage inappropriate risk-taking, are compatible with effective controls and risk management and align with our business strategy. Throughout 2011, the Company continued to participate in the horizontal review of incentive compensation practices that the Federal Reserve Board began in 2010 with respect to the incentive compensation practices at 25 large banking organizations. The purpose of the review has been to assess the incentive compensation practices at these organizations and their compliance with the interagency guidance on sound incentive compensation practices issued by the Federal Reserve Board and other bank regulators in June 2010. We believe that the Compensation Committee’s active oversight, together with the Company’s interactions and discussions with its regulators, has further enhanced the Company’s risk management and control processes with respect to incentive compensation at the Company. In January 2012, the Compensation Committee adopted an Incentive Compensation Governance Policy applicable to all Company employees that governs incentive compensation decisions and provides the framework for oversight of the design of incentive compensation programs. In the context of setting executive compensation, the Compensation Committee assessed each of the named executive officers against one or more performance objectives specifically designed to evaluate the degree to which the executive balanced risks inherent in his or her role and also implemented additional risk-balancing features for certain equity awards, as described in more detail in the “Compensation Discussion and Analysis” on page 30.

The Compensation Committee annually reviews and approves the overall goals and purposes of the Company’s corporate incentive program, the named executive officer and other senior executive compensation programs and any other material incentive compensation programs. During the course of these reviews, the Compensation Committee discusses the Company’s most significant risks, including the Company’s status with respect to managing those risks and the relationship of those risks to applicable compensation programs. The review includes discussion and analysis of risk-balancing features embedded in these incentive compensation programs and other actions taken by the Company designed to achieve conformance with regulatory guidance and appropriately balance risk. The Compensation Committee also discusses these programs with the Company’s Chief Risk Officer, Chief Human Resources Officer and the Compensation Committee’s independent compensation consultant, as appropriate. Based on these discussions, the Compensation Committee believes that these compensation programs are consistent with safety and soundness and operate in a manner that appropriately balances risk.

Director Independence

The Board of Directors has assessed whether each of its non-management members is “independent” under Capital One’s Director Independence Standards. These standards, which have been adopted by the Board of Directors as part of Capital One’s Corporate Governance Principles, reflect, among other things, the director independence requirements set forth in the listing standards of the NYSE and other applicable legal and regulatory rules, and describe certain relationships that the Board has determined to be immaterial for purposes of determining director independence. As noted above, Capital One’s Corporate Governance Principles, including the Director Independence Standards, are available on the corporate governance page of Capital One’s Internet site at www.capitalone.com under “Investors.” The Board of Directors has determined that each of Mr. Campbell, Mr. Dietz, Mr. Gross, Ms. Hackett, Mr. Hay, Mr. Leroy, Mr. Raskind, Mr. Shattuck and Mr. Warner are independent under these standards. When determining Mr. Leroy’s independence, the Board considered his association with a private company that has a minority, unconsolidated interest in another private company from which the Company purchased less than $1 million in products in the ordinary course of business during 2011.

Related Person Transactions

Capital One’s policies and procedures for the review, approval or ratification of related person transactions are set forth in the Charter of the Governance and Nominating Committee, Capital One’s Code of Conduct and internal written procedures. The Charter of the Governance and Nominating Committee requires the Committee to review on an annual basis any transactions involving Capital One and any of its directors, executive officers or their immediate family members and, as appropriate, to consider potential conflicts of interest or the appearance of potential conflicts of interest, as well as issues relating to director independence. The Governance and Nominating Committee performs this review each year based on the information provided by each director and executive officer on an annual questionnaire and through a review of Capital One’s internal systems for payments or other transactions that could indicate the presence of a related person transaction. In developing its assessment and recommendation regarding related person transactions to the Board of Directors, the Governance and Nominating Committee relies upon criteria set forth in the Code of Conduct to evaluate activities or relationships that may create a conflict of interest, including potential related person transactions. In addition to specific prohibitions, these criteria include the extent to which the proposed relationship would be legal, authorized and permitted (or prohibited) by Capital One policies, as well as the potential perspective of third parties regarding such relationships.

From time to time in the ordinary course of its business, Capital One issues loans to directors, executive officers and/or nominees for director, or to a director’s, executive officer’s or director nominee’s immediate family member, including persons sharing the household of such director, executive officer or director nominee (other than a tenant or employee). Such loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company and do not involve more than the normal risk of collectability or present other unfavorable features.

Internal written procedures require that any potential conflict of interest, including related person transactions involving any of Capital One’s directors or executive officers, be reviewed by the General Counsel (in the case of a director) and by either the General Counsel or Chief Human Resources Officer (in the case of an executive officer). If the reviewer believes that such relationship could create a conflict of interest or require disclosure as a related person transaction, a second review is conducted by the disinterested members of the Governance and Nominating Committee and, ultimately, by the disinterested members of the Board of Directors (in the case of a director), or by the Chief Executive Officer (in the case of an executive officer).

Capital One has had no reportable related person transactions since the beginning of 2011.

Committees of the Board of Directors

In order to assist it in fulfilling its functions, the Board of Directors conducts business through four Committees: the Audit and Risk Committee, the Compensation Committee, the Governance and Nominating Committee and the Finance and Trust Oversight Committee. Pursuant to Capital One’s Corporate Governance Principles and applicable law, the Audit and Risk, Compensation, and Governance and Nominating Committees are comprised solely of independent directors. Currently, the Finance and Trust Oversight Committee is also comprised solely of independent directors. The Chair of each Committee determines the frequency, length and agenda of meetings for his or her Committee in accordance with such Committee’s charter, in consultation with other members of the Committee and with appropriate members of management, and establishes an annual calendar of topics for consideration by the Committee. The Chair of each Committee may also seek comments on key issues from other directors who are not part of the Committee and reports Committee activities to the full Board of Directors. In January 2012, each Committee and the Board of Directors approved the respective Committee’s amended and restated charter. Copies of the charter of each Committee are available free of charge on the Corporate Governance page of Capital One’s Internet site at www.capitalone.com under “Investors.” Below is a description of each Committee.

Audit and Risk Committee

Description

The Audit and Risk Committee is generally responsible for overseeing Capital One’s accounting, financial reporting, internal controls and risk assessment and management processes.

Key Responsibilities

  Monitor the integrity of Capital One’s financial statements and internal controls;
  Monitor Capital One’s compliance with legal and regulatory requirements;
  Review the qualifications, independence and performance of Capital One’s independent auditor;
  Appoint, compensate, retain and oversee Capital One’s independent auditor;
  Assess the performance of Capital One’s Chief Internal Auditor and Chief Credit Review Officer; and
  Monitor the processes by which management assesses and manages risk.

The Committee may delegate authority for certain responsibilities to subcommittees or members of management as the Committee deems appropriate and as permitted by law.

Financial Expert

Although other members of the Audit and Risk Committee may qualify as “audit committee financial experts” under the Sarbanes-Oxley Act of 2002 and the rules of the SEC and the NYSE promulgated thereunder, the Board of Directors has designated Mr. Dietz and Mr. Warner as its “audit committee financial experts.”

Service

No member of the Audit and Risk Committee simultaneously serves on the audit committees of more than three public companies, including that of Capital One, except for Mr. Gross. The Board of Directors has determined, in accordance with NYSE rules, that Mr. Gross’ simultaneous service does not impair his ability to effectively serve on Capital One’s Audit and Risk Committee.

2011 Meetings

During 2011, the Audit and Risk Committee met twelve times.

Governance and Nominating Committee

Description

The Governance and Nominating Committee assists the Board of Directors with respect to a variety of corporate governance matters and practices.

Key Responsibilities

  Advise the Board of Directors on its organization, membership and function;
  Identify and recommend director nominees and the structure and membership of each Committee of the Board;
  Advise and recommend action on corporate governance matters applicable to Capital One;
  Advise the Board of Directors on the frequency of the Company’s advisory vote on executive compensation; and
  Oversee the Board’s and the Chief Executive Officer’s annual evaluation processes and provide that the directors engage in periodic discussions to plan for the Chief Executive Officer’s succession, as described in more detail in Capital One’s Corporate Governance Principles.

The Committee may delegate authority for certain responsibilities to subcommittees or members of management as the Committee deems appropriate and as permitted by law.

2011 Meetings

During 2011, the Governance and Nominating Committee met four times.

Compensation Committee

Description

The Compensation Committee assists the Board of Directors by reviewing and recommending officer titles and roles to the Board; overseeing and recommending benefit plans for Capital One associates to the Board; recommending compensation and benefit plans for the Chief Executive Officer, senior management and the directors to the independent directors or the full Board; reviewing and approving the Committee’s report, and reviewing and recommending Capital One’s Compensation Discussion and Analysis disclosure for inclusion in this proxy statement; and carrying out such other responsibilities and activities as may be required by law or regulation.

Key Responsibilities

  Recommend to the Board officers for election or re-election or the manner in which such officers will be chosen;
  Evaluate and recommend to the independent directors the Chief Executive Officer’s compensation in light of the independent directors’ assessment of his performance and anticipated contributions with respect to Capital One’s strategy and objectives;
  Recommend the salary levels, incentive awards, perquisites and termination arrangements for executive officers, other than the Chief Executive Officer, to the independent directors and the hiring or promotion of such executive officers to the Board;

  Review the Company’s goals and objectives relevant to compensation, oversee the Company’s policies and programs relating to compensation and benefits available to senior management to ensure that they align with such goals and objectives, and review relevant market data in establishing compensation and benefits programs;
  Oversee incentive compensation programs for senior management and others who can expose the Company to material risk to ensure programs are designed and operated in a manner that achieves balance and is consistent with safety and soundness;
  Review data and analyses to allow an assessment of whether the design and operation of incentive compensation programs are consistent with the Company’s safety and soundness as provided under applicable regulatory guidance;
  Oversee other compensation and benefit programs and recommend benefit plans to the Board for approval;
  Administer Capital One’s 2004 Stock Incentive Plan, 2002 Associate Stock Purchase Plan and other employee benefit plans;
  Recommend director compensation to the Board;
  Carry out such other responsibilities and activities as may be required by law or regulation; and
  Recommend the inclusion of the Compensation Discussion and Analysis in our annual Proxy Statement or our Annual Report on Form 10-K.

The independent directors of the Board may meet concurrently with the Compensation Committee, as appropriate, to review and approve compensation for the Chief Executive Officer and other executive officers.

The Committee may also delegate authority for certain responsibilities to subcommittees or members of management as the Committee deems appropriate and as permitted by law and applicable plan documents.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between any member of Capital One’s Board of Directors or Compensation Committee and any member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. No member of the Compensation Committee is or was formerly an officer or an employee of Capital One.

Compensation Committee Consultant

The Compensation Committee has the authority to retain and terminate legal counsel and other consultants and to approve such consultants’ fees and other retention terms. The Committee has retained the services of Frederic W. Cook & Co., Inc., an independent executive compensation consulting firm (the “Consultant”). The Consultant reports to the Chair of the Committee, and its engagement may be terminated by the Committee at any time.

The Committee determines the scope and nature of the Consultant’s assignments. In 2011, the Consultant:

  Provided to the Committee independent competitive market data and advice related to the Chief Executive Officer, the other executive officers and director compensation, including the development of a group of comparator companies for purposes of competitive benchmarking;
  Reviewed for the Committee management-provided market data and recommendations on the design of compensation programs for senior executives other than the Chief Executive Officer;
  Reviewed for the Committee Capital One’s executive compensation levels, performance and the design of incentive programs;
  Reviewed the compensation program for Capital One’s directors and provided competitive compensation data and director compensation program recommendations to the Committee for review; and
  Provided information to the Committee on executive and director compensation trends and analyses of the implications of such trends for Capital One.

The Consultant generally attends Committee meetings and executive sessions upon the Chair of the Committee’s request, including meetings held jointly with the independent directors to review or approve the compensation for the Chief Executive Officer, the other executive officers and the directors’ compensation, to provide an independent perspective regarding such compensation practices.

The services provided by the Consultant are limited in scope as described above. The Consultant does not provide any services to the Company or its management other than the services provided to the Compensation Committee as described above.

2011 Meetings

During 2011, the Compensation Committee met six times.

Finance and Trust Oversight Committee

Description

The Finance and Trust Oversight Committee assists the Board of Directors in overseeing Capital One’s management of liquidity, capital and financial (or market) risks, as well as the trust activities of Capital One, National Association, a subsidiary of Capital One.

Key Responsibilities

  Monitor Capital One’s significant capital and funding transactions;
  Monitor liquidity and financial (or market) risks, as well as Capital One’s fiduciary activities and exposures;
  Oversee Capital One’s debt funding and capital programs;
  Oversee management and monitor execution of Capital One’s wholesale and retail funding plans;
  Recommend the payment of dividends on Capital One’s common stock to the Board of Directors; and
  Exercise general oversight of the trust activities of Capital One, National Association.

The Committee may delegate authority for certain responsibilities to subcommittees or members of management as the Committee deems appropriate and as permitted by law.

2011 Meetings

During 2011, the Finance and Trust Oversight Committee met five times.

Committee Membership

The table below provides a summary of the Board’s current Committee structure, membership and related information.

	Chair	Member	Audit Committee Financial Expert
	Audit and Risk Committee	Compensation Committee	Finance and Trust Oversight Committee	Governance and Nominating Committee

E.R. Campbell

W. Ronald Dietz

Patrick W. Gross

Ann Fritz Hackett

Lewis Hay, III

Pierre E. Leroy

Peter E. Raskind

Mayo A. Shattuck III

Bradford H. Warner

How to Contact the Board of Directors and the Lead Director

Interested parties may make their concerns known to the Board of Directors or independent directors as a group by contacting the Lead Director, care of the Corporate Secretary, at the address below:

Lead Director
Board of Directors
c/o Corporate Secretary’s Office
Capital One Financial Corporation
1680 Capital One Drive
McLean, Virginia 22102

Communications may also be sent to individual directors at the same address.

The Corporate Secretary reviews all communications sent to the Board of Directors, Committees or individual directors and forwards all substantive communications to the appropriate parties. Communications to the Board of Directors, the independent directors or any individual director that relate to Capital One’s accounting, internal accounting controls or auditing matters are referred to the Chair of the Audit and Risk Committee and Capital One’s Chief Internal Auditor. Other communications are referred to the Lead Director, the Chair of the appropriate Committee and/or the specified director, as applicable.

Director Nomination Process

The Governance and Nominating Committee considers and makes recommendations to the Board of Directors concerning nominees to create or fill open positions within the Board. Stockholders may propose nominees for consideration by the Committee by submitting the names and other relevant information as required by Capital One’s Amended and Restated Bylaws (the “Bylaws”) to the Corporate Secretary, with a copy to the Chair of the Committee, at the address set forth on the Notice of Annual Stockholder Meeting. In connection with Capital One’s acquisition of ING Direct in exchange for cash and stock consideration, Capital One and ING Groep N.V. entered into a Shareholders Agreement that gave ING Groep the right to designate one nominee to serve on the Company’s Board of Directors until the earlier of February 17, 2013 (the one-year anniversary of the closing) or the day on which ING Bank N.V. shall have sold more than 33% of its shares of the Company’s common stock acquired in the transaction to third parties.

Director candidates, other than current directors, may be interviewed by the Chair of the Governance and Nominating Committee, other directors, the Chief Executive Officer and/or other members of senior management. The Committee considers the criteria described below, as well as the results of interviews and any background checks the Committee deems appropriate, in making its recommendation to the Board of Directors. The Committee also considers current directors for re-nomination in light of the criteria described below and their past and potential contributions to the Board of Directors.

Consideration of Director Nominees

All director candidates, including incumbent directors and those recommended by stockholders, are evaluated using the same criteria. These criteria are as follows:

  Candidates should possess a strong educational background, substantial tenure and breadth of experience in leadership capacities, and business and financial acumen;
  Candidates may also be selected for their background relevant to Capital One’s business strategy, their understanding of the intricacies of a public company, their international business background and their experience in risk management; and
  Other relevant criteria may include a reputation for high personal and professional ethics, integrity and honesty, good character and judgment, the ability to be an independent thinker and diversity along a variety of dimensions, including the candidate’s professional and personal experience, background, perspective and viewpoint.

The Governance and Nominating Committee and the Board of Directors believe that diversity along multiple dimensions, including opinions, skills, perspectives, personal and professional experiences and other differentiating characteristics, is an important element of its nomination recommendations. The Board of Directors considers each nominee in the context of the Board as a whole, with the objective of assembling a Board that can best maintain the success of Capital One’s business. Although the Board of Directors does not have a formal diversity policy, the Governance and Nominating Committee and the Board periodically review the Board’s membership in light of Capital One’s business model and strategic objectives, consider whether the directors possess the requisite skills, experience and perspectives to oversee the Company in achieving those goals, and may seek additional directors from time to time as a result of its considerations.

In 2011, Capital One contracted with a third-party director search firm, to identify, evaluate, and verify references for potential director candidates and with a third-party to perform various background verification services for director candidates, including those related to federal and state criminal background checks, employment and education verification, and credit reporting.

Information about our Directors and Executive Officers

Each of Capital One’s current executive officers, and each director who is nominated for election or who is continuing to serve his or her term after the Annual Meeting, are listed below with a brief description of their business experience.

Directors

All of our directors have demonstrated business acumen, the ability to exercise sound judgment and a commitment of service to Capital One and the Board of Directors. Our directors also bring to our Board of Directors a wealth of executive leadership experience derived from their service as executives and, in many cases, chief executive officers, of large corporations. We also believe that all of our directors have a reputation for integrity, honesty and adherence to high ethical standards. Set forth below is each director’s biographical information and a description of the nature of each director’s experience that the Board of Directors believes supports his or her continuing service as a director.

Richard D. Fairbank, 61
Chairman, Chief Executive Officer and President

Mr. Fairbank is founder, Chairman, Chief Executive Officer and President of Capital One Financial Corporation. Mr. Fairbank also serves as Chairman of Capital One Bank (USA), National Association, Capital One, National Association and ING Bank, fsb.

Mr. Fairbank has been a director of Capital One since July 26, 1994. Mr. Fairbank was appointed as the Fifth Federal Reserve District’s representative on the Federal Advisory Council, effective January 1, 2010. As a member of the Council, he confers periodically with the Board of Governors of the Federal Reserve System on business conditions and issues related to the banking industry. Mr. Fairbank also served on MasterCard International’s Global Board of Directors from February 2004 until May 2006 and, prior to that, as Chairman of MasterCard’s U.S. Region Board.

Mr. Fairbank’s experience in leading the business as founder and Chief Executive Officer of Capital One, his responsibilities for the strategic direction and management of Capital One’s day-to-day operations and his roles with the Federal Advisory Council and MasterCard International bring broad industry and specific institutional knowledge and experience to the Board of Directors.

Edward R. “Bo” Campbell, 71
Director

Mr. Campbell, a director of Capital One Financial Corporation since November 16, 2005, is not eligible to stand for re-election as a director at the Annual Meeting because of the age restriction in the Bylaws. He is also a director of Capital One, National Association and has served on the Finance and Trust Oversight Committee since November 2005 and on the Compensation Committee since April 2006.

He has been an active investor primarily in oil and gas, land and timber, and banking since 1970. He had an extensive banking career at Pioneer Bancshares, a Louisiana-based bank holding company, where he was President and Chief Executive Officer before becoming Chairman of the Board of Directors, and at Hibernia National Bank, headquartered in Louisiana, where he also served as Director and Chairman of the Board of Directors from 2003 until its acquisition by Capital One in 2005.

As the former Chief Executive Officer of a community bank in Louisiana and former Chairman of a national bank, Mr. Campbell brought valuable experience to the Board of Directors in overseeing, among other matters, Capital One’s banking business.

W. Ronald Dietz, 69
Director

Mr. Dietz is Vice Chairman of the Board of Directors of W.M. Putnam Company (“Putnam”), a nationwide provider of outsourced facilities management services to companies with networks of offices or retail stores. Mr. Dietz joined Putnam in January 2001 as President and a director and became President, Chief Executive Officer and director in 2004. In 2010, he retired as President and Chief Executive Officer. Previously, he was a Managing Partner of Customer Contact Solutions, LLC (“CCS”), an advisory firm offering services in a broad range of customer treatment and call center performance and risk management areas.

Mr. Dietz has been a director of Capital One Financial Corporation since February 28, 1995 and is also a director of Capital One Bank (USA), National Association, Capital One, National Association and ING Bank, fsb. He has been Chair of the Audit and Risk Committee since 1995 and has been a member of the Finance and Trust Oversight Committee since July 2003. He qualifies as an “audit committee financial expert” under SEC guidelines and has been designated as “audit committee financial expert” for Capital One since January 2003. Mr. Dietz is also a member of the NACD National Audit Chair Advisory Council as well as the PRMIA Blue Ribbon Advisory Panel. He has written several articles on various aspects of risk management.

Mr. Dietz’s experience in financial services, financial reporting, risk management, consulting, venture management, customer experience and call center performance, developed during his positions with Putnam and CCS as well as earlier roles with Citigroup and American Savings Bank, helps him bring valuable knowledge to the Board of Directors on these and other matters.

Patrick W. Gross, 67
Director

Mr. Gross is Chairman of The Lovell Group, a private business and technology advisory and investment firm he founded in 2002 to work with private venture-funded technology companies on a range of business, management and financial strategies. Prior to his role with Lovell, he was a founder, and served as a principal executive officer from 1970 to 2002, of American Management Systems, Inc. (“AMS”), an information technology, consulting, software development and systems integration firm.

He has been a director of Capital One Financial Corporation since February 28, 1995 and is also a director of Capital One, National Association and ING Bank, fsb. He has served on the Audit and Risk Committee since March 1995, the Compensation Committee since April 2005 and the Governance and Nominating Committee since April 2008.

Mr. Gross is currently a director of the following publicly-held companies: Career Education Corporation; Liquidity Services, Inc.; Rosetta Stone, Inc.; Taleo Corporation; and Waste Management, Inc. In addition to Capital One, he serves on four other public company audit committees. Mr. Gross also served on the boards of Mobius Management Systems, Inc. from 2002 through 2007 and of Computer Network Technology Corporation from 1997 through 2006.

Mr. Gross’s experience in applying information technology, advanced data analytics and risk management analytics within global financial services firms, as well as his roles in founding and leading AMS and with other public company boards, assists the Board of Directors in overseeing, among other matters, Capital One’s entrepreneurial innovations and information systems.

Ann Fritz Hackett, 58
Director

Ms. Hackett has been President of Horizon Consulting Group, LLC since she founded the company in 1996. Horizon Consulting Group provides strategic, organizational and human resources advice to clients worldwide. She has worked with boards of directors, chief executive officers and senior executives to identify strategic opportunities and execute solutions during periods of business and financial challenges. Prior to Horizon Consulting, Ms. Hackett was Vice President and Partner of a leading national strategy consulting firm where she served on the Management Committee and, among other assignments, led Human Resources and developed her expertise in managing cultural change, creating performance management processes and a performance-based culture, nurturing leadership talent and planning for executive succession.

Ms. Hackett has been a director of Capital One Financial Corporation since October 27, 2004, and is also a director of Capital One Bank (USA), National Association. She has served on the Audit and Risk and Governance and Nominating Committees since October 2004 and on the Compensation Committee since April 2005. Ms. Hackett became the Chair of the Governance and Nominating Committee and the Lead Director in April 2007. She is also a director of Fortune Brands Home & Security, Inc., an industry-leading home and security products company. She is also a director of Beam, Inc. (formerly Fortune Brands, Inc.), one of the world’s leading premium spirits companies. In 2012, Ms. Hackett joined the Tapestry Networks’ Lead Director Network, a select group of lead directors who collaborate on matters regarding board leadership.

Ms. Hackett has experience in leading change initiatives, talent management and succession planning and in creating performance management processes and performance-based compensation. She also has experience in corporate governance and risk matters as a result of her participation with public company boards of directors and related governance committees, non-profit boards and consulting engagements. This combination of skills assists the Board of Directors in its discussions on these and other matters.

Lewis Hay, III, 56
Director

Mr. Hay has been Chairman and Chief Executive Officer of NextEra Energy, Inc. (formerly FPL Group, Inc.), one of the nation’s leading electricity-related services companies and the largest renewable energy generator in North America, since January 2002. He joined NextEra Energy in 1999 as Vice President, Finance and Chief Financial Officer and became President of NextEra Energy Resources, LLC (formerly FPL Energy, LLC) in March 2000. He became a director and the President and Chief Executive Officer of NextEra Energy in June 2001. Prior to joining NextEra Energy, Mr. Hay was Executive Vice President and Chief Financial Officer of US Food Service where he was responsible for finance and accounting, treasury, credit, investor relations, mergers and acquisitions, and information systems.

Mr. Hay has been a director of Capital One Financial Corporation since October 31, 2003, and is also a director of Capital One Bank (USA), National Association. He has served on the Compensation Committee since April 2004, the Finance and Trust Oversight Committee, of which he has served as Chair, since April 2005, and the Governance and Nominating Committee since April 2007. He is also a director of Harris Corporation. In February 2011, Mr. Hay was appointed to President Obama’s President’s Council on Jobs and Competitiveness.

Mr. Hay has extensive knowledge of complex strategic, operational, management, regulatory, financial and governance issues faced by a large public company. His background in leading finance and accounting, treasury, credit, investor relations, mergers and acquisitions and information systems functions, as well as his understanding of enterprise risk management, executive compensation and public company governance, provides the Board of Directors with valuable insight on these and other matters.

Pierre E. Leroy, 63
Director

Mr. Leroy was appointed Executive Chairman of Vigilant Video, Inc., a leading provider of video analytics software and systems, on March 1, 2012. Mr. Leroy retired in 2005 from Deere & Company as President of both the Worldwide Construction & Forestry Division and the Global Parts Division. Deere & Company is a world leader in providing advanced products and services for agriculture, forestry, construction, lawn and turf care, landscaping and irrigation, and also provides financial services worldwide and manufactures and markets engines used in heavy equipment. During his professional career with Deere, Mr. Leroy served in a number of positions in Finance, including Treasurer, Vice-President and Treasurer, and Senior Vice-President and Chief Financial Officer.

Mr. Leroy has been a director of Capital One Financial Corporation since September 1, 2005, and is also a director of Capital One, National Association and ING Bank, fsb. He has also served on the Governance and Nominating Committee since April 2006.

Mr. Leroy has been a director of RSC Holdings, Inc. since May 2008. He has also served on the Boards of Directors of Beam, Inc. (formerly Fortune Brands, Inc,) from September 2003 to February 2012, ACCO Brands from August 2005 to April 2009 and Nuveen Investments, Inc. from March 2006 to April 2007.

Mr. Leroy’s experience in capital markets and asset-liability management, as well as leading and managing large complex international marketing, engineering and manufacturing organizations and serving on other public company boards, provides the Board of Directors with valuable insight on these and other matters.

Peter E. Raskind, 55
Director

Mr. Raskind is the owner of JMB Consulting, LLC, which he established in February 2009 to provide consulting services to financial services firms. In 2011, he served as Interim Chief Executive Officer of the Cleveland Metropolitan School District, and in 2010, he served as Interim President and Chief Executive Officer of the Cleveland-Cuyahoga County Port Authority. Until its merger with PNC Financial Services Group in December 2008, Mr. Raskind served as Chairman, President and Chief Executive Officer of National City Corporation, one of the largest banks in the United States, where he was appointed as a Director in January 2007 and Chief Executive Officer in July 2007. He also became Chairman of the Board in December 2007. Mr. Raskind joined National City in 2000 as the Manager of the Consumer Finance Division and served in a number of executive positions throughout his tenure. Prior to National City, Mr. Raskind had a 20-year career with U.S. Bancorp/First Bank System and Harris Bank, holding positions of successively greater responsibility in a broad range of disciplines, including cash management services, corporate finance, international banking, corporate trust, retail banking, operations and strategic planning.

Appointed to the Board on January 31, 2012, Mr. Raskind was first identified by a third-party search firm and was recommended as a director nominee by the Governance and Nominating Committee. He is a member of the Company’s Audit and Risk Committee.

In January 2012, Mr. Raskind was appointed a director of Omek Interactive, Inc., which provides tools and technology to enable manufacturers and software developers to add gesture-based interfaces to their products. He also served as a director of United Community Banks, Inc. from May 2011 to January 2012. Mr. Raskind previously served as a director of Visa USA and Visa International, served on the Board of Directors of the Consumer Bankers Association and was a member of the Financial Services Roundtable.

Mr. Raskind is experienced in corporate banking, retail banking, wealth management/trust, mortgage, operations, technology, strategy, asset/liability management, risk management and acquisition integration from his extensive career in banking. He provides the Board with valuable insight on these and other matters.

Mayo A. Shattuck III, 57
Director

Mr. Shattuck is Executive Chairman of the Board of Chicago-based Exelon Corporation, a Fortune 100 company and the nation’s largest competitive energy provider. Prior to joining Exelon, he was Chairman, President and Chief Executive Officer of Constellation Energy, a leading supplier of electricity to large commercial and industrial customers, a position he held from 2001 to 2012. He was previously at Deutsche Bank, where he served as Chairman of the Board of Deutsche Banc Alex. Brown and, during his tenure, served as Global Head of Investment Banking and Global Head of Private Banking.

Mr. Shattuck has been a director of Capital One Financial Corporation since October 31, 2003. He has served on the Compensation Committee since April 2004 and became its Chairman in April 2005. He has also served on the Finance and Trust Oversight Committee since December 2003. Mr. Shattuck is also a director of Gap, Inc. and chairs its Audit and Finance Committee.

Mr. Shattuck’s experience in corporate finance, capital markets, risk management and private banking, as well as his experience in leading a large, publicly-held company and serving on other public company boards, provides the Board of Directors with valuable insight on these and other matters.

Bradford H. Warner, 60
Director

Mr. Warner served in a variety of positions at BankBoston, FleetBoston and Bank of America from 1975 until his retirement in 2004. These positions included President of Premier and Small Business Banking, Executive Vice President of Personal Financial Services, and Vice Chairman of the Investment Services and Consumer Business Group.

Throughout his banking career, Mr. Warner served in leadership roles for many of the major business lines and functional disciplines that constitute commercial banking, including leadership of retail and branch banking, consumer lending (credit cards, mortgage and home equity), student lending and small business; various corporate banking functions, including community banking and capital markets businesses, such as underwriting, trading and sales of domestic and international fixed income securities, foreign exchange and derivatives; international banking businesses in northern Latin America and Mexico; and several investment related businesses, including private banking, asset management and brokerage. He also served on the senior most management policy and governance committees at BankBoston, FleetBoston and Bank of America.

Mr. Warner has been a director of Capital One Financial Corporation since April 24, 2008, and also serves as a director of Capital One, National Association and ING Bank, fsb. He has been a member of the Audit and Risk and Finance and Trust Oversight Committees since April 2008. He qualifies as an “audit committee financial expert” under SEC guidelines and was designated an “audit committee financial expert” for Capital One in 2012.

Mr. Warner’s experience in a broad range of commercial, consumer, investment and international banking leadership roles, as well as his experience in corporate banking functions, customer relationships and corporate culture change management, bring valuable insight to the Board of Directors in overseeing, among other matters, a broad range of matters critical to Capital One’s banking business.

Executive Officers

Robert M. Alexander, 47
Chief Information Officer

Mr. Alexander joined Capital One in April 1998. From April 1998 to May 2007, Mr. Alexander had responsibility at various times for a number of Capital One’s lending businesses, including the U.S. consumer credit card and installment loan businesses. Mr. Alexander became Chief Information Officer in May 2007, and in this role he is responsible for overseeing all technology activities for Capital One.

Jory A. Berson, 41
Chief Human Resources Officer

Mr. Berson joined Capital One in July 1992. From July 1992 to June 2009, Mr. Berson held a variety of roles at Capital One, including President, Financial Services and President, U.S. Card. In June 2009, Mr. Berson became Chief Human Resources Officer, and in this role Mr. Berson is responsible for overseeing Capital One’s Human Resources strategy, recruitment efforts, development programs and corporate real estate portfolio.

Lynn A. Carter, 55
former President, Banking

Ms. Carter joined Capital One in April 2007 as Chief Operating Officer for the Banking Segment and became President, Banking in August 2007. Ms. Carter has over 30 years of banking and community development expertise. She joined Capital One from Bank of America Corporation, where she served from April 2004 to April 2007 as president of Business Banking and as president of Bank of America California. Ms. Carter left her role as President, Banking and as director of Capital One, National Association at the close of business on December 31, 2011.

John G. Finneran, Jr., 62
General Counsel and Corporate Secretary

Mr. Finneran joined Capital One in September 1994. Since that time, he has served as General Counsel and Corporate Secretary and is responsible for managing Capital One’s legal, governmental affairs, corporate governance, regulatory relations and corporate affairs departments. He also manages Capital One’s internal audit department for administrative purposes.

Frank G. LaPrade, III, 45
Chief Enterprise Services Officer
Chief of Staff to the CEO

Mr. LaPrade joined Capital One in January 1996. Since that time he has served in various positions, including as Capital One’s Deputy General Counsel responsible for managing the company’s litigation, employment, intellectual property and transactional practice areas. In 2004, Mr. LaPrade became Chief of Staff to the Chief Executive Officer. In 2010, Mr. LaPrade added responsibilities as Chief Enterprise Services Officer. In that capacity, Mr. LaPrade manages Information Technology, Brand Marketing, Corporate Development and Digital Banking for the company.

Gary L. Perlin, 60
Chief Financial Officer

Mr. Perlin joined Capital One in July 2003, and since that time he has served as Capital One’s Chief Financial Officer. Mr. Perlin is responsible for Capital One’s corporate finance, corporate accounting and reporting, planning and financial risk management, treasury and investor relations functions. Mr. Perlin also serves as a director of Capital One, National Association, Capital One Bank (USA), National Association and ING Bank, fsb.

Peter A. Schnall, 48
Chief Risk Officer

Mr. Schnall joined Capital One in August 1996. From August 1996 to October 2002, Mr. Schnall served in a variety of roles at Capital One. From October 2002 until June 2006, he served as Chief Credit Officer. Mr. Schnall has been Chief Risk Officer since June 2006, and in this role he is responsible for overseeing Capital One’s credit, compliance, operational and enterprise risk management functions.

Ryan M. Schneider, 42
President, Card

Mr. Schneider joined Capital One in December 2001. From December 2001 to December 2007, Mr. Schneider held a variety of positions within Capital One including Executive Vice President, Auto Finance and Executive Vice President, US Card. Mr. Schneider became President, Card in December 2007, and in this role he is responsible for all of Capital One’s consumer and small business credit card lines of business, including those in the United States, the United Kingdom and Canada. Mr. Schneider also serves as a director of Capital One Bank (USA), National Association.

Michael C. Slocum, 58
President, Commercial Banking

Mr. Slocum joined Capital One in August 2007. From August 2007 to September 2011, Mr. Slocum was Executive Vice President of Capital One’s Banking Business, leading the company’s Commercial Banking business including asset-based lending, leasing and private banking. Mr. Slocum became President, Commercial Banking in September 2011 and in this role he is responsible for leading multiple broad lines of business, including Commercial Real Estate, Middle Market Banking, Commercial & Specialty Finance and Treasury Services. Before joining Capital One, Mr. Slocum served in various leadership roles at Wachovia Bank (now Wells Fargo), a provider of consumer and commercial financial services, including as the Regional Chief Executive Officer for Northeastern US.

Jonathan W. Witter, 42
President, Retail and Direct Banking

Mr. Witter joined Capital One in December 2010 as an Executive Vice President in Retail Banking. In September 2011, Mr. Witter became President, Retail and Small Business Banking and in this role, he provides strategic direction for the Retail and Small Business Banking organization and is responsible for more than 13,000 associates, nearly 1,000 branch locations and 2,200 ATMs in New York, New Jersey, Connecticut, Delaware, Virginia, Washington, D.C., Maryland, Louisiana and Texas. In February 2012, Mr. Witter became President, Retail and Direct Banking and a director of ING Bank, fsb. Prior to joining Capital One, Mr. Witter held various positions, including executive vice president and head of general Bank Distribution at Wachovia, managing director and president of Morgan Stanley Private Bank NA, a global financial services firm, and Chief Operating Officer of Morgan Stanley’s Retail Banking Group.

Sanjiv Yajnik, 55
President, Financial Services

Mr. Yajnik joined Capital One in July 1998. From July 1998 to June 2009, Mr. Yajnik held a number of positions within Capital One’s European credit card business, Canadian credit card business and small business services organization. Mr. Yajnik became President, Financial Services in June 2009, and in this role he is responsible for overseeing Capital One’s auto finance, mortgage businesses and consumer lines and loans. Mr. Yajnik also serves as a director of Capital One, National Association. Prior to joining Capital One, Mr. Yajnik held a broad range of positions, including General Manager at Circuit City Stores (USA), Market Manager at PepsiCo (Canada), and Chief Engineer at Mobil Oil (International).

SECTION III – SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners

Based on Schedule 13D and 13G filings submitted to the SEC, Capital One is aware of the following beneficial owners of more than 5% of Capital One’s outstanding common stock.

Name and Address	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)
ING Groep N.V. (3)
Bijlmerplein 888	54,753,377	9.9%
1102 MG Amsterdam
The Netherlands

Dodge & Cox (4)
555 California Street, 40th Floor	52,049,563	9.4%
San Francisco, CA 94104

(1)	Beneficial ownership is determined under SEC Rule 13d-3(d)(1). The information contained in this table is based on Schedule 13D and 13G reports filed with the SEC, and the amount and nature of beneficial ownership indicated are current only as of the dates of filing with the SEC, as indicated below.

(2)	Percentages calculated based on 555,374,853 shares of Capital One’s common stock outstanding as of February 29, 2012, which includes the issuance of 40,000,000 shares on February 16, 2012, in connection with the settlement of the forward sale agreements that we entered into with certain counterparties acting as forward purchasers in connection with a public offering of shares of our common stock in July 2011 and the issuance of 54,028,086 shares to ING Bank N.V. on February 17, 2012, as consideration for our purchase of the ING Direct business.

(3)	On a Schedule 13D filed on February 27, 2012, ING Groep N.V. reported beneficial ownership as of February 17, 2012, of 54,753,377 shares of Capital One’s common stock, which beneficial ownership in the aggregate represented 9.9% of Capital One’s outstanding common stock as of February 17, 2012. According to its Schedule 13D, ING Groep has sole voting power with respect to no shares, shared voting power with respect to 54,753,377 shares and sole dispositive power with respect to no shares and shared dispositive power with respect to 54,753,377. Indirect subsidiaries of ING Groep hold 725,291 shares in their role as a discretionary manager of client portfolios. Certain of these shares may be managed by third-party sub-managers over which ING Groep and its subsidiaries do not have the ability to either direct the vote or the disposition of such shares. ING Groep disclaims beneficial ownership of such shares.

(4)	On a Schedule 13G (Amendment No. 8) filed on February 10, 2012, Dodge & Cox reported beneficial ownership as of December 31, 2011, of 52,049,563 shares of Capital One’s common stock, which beneficial ownership in the aggregate represented 11.3% of Capital One’s outstanding common stock as of December 31, 2011. According to its Schedule 13G, Dodge & Cox has sole voting power with respect to 49,181,366 shares, shared voting power with respect to no shares, sole dispositive power with respect to 52,049,563 shares and shared dispositive power with respect to no shares. The securities reported on the Schedule 13G are beneficially owned by clients of Dodge & Cox, which clients may include investment companies registered under the Investment Company Act of 1940 and other managed accounts, and which clients have the right to receive or the power to direct the receipt of dividends from, and the proceeds from the sale of, the common stock of Capital One. The Dodge & Cox Stock Fund, an investment company registered under the Investment Company Act of 1940, has an interest in 30,180,911 shares, or 6.6%, of the class of securities reported in the Schedule 13G. Dodge & Cox certified in its Schedule 13G that the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of Capital One and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

Security Ownership of Directors and Named Executive Officers

The following table lists the beneficial ownership of Capital One’s common stock as of January 31, 2012, by our directors, the named executive officers in this proxy statement and all directors and executive officers as a group.

	Number of Shares or Units
Name	Common Stock (1)	Unvested Restricted Stock	Stock That May Be Acquired Within 60 days (2)	Total Amount and Nature of Beneficial Ownership (3)	Percent of Class (4)
Richard D. Fairbank	2,325,095	0	4,967,714 (5)	7,292,809	1.57%
Gary L. Perlin	78,982	71,257	796,096	946,335	*
Lynn A. Carter	92,019	46,026	400,656	538,701	*
Peter A. Schnall	144,215	51,696	441,091	637,002	*
Ryan M. Schneider	96,716	57,064	279,758	433,538	*
E. R. Campbell	631,526	0	53,936	685,462 (6)	*
W. Ronald Dietz	5,251	0	72,614 (7)	77,865	*
Patrick W. Gross	7,539	0	137,758 (8)	145,297	*
Ann Fritz Hackett	15,650	0	60,665 (9)	76,315	*
Lewis Hay, III	2,728	0	86,860	89,588 (10)	*
Pierre E. Leroy	4,900	0	74,391 (11)	79,291	*
Peter E. Raskind	0	0	3,956 (12)	3,956	*
Mayo A. Shattuck III	1,589	0	84,237 (13)	85,826	*
Bradford H. Warner	14,640	0	53,752	68,392 (14)	*
All directors and executive officers as a group (21 persons)	3,943,918	484,956	9,192,886	13,621,760 (15)	2.91%

*	Less than 1% of the outstanding shares of common stock.

(1)	The inclusion of any shares of common stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

(2)	In accordance with the rules of the SEC, each stockholder is deemed to beneficially own any shares subject to stock options that are exercisable on or within 60 days after January 31, 2012.

(3)	To Capital One’s knowledge, all executive officers and directors beneficially own the shares shown next to their names either in their sole names or jointly with their spouses, unless indicated otherwise. The column “Total Amount and Nature of Beneficial Ownership” includes: (i) shares of common stock; (ii) shares of unvested restricted stock; (iii) shares of common stock subject to stock options and shares of restricted stock and restricted stock units granted under Capital One’s 1994 Stock Incentive Plan (the “1994 Stock Incentive Plan”), Capital One’s 1999 Stock Incentive Plan (the “1999 Stock Incentive Plan”), Capital One’s 1995 Non- Employee Directors Stock Incentive Plan (the “1995 Directors Plan”), Capital One’s 1999 Non-Employee Directors Stock Incentive Plan (the “1999 Directors Plan”) and Capital One’s 2004 Stock Incentive Plan (the “2004 Stock Incentive Plan”), each as amended or restated from time to time, that are or will become exercisable or that are or will be vested within 60 days of January 31, 2012; and (iv) shares of common stock held by the executive officers under Capital One’s 1994 Associate Stock Purchase Plan or 2002 Associate Stock Purchase Plan (the “Stock Purchase Plans”), each as amended or restated from time to time. Shares of unvested restricted stock have voting rights but are not transferable until the end of the period of restriction.

(4)	All percentage calculations are based on the number of shares of common stock issued and outstanding on January 31, 2012, which was 459,408,409. In addition, for the purpose of calculating each director’s or officer’s percentage of shares outstanding, any shares of common stock subject to outstanding stock options held by such person that are exercisable on or within 60 days after January 31, 2012, are deemed to be outstanding shares of common stock.

(5)	Includes 241,680 restricted stock units for which delivery of the shares of common stock underlying the restricted stock units is deferred until Mr. Fairbank’s employment with the Company ends.

(6)	Includes 181,486 shares owned by Campbell Capital, LLC, 181,486 shares owned by Campbell Capital II, LLC, 238,533 shares owned by Campbell Holdings, LP and 7,864 shares owned by the E.R. Campbell Family Foundation for which Mr. Campbell holds voting and investment power. Also includes 25,829 restricted stock units for which delivery of the shares of common stock underlying the restricted stock units is deferred until Mr. Campbell’s service with the Board of Directors ends. Does not include 268,179 shares held in a Grantor Retained Annuity Trust, of which Mr. Campbell is not a trustee, for which Mr. Campbell disclaims beneficial ownership.

(7)	Includes 27,409 restricted stock units for which delivery of the shares of common stock underlying the restricted stock units is deferred until Mr. Dietz’s service with the Board of Directors ends.

(8)	Includes 27,409 restricted stock units for which delivery of the shares of common stock underlying the restricted stock units is deferred until Mr. Gross’s service with the Board of Directors ends.

(9)	Includes 27,409 restricted stock units for which delivery of the shares of common stock underlying the restricted stock units is deferred until Ms. Hackett’s service with the Board of Directors ends. Does not include 5,006 shares held by Ms. Hackett’s spouse for which Ms. Hackett disclaims beneficial ownership.

(10)	Includes 1,806 shares held by the Hay Family Limited Partnership, for which Mr. Hay holds voting and investment power. Also includes 27,409 restricted stock units for which delivery of the shares of common stock underlying the restricted stock units is deferred until Mr. Hay’s service with the Board of Directors ends.

(11)	Includes 26,409 restricted stock units for which delivery of the shares of common stock underlying the restricted stock units is deferred until Mr. Leroy’s service with the Board of Directors ends.

(12)	Includes 1,240 restricted stock units for which delivery of the shares of common stock underlying the restricted stock units is deferred until Mr. Raskind’s service with the Board of Directors ends.

(13)	Includes 27,409 restricted stock units for which delivery of the shares of common stock underlying the restricted stock units is deferred until Mr. Shattuck’s service with the Board of Directors ends.

(14)	Includes 140 shares held by Mr. Warner’s spouse. Also includes 20,633 restricted stock units for which delivery of the shares of common stock underlying the restricted stock units is deferred until Mr. Warner’s service with the Board of Directors ends.

(15)	Includes 1,629,056 shares issuable upon the exercise of options and 258,913 shares of common stock subject to trading restrictions for all other executive officers as a group. Does not include the shares set forth in footnotes (6) and (9) above for which the directors disclaim beneficial ownership and 102 shares held by other executive officers and for which such executive officers disclaim beneficial ownership.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that Capital One’s executive officers and directors, and persons that beneficially own more than 10% of Capital One’s common stock file certain reports of beneficial ownership of the common stock and changes in such ownership with the SEC and provide copies of these reports to Capital One. As a matter of practice, members of our staff assist our executive officers and directors in preparing initial ownership reports and reporting ownership changes and typically file these reports on their behalf. Based solely on our review of the copies of such forms in our possession and written representations furnished to us, we believe that in 2011 each of the reporting persons complied with these filing requirements.

SECTION IV – DIRECTOR COMPENSATION

Director Compensation Objectives

The Board of Directors approves the compensation for non-management directors, based on recommendations made by the Compensation Committee. The Board of Directors has designed the director compensation program to achieve four primary objectives:

  Attract and retain talented directors with the skills and capabilities to perpetuate Capital One’s success;
  Fairly compensate directors for the work required in a company of Capital One’s size and scope;
  Recognize the individual roles and responsibilities of the directors; and
  Align directors’ interests with the long-term interests of Capital One stockholders.

Management directors do not receive compensation for their service on the Board of Directors. In 2011, Mr. Fairbank was Capital One’s only management director.

Director Compensation Procedures

The Compensation Committee reviews the compensation program for Capital One’s non-management directors on an annual basis. Frederic W. Cook & Co., Inc. (the “Consultant”), provides competitive compensation data and program recommendations to the Compensation Committee for review. Please see the discussion under “Compensation Committee – Compensation Committee Consultant” in the “Governance of Capital One” section on page 12 for further information on the role and responsibilities of the Consultant. The competitive compensation data includes the compensation (cash, equity and other benefits) of non-management directors within Capital One’s peer comparator group. Please see the discussion under “Market Data” in the “Compensation Discussion and Analysis” section on page 45 for further information on the selection of the peer comparator group. The Compensation Committee considers this information, as well as the Consultant’s recommendations, and finalizes a proposed compensation structure. The proposed structure is then reviewed and approved by the full Board of Directors, typically in April or May of each year.

Based on their review of competitive market data and guidance from the Consultant in the second quarter of 2011, the Compensation Committee determined that the director compensation program described below meets the objectives listed above.

Director Compensation Structure

Each non-management director serving on the Board of Directors on May 11, 2011, received an annual cash retainer of $70,000 as well as cash retainers for committee and leadership service detailed in the notes to the table below. Each director also received an annual award of restricted stock units of Capital One common stock (“RSUs”), valued at $170,014, granted on May 11, 2011. Lastly, the Lead Director received a cash retainer of $25,000. Ms. Hackett was the Lead Director in 2011.

Each director was offered the opportunity to elect to forego his or her cash retainer in exchange for a one-time grant of non-qualified stock options, granted on May 11, 2011. Messrs. Campbell, Gross, Hay, Shattuck, and Warner each elected to forego their cash compensation in favor of such stock options.

Other Benefits

Under the Capital One Financial Corporation Non-Employee Directors Deferred Compensation Plan, non-management directors may voluntarily defer all or a portion of their cash compensation and receive deferred income benefits. Participants in the plan have the option to direct their individual deferrals among thirteen different investments available through the plan. Directors that elected a deferral will begin to receive their deferred income benefits in cash when they cease serving as directors, or earlier if authorized by the Compensation Committee. Upon a change of control, Capital One will pay to each director within thirty days of the change of control a lump sum cash payment equal to such director’s account balance as of the date of the change of control. In 2011, no directors elected to defer any cash compensation under this plan.

Capital One offered directors the opportunity to direct a contribution of up to $10,000 annually from Capital One to a charitable organization of their choice. All directors elected to make charitable contributions in 2011.

Directors also receive reimbursements for certain board-related expenses including, among other things, external educational seminars and travel-related costs incurred to attend Board meetings. Such reimbursements are not included as compensation for the directors in the table below.

In 2011, directors did not receive any additional compensation beyond what is described above and disclosed in the table below.

Stock Ownership Requirements

Capital One requires non-management directors to retain all shares underlying restricted stock units granted to them by Capital One until their service with the Board of Directors ends, pursuant to the terms of their respective grant agreements. The Board of Directors may grant an exception for any case where this requirement would impose a financial hardship on a director. No directors have been granted an exception to this requirement for any outstanding awards of restricted stock units.

Compensation of Directors

Directors of Capital One received the following compensation for 2011:

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (4)	Total
E. R. Campbell	$90,006	$170,014	—	—	$10,000	$270,020
W. Ronald Dietz	$120,000	$170,014	—	—	$10,000	$300,014
Richard D. Fairbank*	—	—	—	—	—	—
Patrick W. Gross	$120,013	$170,014	—	—	$10,000	$300,027
Ann Fritz Hackett	$155,000	$170,014	—	—	$10,000	$335,014
Lewis Hay, III	$110,006	$170,014	—	—	$10,000	$290,020
Pierre E. Leroy	$120,000	$170,014	—	—	$10,000	$300,014
Mayo A. Shattuck III	$100,013	$170,014	—	—	$10,000	$280,027
Bradford H. Warner	$110,006	$170,014	—	—	$10,000	$290,020

*	In 2011, Mr. Fairbank was Capital One’s only management director.

(1)	Each non-management director was eligible to receive an annual cash retainer of $70,000. Compensation for committee service includes retainers for service as chairperson or as a member of a committee as described under the heading “Committee Membership” in the “Governance of Capital One” section of this proxy statement. In 2011, retainers were as follows:
  Lead Director Retainer: $25,000
  Chair of the Audit and Risk Committee: $40,000

  Chair of the Compensation Committee, Governance and Nominating Committee or Finance and Trust Oversight Committee: $20,000
  Member of the Audit and Risk Committee (other than the chair): $30,000
  Member of the Compensation Committee, Governance and Nominating Committee or Finance and Trust Oversight Committee (other than the chair): $10,000
(2)	Non-management directors serving on May 11, 2011, received a grant of 3,206 RSUs with a grant date fair value of $170,014 under the 2004 Stock Incentive Plan. The RSUs were valued at $53.03 per share, which was the fair market value of a share of Capital One common stock on the date of grant, and vest one year from the date of grant. Delivery of the underlying shares is deferred until the director’s service with the Board of Directors ends. The following table shows the number of RSUs outstanding for each director as of December 31, 2011:

Director Name	Number of Outstanding Restricted Stock Units
E. R. Campbell	25,829
W. Ronald Dietz	27,409
Patrick W. Gross	27,409
Ann Fritz Hackett	27,409
Lewis Hay, III	27,409
Pierre E. Leroy	26,409
Mayo A. Shattuck III	27,409
Bradford H. Warner	20,633

(3)	Certain non-management directors serving on May 11, 2011, elected to forego his or her cash retainer in exchange for a grant of nonqualified stock options under the 2004 Stock Incentive Plan with an equivalent Black-Scholes value. These options have an exercise price of $53.03.

The Black-Scholes value for the stock option awards granted on May 11, 2011, was determined using the following assumptions:

Volatility	Risk-Free Interest Rate	Dividend Yield	Expected Term
34%	1.87%	2.34%	5 years

The compensation amounts reflected in the table above do not include a reduction for risk of forfeiture.

The stock options vest on the first anniversary of the date of grant or, if earlier, upon a change of control of Capital One or the director’s termination of service (other than removal for cause). The options expire ten years from the date of grant. Upon termination from Board service (other than by removal for cause), a director will have the remainder of the full option term to exercise the vested stock options.

The following table sets forth the number of stock options awarded in 2011, the date of grant and the grant date fair value of those awards, and the total number of stock options outstanding for each director as of December 31, 2011. The grant date fair values of the stock options awarded in 2011 are not included in the “Option Awards” column of the above table because the foregone cash amounts are included in the “Fees Earned or Paid in Cash” column.

Director	Number of Stock Options	Date of Grant	Grant Date Fair Value	Total Number of Outstanding Stock Options
E. R. Campbell	6,638	5/11/2011	$90,006	28,107
W. Ronald Dietz	—	—	—	75,705
Patrick W. Gross	8,851	5/11/2011	$120,013	171,349
Ann Fritz Hackett	—	—	—	33,256
Lewis Hay, III	8,113	5/11/2011	$110,006	59,451
Pierre E. Leroy	—	—	—	47,982
Mayo A. Shattuck III	7,376	5/11/2011	$100,013	56,828
Bradford H. Warner	8,113	5/11/2011	$110,006	33,119

(4)	In 2011, each non-management director elected to direct a contribution from Capital One of $10,000 to a charitable organization of his or her choice.

SECTION V – COMPENSATION DISCUSSION AND ANALYSIS

Introduction

Capital One’s executive compensation program is designed to attract, retain and motivate leaders who have the ability to foster strong business results and promote the long-term success of the Company. The Compensation Committee of the Board of Directors (the “Committee”) is responsible for, among other matters, developing, monitoring and managing the compensation of all of our executive officers, including the named executive officers. Final decisions regarding the compensation of our executive officers, including our Chief Executive Officer (“CEO”), are made by our independent directors. This Compensation Discussion and Analysis will review the compensation of the CEO, Richard D. Fairbank, and the following executive officers:

  Gary L. Perlin, Chief Financial Officer
  Lynn A. Carter, President, Banking
  Peter A. Schnall, Chief Risk Officer
  Ryan M. Schneider, President, Card

As used throughout this proxy statement, the “NEOs” means the four executive officers listed above, and references to “named executive officers” refer to the CEO and the NEOs, collectively.

In 2011, Capital One delivered strong financial results and solid growth despite prolonged economic uncertainty. After weathering the Great Recession, the sweeping legislative financial reform of the CARD Act and the Dodd-Frank Act and the balance sheet consolidation of FAS 166/167, Capital One emerged as one of the few financial institutions able to capitalize on the market disruption caused by those forces and announce the acquisitions of both ING Direct and the U.S. credit card business of HSBC. The Committee believes that the actions taken by the CEO and the NEOs throughout 2011 contributed greatly to the Company’s results and helped position the Company to take advantage of emerging opportunities and to deliver stockholder value over the long-term. These accomplishments included:

  Delivering $3.1 billion in net income for 2011, or $6.80 per common share (fully diluted), compared to net income for 2010 of $2.7 billion, or $6.01 per common share (fully diluted), an increase in net income of 14.7% year over year;
  Announcing two strategically and financially compelling deals with the acquisition of ING Direct and the pending acquisition of the U.S. credit card business of HSBC;
  Maintaining a Tier 1 common ratio of 9.7% at the end of 2011, up from 8.8% at the end of 2010;
  Ranking second among our peer comparator group in return on tangible equity for 2011;
  Ranking third among our peer comparator group in both one-year and three-year total stockholder return and strongly outperforming the broader KBW Bank Sector index, which was down 24.6% for 2011;
  Improving credit losses to $3.8 billion, or 2.94%, for 2011, down from $6.7 billion, or 5.18%, in 2010;
  Maintaining a strong and flexible balance sheet and strategically positioning it to support the acquisitions;
  Earning $2.3 billion in net income from the Company’s Domestic Card business and acquiring and integrating the credit card partnership with Kohl’s Department Stores;
  Once again delivering outstanding results and growth in the Auto Finance business, strengthening our position as a leading franchise in the industry;
  Driving loan growth and solid returns in our Commercial Banking business; and
  Assisting our customers and communities in this challenging economic environment by extending billions of dollars of new loans, commitments and renewals to our banking customers and investing substantial philanthropic, community development and volunteer resources to improve our communities.

Important Aspects of Our Executive Compensation Programs

Capital One’s executive compensation programs are implemented primarily through a variety of equity-based compensation vehicles. Since 1997, the compensation structure for the CEO has consisted entirely of equity-based awards in lieu of any salary, bonus, retirement plan contributions or other traditional forms of compensation. In addition, we do not pay cash bonuses to the NEOs for annual performance and instead grant them a variety of equity-based awards following the end of the year, based on the Committee’s evaluation of Company and individual performance during the year. The Committee annually reviews and assesses these programs and adjusts them as it deems appropriate.

For the 2011 performance year, the Committee maintained the components of the CEO compensation program that it first developed in January 2009, consisting of a mix of stock option and performance share awards granted at the beginning of the year and the opportunity for restricted stock units that may be awarded after the end of the year. This structure is designed to create a direct link between Mr. Fairbank’s compensation and the Company’s performance over various time horizons. In January 2011, the Committee developed an NEO compensation program under which, consistent with the Company’s historical pay-for-performance philosophy, 80% of NEO total target compensation is equity-based and directly tied to the performance of the Company over multiple time horizons. The Committee believes that both programs balance risk and financial results, reward named executive officers for their achievements, promote the overall objectives of our executive compensation program and encourage appropriate, but not excessive, risk-taking.

The Committee adopted additional performance conditions for equity awards granted to the named executive officers in January 2012 to further enhance the connection between the compensation of the CEO and each NEO and the performance of the Company as follows:

  Each of the January 2012 awards of restricted stock units and stock options granted to the CEO and restricted stock and stock options granted to the NEOs are subject to performance-based vesting provisions tied to core earnings and return on assets that would reduce each award in the event that the Company does not achieve certain performance thresholds over the course of the three-year vesting period; and
  Each of the performance share awards for the named executive officers granted in January 2012 is subject to an Adjusted ROA performance condition measured on an absolute basis, in addition to the relative three-year Adjusted ROA performance metric that applies to these awards.

In this manner, each long-term equity incentive award granted to the named executive officers in January 2012 is at risk of complete forfeiture over the three-year vesting period. In addition, the Company maintained its clawback and stock retention provisions implemented in January 2011. See “Other Aspects of Executive Compensation” on page 48 for more details on all of these terms and provisions.

As of March 1, 2011, Capital One also changed its practice relating to excise tax gross-ups to which the named executive officers may be entitled if terminated in connection with a change of control. All current change of control agreements providing for a potential excise tax gross-up will expire at the end of their terms and will be replaced with agreements that do not provide for an excise tax gross-up. See below under “Change of Control Agreements” on page 47 for more information.

The Company continued to participate in the horizontal review of incentive compensation practices that the Federal Reserve Board conducted in 2010 and 2011 with respect to the incentive compensation practices at 25 large banking organizations. Capital One has cooperated with the review by responding to requests for data and other information relating to the Company’s incentive compensation policies, processes and programs. The Company has worked with, and will continue to work with, the Federal Reserve and other federal bank regulators so that our incentive compensation programs are structured such that they continue to appropriately balance risk and do not jeopardize the safety and soundness of Capital One.

The Company also continues to annually perform a risk assessment of its compensation policies and practices as discussed under “Risk Assessment of Compensation Policies and Practices” in the “Governance of Capital One” section on page 8.

Objectives of Our Executive Compensation Programs

Capital One’s executive compensation program has four primary objectives.

Strongly link rewards with both business and individual performance while appropriately balancing risk

Capital One emphasizes pay-for-performance at all organizational levels. Typically, as an executive’s level of responsibility increases, so does the proportion of the executive’s pay that is subject to performance criteria. Therefore, the named executive officers have the highest relative portion of their pay directly linked to Company and individual performance, as compared to other associates. Awards made in January 2012 for the 2011 performance year were based on the performance of both the Company and the individual, as well as on the demonstration of specific leadership competencies that are assessed through a comprehensive performance management process. As part of the performance management process, each of the named executive officers was assessed against one or more performance objectives specifically designed to evaluate the degree to which the executive balanced risks inherent in his or her role. The Chief Human Resources Officer and the Chief Risk Officer reviewed these assessments, and the Committee considered the assessments in making its determinations regarding individual performance and compensation levels.

Ensure that total compensation rewards performance over multiple time horizons

Our compensation programs are structured to encourage our executives to deliver strong results over the short-term while making decisions that create sustained value for our stockholders over the long-term. The CEO’s compensation is all equity-based, all at-risk and all performance-based. For the NEOs in 2011, approximately 80% of total target compensation was provided through equity-based vehicles which were all at-risk to the performance of the Company’s stock price and subject to vesting over multiple time horizons. The use of deferred, equity-based compensation vehicles with multi-year vesting terms advances our goal of aligning the ultimate value realized by the named executive officers with the performance of the Company’s stock over time because the value of these compensation vehicles increases and decreases based on the performance of the Company’s stock price.

Attract, retain and motivate top executive talent

To attract, retain and motivate exceptional leaders, we believe that compensation opportunities at Capital One must be competitive with the marketplace for talent. The Committee and the independent directors strive to preserve a competitive pay mix and total target compensation values in the executive compensation program, as well as provide competitive total rewards based on our selected peer group.

Align our executives’ interests with those of our stockholders

The Committee and the independent directors remain committed to designing incentive compensation programs that reward individual and corporate performance and that are aligned with the creation of stockholder value over the long-term. Because the majority of CEO and NEO compensation is delivered through deferred, equity-based vehicles that vest over multiple time horizons, the named executive officers have a significant stake in the success of the Company. In addition, we established specific stock ownership policies that the named executive officers must meet on an annual basis and stock retention provisions applicable to certain equity awards. Finally, in an effort to manage the financial impact of our compensation programs and to use our resources most efficiently, the Committee and the independent directors focus on making awards that have an appropriate correlation between the value of the award to the executive officer and the expense taken by the Company.

Compensation Components

Components of CEO Compensation

In 2011, as in past years, the Committee granted to the CEO equity-based awards at the beginning of the year that are designed to provide an incentive to focus on longer term performance. Following the end of the year, the CEO had the opportunity to receive an additional equity-based award based on the Committee’s evaluation of the Company’s performance and the CEO’s contributions over the past year.

The table below summarizes the elements of compensation that the Committee approved for the 2011 performance year for the CEO.

Compensation Element	Timing of Award Determination	Basis for Award	Approximate % of CEO Total Target Compensation	Vesting Schedule
Base Salary	Not applicable	Not applicable	0%	Not applicable
Cash Bonus	Not applicable	Not applicable	0%	Not applicable
Stock Options	January 2011	Incentive for Future Company Performance	50%	3-year cliff vesting; expire in 10 years
Performance Shares	January 2011	Incentive for Future Company Performance	25%	Vest at the end of the 3-year performance period; the number of shares vesting depends on achievement of performance factors
Restricted Stock Units	January 2012	Reward for Contributions to 2011 Company Performance	25%	3-year cliff vesting; subject to performance based vesting; settle in cash

Components of NEO Compensation

The NEOs traditionally receive a mix of cash and equity-based compensation. As noted above, we do not pay cash bonuses to the NEOs for annual performance. Instead, following the end of the year the Committee may grant a variety of equity-based awards based on the Committee’s evaluation of Company and individual performance during the past year. All of these equity-based awards are subject to deferred vesting over a three-year period.

The table below summarizes the elements of compensation that the Committee approved for the 2011 performance year for the NEOs.

Compensation Element	Timing of Award Determination	Basis for Award	Approximate % of NEO Total Target Compensation	Vesting Schedule
Base Salary - Cash	January 2011	Overall experience, skills, performance, and knowledge	20%	Paid in cash throughout the performance year
Base Salary - Restricted Stock Units	January 2011	Incentive for Current Year Company Performance	15%	Awarded as restricted stock units which settle in cash on December 15 of the performance year
Cash Bonus	Not applicable	Not applicable	0%	Not applicable
Restricted Stock Units	January 2012	Reward for 2011 Company Performance	15%	3-year ratable vesting; settle in cash
Stock Options	January 2012	Reward for 2011 Individual Performance and Incentive for Long-Term Performance	50%	3-year ratable vesting; expire in 10 years; subject to performance-based vesting
Performance Shares				Vest at the end of the 3-year performance period; the number of shares vesting depends on achievement of performance factors
Restricted Stock				3-year ratable vesting; subject to performance-based vesting

Chief Executive Officer Compensation

Goals and Principles

The Committee’s top priority is to align the interests of the CEO with the interests of our stockholders by directly linking his awards with the Company’s performance and his contributions thereto over appropriate time horizons. The Committee believes that the CEO’s compensation should be at-risk based on his and the Company’s performance. Each year the Committee makes recommendations to the independent directors regarding the form, timing and amount of CEO compensation. The Committee takes into account the CEO’s historical performance and how to most effectively align the CEO’s interests with the interests of our stockholders over the appropriate time horizons, support safety and soundness and appropriately balance risk. Final decisions regarding CEO compensation are made by the independent directors. The Committee and the independent directors have the flexibility to adjust compensation decisions from year to year to take into account the Company’s performance and evolving market practices.

2011 CEO Compensation Decisions

The Committee determined that the compensation structure first adopted in 2009 remained appropriate for Mr. Fairbank in 2011 given that the compensation program consists entirely of equity-based vehicles and is at-risk based on the Company’s and Mr. Fairbank’s performance. In particular, the Committee determined that a compensation program that includes three different equity-based vehicles continued to be appropriate because it aligns Mr. Fairbank’s compensation with the Company’s performance over the appropriate time horizons and supports the goals and principles described above.

In January 2011, when determining the value for each component of the award, the Committee considered the prior performance of the Company and the CEO’s individual contributions to that performance. In particular, the Committee considered the following:

  Mr. Fairbank’s and the Company’s performance during 2010 relative to the financial, operating, safety and soundness and strategic performance factors described below under “Restricted Stock Unit Award;”
  The economic environment and the Company’s overall performance in 2010 relative to its objectives;
  The Company’s performance in 2010 relative to the peer comparator companies’ performance in 2010;
  The structure and amount of compensation awarded to the chief executive officers of the peer comparator companies;
  The structure and amount of Mr. Fairbank’s compensation awards in prior years, as well as his historical compensation value realized, existing stock holdings and remaining unexercised options;
  The Company’s risk profile and the time horizon over which the deferred, equity-based vehicles will vest;
  Mr. Fairbank’s expected leadership of the Company’s strategic initiatives in 2011; and
  The fact that the ultimate value of Mr. Fairbank’s deferred, equity-based awards will depend on the Company and Mr. Fairbank’s performance over time.

After considering all of these factors together, without giving particular weight to any specific factor, the Committee and the independent directors determined that a total target compensation amount of $16 million was appropriate for Mr. Fairbank’s 2011 compensation program.

Performance Share Award

In January 2011, based on the above determination by the Committee and the independent directors, Mr. Fairbank was granted an award of performance shares under which he may receive from 0% to 200% of a target number of 82,851 shares of the Company’s common stock based on the Company’s performance over the three-year period from January 1, 2011, through December 31, 2013. The Company’s performance will be assessed on the basis of Adjusted ROA, which we previously referred to as cash return on average tangible assets or CROATA, relative to a comparator group consisting of companies in the KBW Bank Sector index, excluding custody banks (the “KBW index”). The number of shares issued under the award will generally be reduced by 50% if the Company’s Adjusted ROA for the three-year performance period is not positive, no matter how well it compares against the peer group. See “Additional Performance Conditions and Risk Adjustments – Performance Shares” on page 44 for more information on Adjusted ROA. The Committee believes that the KBW index is an appropriate index against which to assess the Company’s performance because its members are principally lending businesses, as is the Company. The award had a grant date value of $4 million; however, the number of shares that Mr. Fairbank ultimately receives, if any, will be solely dependent on the Company’s performance over the performance period. The performance share award is also subject to clawback provisions in the event of a restatement or misconduct as described in more detail under “Clawbacks” on page 48.

After the end of the three-year performance period, the Committee will certify the Company’s performance and issue the corresponding number of shares of the Company’s common stock, if any, in accordance with the table below.

		Relative Adjusted ROA / CROATA
		≥ 80th Percentile	50th Percentile	< 20th Percentile
Capital One Adjusted ROA / CROATA	> 0%	200%	100%	0%
	≤ 0%	100%	50%	0%

Stock Option Award

In January 2011, Mr. Fairbank also received a grant of 608,366 nonstatutory stock options at an exercise price of $48.28 per share (which was the fair market value of the Company’s common stock on the date of grant). The benefits to Mr. Fairbank of the stock options are deferred, as the options cannot be exercised until three years after the date of grant and will expire ten years after the date of grant. The option grant had a fixed grant date value of $8 million; however, the ultimate value Mr. Fairbank realizes, if any, is solely dependent on the long-term appreciation in the Company’s stock price. Mr. Fairbank can only realize value from the stock options if and to the extent the Company’s stock price increases after the date of grant and the market value of the stock exceeds the exercise price at some point after the three-year vesting period when the options are exercised. The stock option award is also subject to stock retention requirements and clawback provisions in the event of misconduct, each as described in more detail under “Other Aspects of Executive Compensation” beginning on page 48.

Restricted Stock Unit Award

A portion of Mr. Fairbank’s 2011 compensation award consisted of an opportunity to be awarded restricted stock units in early 2012. The award had a target value of $4 million, but the ultimate value of the award was determined based on the Committee’s evaluation of the Company’s performance during 2011 and Mr. Fairbank’s contributions to that performance relative to the financial, operating, safety and soundness and strategic factors shown below (which were evaluated on a qualitative basis without any specific pre-established targets).

Financial Performance	Operating Performance	Safety and Soundness	Strategic Performance
Operating earnings Earnings per share Return on tangible capital	Revenue generation Expense management Operating effectiveness Customer satisfaction	Capital adequacy Risk management and compliance Credit loss management Underwriting quality Balance sheet management
  CEO leadership and performance of executive team
  Capital allocation
  Progress toward achievement of long-term strategy
  Execution against corporate imperatives
  Recruitment and development of world class talent
  Disciplined investment in infrastructure
  Corporate reputation and community engagement
  Preservation of corporate culture and values

The Committee considered the Company’s performance as described under “Introduction” on page 30. In particular, the Committee considered: Capital One’s delivery of strong financial results in 2011, driven by strong core earnings and improving credit; the Company’s ability to capitalize on the compelling strategic opportunities provided by the acquisition of ING Direct and the pending acquisition of the U.S. credit card business of HSBC; the Company’s strong liquidity and capital position and its strategic positioning of the balance sheet ahead of the acquisitions; the Company’s sound credit management practices and the business choices that it made in the credit card business; the strong performance of the Auto Finance business; and management’s continued focus on risk management and compliance, including the progress on enhancing the Company’s risk and data infrastructure.

The Committee also discussed Mr. Fairbank’s effective, disciplined leadership in guiding the Company in all of these areas throughout 2011 as well as the progress and results achieved by a wide range of business and staff units as the Company continued to face significant economic, credit, legislative, regulatory and infrastructure challenges. The Committee also took into account peer comparator group CEO compensation levels, although the comparability of such information was limited due to evolving market conditions, the different tenures of each of the peer companies’ CEOs as compared to Mr. Fairbank’s tenure as the CEO of Capital One and the varying degrees of success those CEOs have had in leading their respective companies.

After considering all of the above factors together, the Committee and the independent directors determined in January 2012 to award Mr. Fairbank $7.2 million in restricted stock units. The award of restricted stock units is subject to the performance-based vesting provisions described in more detail under “Additional Performance Conditions and Risk Adjustments – Performance-Based Vesting” beginning on page 43.

CEO Compensation by Performance Year

Below is a table showing Mr. Fairbank’s equity awards as they are attributable to the performance years indicated. For 2011, the performance share and the restricted stock unit awards described above are included in the “Stock Awards” column, and the stock option award described above is included in the “Option Awards” column.

Performance Year	Cash Salary	Cash Bonus	Stock Awards	Option Awards	Total Equity Compensation
2011	$0	$0	$11,200,090	$8,003,906	$19,203,996
2010	$0	$0	$9,750,059	$6,500,009	$16,250,068
2009	$0	$0	$7,000,022	$4,000,001	$11,000,023

The table above is presented to show how the Committee views compensation actions and to which year the compensation awards relate, but it differs substantially from the Summary Compensation Table on page 52 required for purposes of this proxy statement and is therefore not a substitute for the information required in that table. There are two principal differences between the Summary Compensation Table and the table above:

  The table above reports equity-based awards as compensation for the performance year for which they were awarded, even if the award was granted in one year based on performance for the prior year. As a result, the restricted stock unit award granted to the CEO in January 2012 for the 2011 performance year, for example, is shown in the table above as 2011 compensation. The Summary Compensation Table reports equity-based awards only in the year in which they were granted.
  The Summary Compensation Table reports the change in pension value and nonqualified deferred compensation earnings and all other compensation. These amounts are not a result of current year compensation determinations and are not shown above.

Additional Pay Elements

As part of the CEO compensation program, the Committee and the independent directors also approved certain other programs intended to support Mr. Fairbank’s productivity and well-being. These include:

  Executive term life insurance with a benefit level of $5,000,000;
  The ability to participate in a comprehensive voluntary annual health screening;
  Office supplies and other maintenance for Mr. Fairbank’s home office;
  The use of a driver who also provides for Mr. Fairbank’s personal security; and
  The monitoring and maintenance of an electronic home security system.

Additional details on these programs can be found in the “Named Executive Officer Compensation” section beginning on page 51. There are no other perquisites provided to Mr. Fairbank by the Company that constitute additional compensation.

2012 CEO Compensation Decisions

The Committee and the independent directors reviewed the compensation structure utilized in 2011 for Mr. Fairbank and determined that for 2012 the compensation program would continue to consist entirely of equity-based vehicles. The Committee and independent directors determined that the compensation program remained appropriate for Mr. Fairbank in 2012 given that the compensation program is at-risk based on the Company’s and Mr. Fairbank’s performance, aligns Mr. Fairbank’s compensation with the Company’s performance over the appropriate time horizons and supports the Company’s executive compensation goals and principles.

However, after careful consideration of a number of different factors, the Committee and independent directors determined that changing the mix of the equity vehicles for the CEO compensation plan would further align the interests of the CEO and the interests of our stockholders and enhance the link between his equity awards and the Company’s performance. Therefore, for the 2012 CEO compensation plan, the Committee and the independent directors shifted the mix of equity vehicles so that the performance share award represents 50% of the CEO’s total target compensation for 2012 and the stock option award represents 25% of total target compensation. The CEO’s opportunity for an award of restricted stock units at the end of 2012 remains at 25% of total target compensation. In this manner, the percentage of the CEO’s total target compensation for 2012 represented by performance shares is twice the percentage represented by performance shares in the 2011 CEO compensation package. The Committee and the independent directors made these decisions after taking into account the perspectives of shareholders and proxy advisory firms on the benefits provided through various forms of equity-based compensation. Furthermore, the Committee and the independent directors believe that this change in mix, together with the imposition of additional performance conditions on these awards, would further strengthen the risk-balancing features of the CEO compensation program in a manner consistent with guidance from the Federal Reserve regarding the role of incentive compensation in balancing risks to a financial institution such as the Company.

Based on the above framework, in January 2012 the Committee and the independent directors granted to Mr. Fairbank a performance share award under which he may receive from 0% to 200% of a target number of 191,257 shares of the Company’s common stock based on the Company’s performance over the three-year period from January 1, 2012, through December 31, 2014. Mr. Fairbank also received a grant of 360,009 nonstatutory stock options at an exercise price of $45.75 per share (which was the fair market value of the Company’s common stock on the grant date). The Committee also determined that Mr. Fairbank will have an opportunity to be awarded restricted stock units in early 2013 based on the Committee’s evaluation of the Company’s performance in 2012 relative to the same financial, operating, safety and soundness and strategic factors described above under “2011 CEO Compensation Decisions—Restricted Stock Unit Award.” The Committee and the independent directors will have absolute discretion to determine whether to make this grant of restricted stock units, as well as to determine the value of the grant relative to the target value of $4.375 million.

The terms of each of these awards are substantially similar to the terms described above under “2011 CEO Compensation Decisions” except for the following additional performance conditions imposed on the awards for 2012:

  Like the restricted stock unit award described above, the stock option award is subject to performance-based vesting provisions as described in more detail under “Additional Performance Conditions and Risk Adjustments – Performance-Based Vesting” on page 43; and
  The number of shares issued under the performance share award will be reduced if the Company’s Adjusted ROA for one or more fiscal years completed in the vesting period is not positive, no matter how well it compares against our peers in the KBW index, according to the chart below.
		Relative Metric: Adjusted ROA
		≥ 80th Percentile	50th Percentile	< 20th Percentile
	Three	200%	100%	0%
Number of years with	Two	167%	83%	0%
positive Adjusted ROA:	One	133%	67%	0%
	None	0%	0%	0%

NEO Compensation

Goals and Principles

As with the CEO, the Committee seeks to align the interests of the NEOs with the interests of our stockholders by directly linking compensation to performance over the appropriate time horizons while supporting safety and soundness and appropriately balancing risk. The Committee annually reviews and recommends to the independent directors the compensation structure for all of our executive officers, including those who are ultimately reported as NEOs. The Committee takes into account each NEO’s historical performance, individual roles and responsibilities and contributions expected from each NEO in the future as well as the recommendations of the CEO, including his assessment of each NEO’s performance. In determining 2011 NEO compensation, the Committee also considered the specific factors discussed below. Final decisions regarding NEO compensation are made by the independent directors.

2011 NEO Compensation Decisions

The 2011 NEO compensation program approved by the Committee and the independent directors was designed to be consistent with the Company’s pay-for-performance philosophy and is consistent with the 2010 compensation program. Base salary remains a smaller portion of total target compensation than equity based vehicles, and cash bonuses are not included in the 2011 NEO compensation program. The Committee believes that this pay mix serves to balance stockholder interests while effectively rewarding and motivating key talent.

Based on the above framework, the Committee and the independent directors then determined the 2011 total target compensation for each NEO by considering the following factors:

  Each NEO’s performance relative to the Company’s strategic objectives;
  The Company’s historical performance;
  The role and qualifications of each NEO (for example, the NEO’s scope of responsibility, experience and tenure and the demonstration of competencies consistent with the Company’s values and the ability to deliver strong, sustainable business results);
  Appropriate internal pay differentials and the desire to foster teamwork and collaboration;
  Historical pay levels and compensation realized;
  Available role-specific market compensation data from peer comparator companies;
  Available information on the structure of compensation packages for senior executives at peer comparator companies;
  Market trends in executive compensation (for example, current rates of pay and the prevalence and types of incentive vehicles); and
  The overall structure of the compensation program.

Base Salaries

For the 2011 performance year, the Committee chose to defer a significant portion of each NEO’s base salary until the end of the year. Rather than award each NEO a base salary entirely in cash, the 2011 base salary for NEOs was delivered in a mix of cash (approximately 20% of total target compensation and subject to a $1 million cap) and restricted stock units that settled in cash on December 15, 2011 (approximately 15% of total target compensation). In this way, the 2011 compensation program further deferred cash compensation for each NEO and placed it at risk to the performance of the Company’s stock price for the entire performance year.

In January 2011, the Committee and the independent directors approved 2011 base salaries for the NEOs, including the portion of base salary delivered as restricted stock units, ranging from $1,780,000 to $2,596,000. Individual details for each NEO are provided in the table below showing compensation by performance year.

Incentive Awards

In addition to base salary, in January 2012 the Committee determined to award each NEO various equity-based incentive awards as a reward for Company and individual performance in 2011.

Restricted Stock Unit Awards

In January 2012, the Committee and the independent directors approved awards of restricted stock units for the NEOs ranging from $1,246,050 to $1,802,250, representing a payout at 180% of the target award values established by the Committee in January 2011. Individual details for each NEO are provided in the table below showing compensation by performance year. The Committee and the independent directors determined that these awards were appropriate in light of the Company’s performance as described under “Introduction” on page 30 and the other Company performance factors described above in connection with the CEO’s award of restricted stock units.

Equity Incentive Awards

In January 2012, the Committee and the independent directors awarded various equity incentive awards to the NEOs for the 2011 performance year. At Capital One, equity incentive awards are linked to performance in two ways:

  The size of the award is based on each NEO’s individual performance rating for the year just completed; and
  The ultimate value of the award is dependent on Capital One’s performance over time.

Equity incentive awards are designed to emphasize elements that are of particular importance to Capital One given the Company’s unique goals and continually evolving business strategies and objectives. In determining the actual amounts to be awarded to each NEO, the Committee considered each NEO’s contribution to the Company’s strategic accomplishments as described under “Introduction” on page 30 as well as the individual performance of each NEO. The Committee also received input from the CEO on his assessment of each NEO’s individual performance and his recommendations for compensation of the NEOs. The CEO also assessed each NEO’s performance against one or more specific objectives designed to evaluate the degree to which the NEO balanced risks inherent in his or her role. These assessments included the use of both quantitative and qualitative risk measures and were reviewed by the Chief Human Resources Officer and the Chief Risk Officer.

The equity incentive awards consisted of stock option, restricted stock and performance share awards. The terms of the stock option and performance share awards are substantially similar to the terms of the CEO’s stock option and performance share awards described under “2012 CEO Compensation Decisions,” except that the NEO stock options vest ratably in one-third increments starting on the first anniversary of the grant date. Shares of restricted stock cannot be sold or transferred until the first anniversary of the grant date and continue to vest in one-third increments until the third anniversary. Like the stock option awards, the restricted stock awards are subject to performance-based vesting provisions as discussed below under “Additional Performance Conditions and Risk Adjustments – Performance-Based Vesting” on page 43 and to clawback and holding requirements as discussed below under “Other Aspects of Executive Compensation” beginning on page 48.

Mr. Perlin, the Company’s Chief Financial Officer, was awarded 61,030 nonstatutory stock options, 36,476 shares of restricted stock and a target amount of 21,886 performance shares with a total grant date value for all three awards of $3,337,500. This amount was at the target award value established by the Committee in January 2011. The Committee determined to grant these awards based in part upon Mr. Perlin’s management of the Company’s balance sheet throughout 2011. The Committee specifically considered the Company’s capital ratios and funding levels throughout 2011 and the Company’s ability to be in a position to announce the acquisitions of ING Direct and the U.S. credit card business of HSBC.

Ms. Carter, President, Banking, was awarded 45,716 nonstatutory stock options, 27,323 shares of restricted stock and a target amount of 16,394 performance shares with a total grant date value for all three awards of $2,500,000. This amount was at the target award value established by the Committee in January 2011. In addition, in January 2012, in connection with Ms. Carter’s previously announced separation from the Company, which is expected to occur on March 31, 2012, the Committee approved additional vesting on her outstanding restricted stock awards scheduled to vest in January and February 2013, including her award granted in January 2012, that she would otherwise forfeit upon her separation. Ms. Carter was responsible for continued progress on the bank’s infrastructure in early 2011 and assisted with the management transition announced by the Company in May 2011.

Mr. Schnall, the Company’s Chief Risk Officer, was awarded 42,196 nonstatutory stock options, 25,219 shares of restricted stock and a target amount of 15,132 performance shares with a total grant date value for all three awards of $2,307,500. This amount was at the target award value established by the Committee in January 2011. Mr. Schnall was essential to developing and implementing the Company’s rigorous risk management strategies, which resulted in continued improvement in credit in 2011 across the Company’s businesses and improved risk management results in other risk categories.

Mr. Schneider, President, Card, was awarded 48,678 nonstatutory stock options, 25,219 shares of restricted stock and a target amount of 17,456 performance shares with a total grant date value for all three awards of $2,662,000. This amount was slightly above the target award value established by the Committee in January 2011. The Committee determined that an award above the target value was appropriate given the superior performance of the Company’s credit card business. In particular, the Committee noted the introduction of three flagship products in 2011, the successful addition and integration of the Hudson Bay Company and Kohl’s Department Stores card partnerships and progress made in servicing capabilities.

NEO Compensation by Performance Year

The table below shows actual NEO compensation as it is attributable to the performance year indicated.

Name	Performance Year	Cash Salary	Cash Bonus	Stock Awards (1)	Option Awards	Total Base Compensation
	2011	$1,000,000	$0	$6,068,619	$741,667	$7,810,286
Gary L. Perlin	2010	$1,000,000	$0	$5,107,496	$1,224,598	$7,332,094
	2009	$3,175,000	$0	$1,360,720	$0	$4,535,720

	2011	$1,000,000	$0	$4,275,134	$555,564	$5,830,698
Lynn A. Carter	2010	$1,000,000	$0	$3,712,612	$944,906	$5,657,517
	2009	$2,625,000	$0	$1,125,009	$0	$3,750,009

	2011	$923,000	$0	$3,949,411	$512,787	$5,385,198
Peter A. Schnall	2010	$1,000,000	$0	$3,222,506	$846,641	$5,069,147
	2009	$2,350,000	$0	$1,207,173	$0	$3,557,173

Ryan M. Schneider	2011	$968,000	$0	$4,292,424	$591,559	$5,851,984
	2010	$1,000,000	$0	$3,364,889	$956,247	$5,321,136

(1)	For 2011, includes restricted stock unit portion of base salary granted in January 2011 and restricted stock unit, restricted stock and performance share awards granted in January 2012.

This table is presented to show how the Committee views compensation actions and to which year the compensation awards relate, but it differs substantially from the Summary Compensation Table on page 52 required for purposes of this proxy statement and is therefore not a substitute for the information required in that table. There are two principal differences between the Summary Compensation Table and the above table:

  The table above reports equity-based awards as compensation for the performance year for which they were awarded, even if the award was granted in one year based on performance for the prior year. As a result, the restricted stock unit, stock option, restricted stock and performance share awards granted in January 2012 for the 2011 performance year, for example, are shown in the above table as 2011 compensation. The Summary Compensation Table reports equity-based awards only in the year in which they were granted.
  The Summary Compensation Table reports the change in pension value and nonqualified deferred compensation earnings and all other compensation. These amounts are not a result of current year compensation determinations and are not shown above.

Additional Pay Elements

The Committee provides certain other programs intended to support the NEOs’ productivity, well-being and security. These programs provide some level of personal benefit and are not generally available to all associates. For 2011, these included the following:

  The ability to participate in a comprehensive voluntary annual health screening;
  Executive term life insurance with a benefit level of approximately $5 million;
  An automobile lease; and
  The monitoring and maintenance of an electronic home security system.

In addition, Mr. Perlin and Ms. Carter each occasionally has been provided limited personal use of the corporate aircraft.

The Committee has determined that the nature and value of these programs are comparable to those offered to similarly situated executives at our peers. Additional details on these programs can be found in the “Named Executive Officer Compensation” section beginning on page 51.

2012 NEO Compensation Decisions

For 2012, the Committee and the independent directors approved an NEO compensation program that is substantially similar to the 2011 program. The plan consists of multiple compensation vehicles that directly link the NEOs’ compensation with the Company’s performance over multiple time horizons, align the NEOs’ interests with the interests of the Company’s stockholders, support safety and soundness and encourage appropriate risk-taking. After considering market data, cash compensation delivered to comparable executives at our peers and other factors, the Committee determined to remove the $1 million cap on cash base salary, which means that base salary in the form of cash and restricted stock units for 2012 represents 20% and 15%, respectively, of total target compensation without the application of a cap that would convert any portion of that cash salary over $1 million into restricted stock unit salary.

Additional Performance Conditions and Risk Adjustments

The equity awards approved by the Committee for our named executive officers in January 2012 include additional performance-based vesting terms designed to further enhance alignment between pay and performance and balance the risks that our incentive compensation programs might otherwise encourage. Each award of the restricted stock (restricted stock units for the CEO) and stock options granted to the named executive officers in January 2012 include performance-based vesting provisions tied to core earnings and return on assets that will reduce the total value delivered to the executive at vesting if the Company does not meet certain performance thresholds during the three-year vesting period. Furthermore, in addition to the relative Adjusted ROA metric applicable to performance share awards granted to the named executive officers in January 2012, the terms of the performance share awards reduce the total value delivered to the executive at vesting if for any of the years in the three-year performance period the Company does not achieve positive Adjusted ROA, regardless how well the Company compares to its peers in the KBW index over the performance period.

The ultimate value that our named executive officers receive from these awards is tied to our stock price performance over the vesting period. The Committee nevertheless determined that these awards should be subject to additional performance conditions so that the value received by the executives when the awards vest is also conditioned upon the Company continuing to meet certain operating performance thresholds. In setting these threshold operating performance conditions, the Company took into account discussions with federal bank regulators. These new performance conditions do not present any upside potential for the named executive officers’ compensation but instead create an additional at-risk element to the compensation that has been awarded to them, since the entire value of each award could be forfeited over its three-year vesting period unless the Company achieves the minimum thresholds.

Performance-Based Vesting

The performance-based vesting provisions applicable to awards of stock options, restricted stock and restricted stock units condition the vesting of those awards upon the Company meeting the following performance thresholds for each and every fiscal year ending in the three-year vesting period:

  Positive Core Earnings; and
  Base ROA better than or equal to negative two percent (-2%).

For any year Core Earnings are not positive, the named executive officer will forfeit 50% of one-year’s worth of vesting (i.e., one-sixth of the total award). For any year in which Base ROA is not better than or equal to negative two percent, the executive will forfeit one full year’s worth of vesting (i.e., one-third of the total award), regardless whether the Company’s Core Earnings for that fiscal year are positive. These performance conditions were selected to reflect two standards for assessing the earnings performance of our business. Core Earnings focuses on whether profits are being generated by our basic business, as opposed to other factors that may not reflect business fundamentals. Base ROA excludes only the effect of impairments in goodwill or other intangible assets in assessing how effectively we are utilizing our assets to generate income. Imposing these additional performance conditions is designed to further reflect our approach of balancing risk and performance over the long-term. Any forfeitures will be cumulative over the three-year vesting period. In this manner, regardless of our executives’ past performance and of our stock price performance, both the stock option and restricted stock unit awards granted to the CEO in January 2012, and all of the stock option and restricted stock awards granted to the NEOs in January 2012, are at risk of complete forfeiture over the three-year vesting period.

The terms of the applicable award agreements define “Core Earnings” to mean the Company’s net income available to common stockholders, excluding, on a tax-adjusted basis, the impact of (i) impairment or amortization of intangible assets, (ii) the credit portion of other than temporary impairment of the securities portfolio, (iii) the build or release of the allowance for loan and lease losses, calculated as the difference between the provision for loan and lease losses and charge-offs, net of recoveries, and (iv) the change in the combined uncollectible finance charge and fee reserve. The Committee believes that Core Earnings is an appropriate performance metric to employ for these performance-based vesting provisions because the metric captures major operational costs and risks to the Company’s business, including charge-offs, operating expenses, market and competitive risks and costs to maintain adequate levels of capital and liquidity. Because the metric is based on net income available to common stockholders, it also includes the impact of discontinued operations.

“Base ROA” is defined as the ratio, expressed as a percentage, of (i) the Company’s net income available to common stockholders, excluding, on a tax-adjusted basis, the impact of any impairment of intangible assets, to (ii) the Company’s average total assets for the period. The Committee believes that measuring profitability in this way assesses the operational and strategic choices of our named executive officers. Base ROA includes the impact of intangible asset amortization and therefore reflects the impact of items such as purchase accounting amortization related to acquisitions. Base ROA also includes the impact of more judgmental components such as the allowance for loan and lease losses, the finance charge and fee reserve and other than temporary impairment of the credit portfolio.

With these performance-based vesting provisions, the Committee has set a minimum expectation that the Company’s Core Earnings for each fiscal year ending in the three-year vesting period will be positive, or the named executive officer will forfeit part of the corresponding equity awards vesting for that fiscal year. The Committee believes that a Base ROA worse than negative two percent for any fiscal year would represent material losses to the Company, and therefore the corresponding equity awards vesting for such fiscal year would be completely forfeited.

Performance Shares

As described above, the performance share awards granted in January 2012 to the named executive officers employ Adjusted ROA as the performance metric. This metric is intended to reflect our earnings capacity by focusing on a component of our net income relative to our tangible assets. “Adjusted ROA” means the ratio, expressed as a percentage, of (a) the Company’s net income available to common stockholders, excluding, on a tax-adjusted basis, the impact of (i) impairment or amortization of intangible assets and (ii) the credit portion of other than temporary impairment of the securities portfolio, to (b) the Company’s average tangible assets for the period. We previously referred to Adjusted ROA as cash return on average tangible assets, or CROATA, and Adjusted ROA is calculated in the same manner as the CROATA metric used in the performance share awards granted to the named executive officers in January 2011 and to the CEO in January 2010.

Each of the performance share awards granted in January 2012 is subject to reduction in the event that the Company’s Adjusted ROA for any fiscal year in the three-year performance period is not positive. These reductions will occur regardless how well the Company’s Adjusted ROA compares to its peers in the KBW index. If the Company does not achieve positive Adjusted ROA for one year in the performance period, the total number of shares issued on the vesting date will be reduced by one-sixth. If the Company does not achieve positive Adjusted ROA for two years in the performance period, the total number of shares issued on the vesting date will be reduced by one-third. If the Company does not achieve positive Adjusted ROA for any of the three years in the performance period, the named executive officers will forfeit the entire award. In this manner, even if we outperform compared to peers in the KBW index, the performance share awards are subject to forfeiture if we do not achieve a threshold level of performance on an absolute basis.

Criteria and Process for Compensation Decisions

The Committee considers a number of factors in making compensation decisions with respect to the named executive officers. The Committee relies on a range of objective data including Company performance data, peer comparator group performance data, historical pay information, data on specific market practices and trends and other relevant points of information to inform its business judgment.

Use of Outside Consultants for CEO Compensation

The Committee engages a consultant from Frederic W. Cook & Co., Inc. (the “Consultant”) to assist in the design of the CEO compensation program. The Consultant assists the Committee in a number of ways, including proposing and evaluating a peer comparator group, gathering relevant compensation data from the peer comparator companies, discussing relevant market trends and context and developing recommendations on possible plan designs. Please see the discussion under “Compensation Committee – Compensation Committee Consultant” in the “Governance of Capital One” section on page 12 for additional information about the Consultant.

Use of Outside Consultants for NEO Compensation

The Chief Human Resources Officer and other members of the Company’s Human Resources department assist the CEO in developing compensation recommendations to the Committee for the NEOs. The Human Resources department typically uses multiple surveys as sources of market compensation data. The Consultant also provides additional market reference points that the Committee and the independent directors use when evaluating NEO compensation. Other outside consultants provide information to the Human Resources department regarding market practices and trends and research reports and provide subject matter expertise on specific concepts and technical issues related to executive compensation. However, these outside consultants do not recommend either the form or amount of compensation that is to be paid to the NEOs. The Human Resources department is responsible for analyzing the information obtained from the outside consultants and presenting it to the CEO. The CEO then considers all of the information provided by the Human Resources department and the Chief Human Resources Officer and makes his compensation recommendations for the NEOs to the Committee and the independent directors.

Neither the CEO nor the Human Resources department has a contractual arrangement with any compensation consultant to determine or recommend compensation programs for the NEOs. The Consultant is present at Committee meetings during which CEO and NEO compensation is discussed and provides market data as well as an outsider’s perspective regarding CEO and NEO compensation practices. The Consultant has no other engagement with, and performs no other services for, Capital One besides the services described above.

Market Data

The Committee reviews pertinent data from a group of peer comparator companies within the financial services industry. These organizations are intended to represent the marketplace of companies with whom Capital One competes for business and for executive talent.

The Consultant plays a lead role in evaluating the peer comparator group on an annual basis. Each year, the Consultant presents a comprehensive report to the Committee that highlights size, scope and performance information from the peer comparator companies across a variety of metrics. The Committee specifically considers the Company’s percentile rank versus peer comparator companies across the following financial metrics:

  Revenue;
  Assets;
  Market capitalization;
  Net income;
  U.S. deposits;
  Loans held for investment;
  Revenues;
  Diluted earnings per share growth;
  Return on tangible equity;
  Adjusted ROA;
  Tier 1 common ratio;
  Charge-off rate; and
  Total stockholder return.

After reviewing this information, the Committee recommends a final peer comparator group to the independent directors for approval. The peer comparator group is adjusted each year, as appropriate, so that the size, scope, performance and business focus of the peer comparator companies reflect Capital One’s competitive environment. After the peer comparator group was significantly adjusted in 2009 due to considerable consolidation within the previous peer comparator group caused by the recent turmoil in the financial sector, it has been used for benchmarking and analysis when the Committee approved the 2010 and 2011 compensation programs and target award values. The Committee determined to maintain the same peer comparator group for purposes of designing the 2012 compensation programs, and approved the following peer comparator group in July 2011:

American Express	Fifth Third Bancorp	Regions Financial
Bank of America Corporation	J.P. Morgan Chase	SunTrust Bank
BB&T Corporation	KeyCorp	U.S. Bancorp
Citigroup	PNC Financial Services	Wells Fargo & Company

Typically, compensation data from the peer comparator group is used to inform the Committee’s determination of the total compensation target values for the named executive officers, although peer comparator group information has been of limited utility in recent years due to changing practices during and after the time that peers were subject to restrictions under the Troubled Asset Relief Program.

As of December 31, 2011, the Company ranked third among the peer comparator group in both one-year and three-year total stockholder return and second in return on tangible equity. Capital One was positioned at or near the median of the peer comparator group in terms of total assets, revenues and net income.

Tally Sheets

In addition to considering market data from our peer comparator group (when available), the Committee also considers information contained on total compensation tally sheets for the CEO and each NEO. The tally sheets summarize multiple components of current and historical compensation, as well as the potential value of post-termination arrangements. The tally sheets are just one point of information used by the Committee in the process of determining CEO and NEO compensation. They help the Committee to understand the historical context that is relevant to current compensation decisions, such as the CEO and each NEO’s accumulated equity value. The tally sheets also help the Committee to assess the potential downstream consequences of its decisions, such as the potential value to be received by the CEO and each NEO upon separation due to a change of control, retirement or other termination scenarios.

Consideration of 2011 Say on Pay Vote

At our 2011 Annual Meeting of Stockholders, our stockholders supported our executive compensation program by approving our non-binding advisory vote on executive compensation (“2011 Say on Pay”) with over 87% of the votes cast. Since this vote, the Committee has continued to review our executive compensation program, policies and practices in light of our business results and our stockholder support. As described above, the Committee and the independent directors approved certain changes to the 2012 compensation programs for the named executive officers, based in part on the consideration of perspectives from shareholders and proxy advisory firms that the Committee assessed following our 2011 Say on Pay vote, with the expectation that these changes would further advance the objectives of our executive compensation program that shareholders supported through the 2011 Say on Pay vote. The Committee continues to believe that our executive compensation programs support the objectives outlined above.

Other Compensation Arrangements

Pension and Non-Qualified Deferred Compensation Plans

Capital One does not currently have any active pension plans for the CEO or the NEOs. We offer a voluntary, non-qualified deferred compensation plan that restores participating NEOs to the level of savings they would have achieved if they had not been impacted by IRS limits governing our qualified 401(k) plan. It also allows the NEOs to defer additional pre-tax compensation in order to save for retirement.

Capital One annually reviews programs and practices at our peer comparator companies and across the financial services industry. We also review changes in the legal and regulatory environment pertaining to retirement programs. Mr. Perlin, Ms. Carter, Mr. Schnall and Mr. Schneider each participated in Capital One’s Voluntary Non-Qualified Deferred Compensation Plan (the “Plan”) in 2011. Details of the Plan can be found under “Capital One’s Voluntary Non-Qualified Deferred Compensation Programs” on page 62.

Employment Agreements

Capital One typically does not enter into employment agreements with the named executive officers in order to maintain maximum flexibility in establishing separation terms at the appropriate time and considering then current circumstances. The Committee retains full discretion to approve employment agreements on an exception basis and has done so for exceptional circumstances in the past.

Change of Control Agreements

Each named executive officer is a party to an agreement providing certain benefits if their employment terminates in connection with a change of control. The Committee determined that such agreements were appropriate based on their prevalence within the banking and financial services industry and given the dynamic nature of merger and acquisition activity among these institutions.

The change of control agreements define compensation and benefits payable to named executive officers in certain merger and acquisition scenarios, giving them some degree of certainty regarding their individual outcomes in these circumstances. The Committee believes these agreements allow the named executive officers to remain neutral and consider a full range of decisions that are focused on maximizing stockholder value. The change of control agreements are also intended to allow Capital One’s businesses to operate with minimal disruption in the event of a change of control by providing each named executive officer with an incentive to remain in their leadership roles up to and beyond the transaction date. The named executive officers are only entitled to benefits under the agreements if their employment is actually terminated as a result of (or in anticipation of) certain merger and acquisition scenarios.

Both eligibility for participation and the structure of payments under these agreements are designed to be aligned with market practice in the banking and financial services industry. This is designed so that our stockholders are not faced with disproportionate severance costs that may impair potential merger opportunities. It also supports our ability to attract and retain talented executives by providing them with a competitive level of benefit.

Projections of potential payouts to the named executive officers under these agreements are included in the total compensation tally sheets reviewed by the Committee on an annual basis. Although the potential change of control payouts do not necessarily impact annual decisions on CEO and NEO pay, reviewing this information allows the Committee to fully understand the downstream implications of its decisions and the resulting impact to the Company and its stockholders.

Our change of control agreements for the named executive officers currently provide for excise tax “gross-up” payments in certain circumstances. On March 1, 2011, Capital One delivered notice to the named executive officers, that their current change of control agreements would not be renewed. The Committee and the independent directors also approved a new form of change of control agreement to be used after March 1, 2011, for new hires, promotions and renewals which does not provide for an excise tax gross-up. Accordingly, all change of control agreements providing for a potential excise tax gross-up after a change of control will expire by April 2014, to be replaced with the new form of agreement that does not provide for an excise tax gross-up.

Post-Employment Compensation Practices

The CEO has no employment or severance arrangement with the Company other than the change of control agreement as described above. If an NEO separates from Capital One, he or she is entitled to receive the amounts set forth in the Company’s Executive Severance Plan, which provides for a payment of up to 30% of the NEO’s current target total compensation plus health, dental and vision benefits through COBRA and outplacement services. The Committee may exercise its business judgment in approving additional amounts in light of all relevant circumstances, including the NEO’s term of employment, past accomplishments, reasons for separation from the Company, potential risks and the NEO’s willingness to restrict his or her future action(s), such as through an agreement not to compete or solicit the Company’s customers or employees. For example, in January 2012, in connection with Ms. Carter’s previously announced separation from the Company, which is expected to occur on March 31, 2012, the Committee approved additional vesting on restricted stock awards scheduled to vest in January and February 2013 that she otherwise would have forfeited upon her separation. Capital One has asked certain NEOs to enter into various agreements that contain restrictive covenants related to confidentiality, non-competition, non-solicitation of employees and ownership of work product. For additional information, please see “Restrictive Covenants” in the “Named Executive Officer Compensation” section on page 64. Each of the NEOs also has a change of control agreement as described above. Upon retiring from the Company, all employees are entitled to receive certain retiree medical benefits.

Other Aspects of Executive Compensation

Clawbacks

Beginning in January 2011, the Company included recoupment, or “clawback,” provisions in certain equity awards made to the named executive officers. The clawback provisions allow the Company to recover equity compensation in the event of a financial restatement or executive misconduct as follows:

  Each award of performance shares granted to the named executive officers in 2011 and 2012 include a clawback that is triggered in the event of a financial restatement by the Company within three years of the vesting of the award if the executive would have been entitled to fewer shares on the vesting date as a result of the restatement; and
  Each award of restricted stock, stock option and performance shares granted to the named executive officers in 2011 and 2012 includes a clawback that is triggered if the executive commits misconduct applicable to all shares and options that vested within the year prior to the misconduct.

The clawback provisions are designed to recoup the shares awarded to the executive or, in the event the executive has sold or otherwise transferred the shares, the net proceeds from that sale or transfer.

Stock Ownership and Retention Requirements

Consistent with their responsibilities to our stockholders, the CEO and the NEOs are required to maintain a significant financial stake in the Company. To this end, the CEO and the NEOs must own shares of Capital One stock with a fair market value of at least the following annual cash salary multiples:

Role	Salary Multiple
CEO	5X
Other NEOs and Executive Officers	3X

Given that the CEO’s compensation program does not include a base salary, his ownership requirement is based on a notional salary established by the Committee and the independent directors, which is currently $1,000,000.

Ownership requirements may be fulfilled using the following shares:

  Shares owned without restriction;
  Unvested restricted stock;
  Shares acquired through the Associate Stock Purchase Plan (“ASPP”); and
  Shares owned through Capital One’s 401(k) Plan.

The Committee annually reviews the guidelines and monitors the CEO’s and the NEOs’ compliance with them. New executive officers are given two years from the date of promotion to or appointment as an executive officer to comply with these requirements. In the event that an executive officer is not in compliance with these requirements, the Committee has the right to take action, including reducing the executive officer’s compensation. The CEO and the NEOs are currently in compliance with this requirement.

In addition, beginning in January 2011, the Company implemented stock retention requirements for certain equity awards made to the named executive officers. Throughout each executive’s term of employment with Capital One, and for all shares that are acquired during the one-year period following termination of employment, each executive must hold 50% of the after-tax net shares acquired under stock option and restricted stock awards for one year. These stock ownership and retention requirements apply to all of our executive officers.

All of Capital One’s executive officers are prohibited from engaging in short sales, hedging transactions or speculative trading in derivative securities of Capital One stock and from using their Capital One stock as collateral for margin loans.

Equity Grant Practices

Capital One strives to maintain equity grant practices that demonstrate high standards of corporate governance. Annual incentive awards are approved by the Committee and the independent directors at regularly scheduled meetings in the first quarter of each year. The date of grant is the actual date on which the Committee approves the awards. The Committee may grant awards of restricted stock, stock options or other equity awards outside of the annual incentive cycle, usually in connection with hiring a new executive. For a newly hired executive, the date of grant is the later of the date of Committee approval or the executive’s start date. The Committee has delegated authority to the CEO to award restricted stock (but not options or other equity awards) to associates who are not executive officers, subject to a maximum amount of $1 million for any employee in any one year. These awards are designed to be used for new hires and for special programs designed by management to incentivize and reward current employees of the Company. The Committee reviews all grants made by the CEO at least twice a year.

With respect to awards of stock options, the exercise price is always the Fair Market Value of the Company’s stock on the date of grant. Under the terms of our 2004 Stock Incentive Plan, as amended and restated, “Fair Market Value” is equal to the closing price of the Company’s common stock on the date of grant.

The Company does not seek to time equity grants to take advantage of material non-public information and in no event is the grant date set to a date that is prior to the date of approval.

Tax, Accounting and Regulatory Considerations

The Committee carefully considers the tax and regulatory impact of its compensation programs on the Company, as well as on its executives. To maintain flexibility in compensating executive officers, the Committee does not require all compensation to be awarded in a tax-deductible manner. However, it is the Committee’s intent to maximize tax deductibility to the extent reasonable, provided the Company’s programs remain consistent with the Company’s overall executive compensation philosophy.

With respect to the named executive officers (other than the Chief Financial Officer), Section 162(m) of the Internal Revenue Code allowed a federal tax deduction for compensation paid to the executive that is $1 million or less. For amounts in excess of $1 million, a deduction is allowed if that compensation could be classified as “performance-based.” The Company’s 2004 Stock Incentive Plan, as amended and restated, provides for the establishment of specific performance thresholds to be tied to equity-based awards in order to qualify these incentive awards as “performance-based.” Historically, the Committee would establish annual performance thresholds to provide for deductibility over the $1 million limit for incentive compensation paid to the named executive officers.

The award of stock options and performance shares to the CEO and NEOs in 2011 were deductible as “performance-based” compensation. In January 2011, the Committee and the independent directors established a performance threshold that the Company had to meet in order to award restricted stock and restricted stock units in January 2012 that were part of the 2011 NEO and CEO compensation programs. The Company had to achieve positive earnings per share (“EPS”) on continuing operations, less extraordinary items, for the 2011 fiscal year, or the CEO would not receive his restricted stock unit award and the NEOs would not receive their restricted stock and restricted stock unit awards. The 2004 Stock Incentive Plan allows for certain extraordinary items to be excluded from the EPS calculation, including, among other things, asset write-downs, reorganization and restructuring programs, mergers, acquisitions or divestitures, and the effect of changes in tax laws, accounting principles or regulations, or other laws or provisions affecting reported results. The Company’s EPS on continuing operations for 2011 was positive, and therefore the awards were made in January 2012 and are expected to be deductible as “performance-based” compensation.

SECTION VI – NAMED EXECUTIVE OFFICER COMPENSATION

The Summary Compensation Table below provides information concerning compensation for the fiscal years ended December 31, 2011, 2010 and 2009 for the named executive officers.

As discussed under “Chief Executive Officer Compensation” in the “Compensation Discussion and Analysis” section on page 34, the CEO receives 100% of his compensation in equity-based awards. Amounts shown in the table below for the CEO for 2011 represent stock options and performance shares granted in January 2011. Amounts shown in the “Stock Awards” column for 2011 also include restricted stock units granted to the CEO in January 2011 for the 2010 performance year.

As discussed under “NEO Compensation” on page 39, under the NEOs’ 2011 compensation program, base salary comprised approximately 35% of NEO total target compensation. Each NEO received a portion of his or her 2011 base salary in cash that was paid throughout the year and a portion in restricted stock units that were granted in January 2011 and settled in cash in December 2011. These restricted stock units are included in the table below in the “Stock Awards” column for 2011. For the NEOs, amounts shown for 2011 in the table below also include stock options, performance shares, shares of restricted stock, and restricted stock units that were granted in January 2011 for the 2010 performance year. The NEOs were not eligible for annual cash bonuses for 2011.

Amounts paid to the CEO and the NEOs in 2011 for other compensation and benefit programs are listed under the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” and “All Other Compensation.” The details of these program amounts are provided in the footnotes.

Please see the footnotes to the table below for an additional explanation regarding compensation attributable to each performance year. Further information on the timing of awards under the 2011 compensation programs for the CEO and the NEO can be found under “Compensation Components” in the “Compensation Discussion and Analysis” section on page 33.

2011 Summary Compensation Table

Name and Principal Position	Year	Salary (3)	Bonus (4)	Stock Awards (5)	Option Awards (6)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings (7)	All Other Compensation (8)	Total
Richard D.	2011	$0	$0	$10,500,079	$8,003,906	$0	$4,608	$159,465	$18,668,058
Fairbank (1)	2010	$0	$0	$8,250,029	$6,500,009	$0	$9,013	$100,637	$14,859,688
Chairman, CEO and President	2009	$0	$0	$2,000,019	$4,000,001	$0	$10,560	$76,785	$6,087,365

Gary L.	2011	$1,000,000	$0	$5,435,749	$1,224,598	$0	—	$288,392	$7,948,739
Perlin (2)	2010	$1,000,000	$0	$2,628,749	$0	$0	—	$292,402	$3,921,151
Chief Financial Officer	2009	$3,175,000	$0	$4,210,038	$1,333,265	$0	—	$222,807	$8,941,110

Lynn A.	2011	$1,000,000	$0	$3,887,650	$944,906	$0	—	$251,002	$6,083,558
Carter (2)	2010	$1,000,000	$0	$1,875,015	$0	$0	—	$255,001	$3,130,016
President, Banking	2009	$2,625,000	$0	$3,374,183	$1,120,310	$0	—	$659,304	$7,778,797

Ryan M.	2011	$953,333	$0	$3,680,867	$956,247	$0	—	$203,526	$5,793,973
Schneider (2) President, Card	2010	$1,000,000	$0	$1,750,745	$0	$0	—	$200,352	$2,951,097

Peter A.	2011	$918,500	$0	$3,511,742	$846,641	$0	—	$204,448	$5,481,331
Schnall (2)	2010	$1,000,000	$0	$1,775,197	$0	$0	—	$201,415	$2,976,612
Chief Risk Officer	2009	$2,350,000	$0	$2,893,193	$953,654	$0	—	$156,015	$6,352,862

(1)	Mr. Fairbank’s compensation for 2011 consisted of stock options, performance shares and restricted stock units, in addition to certain perquisites. Mr. Fairbank received a portion of his total compensation for 2011 in January 2011 (stock options and performance shares), which is reflected in the table above for 2011. Mr. Fairbank received the final portion of his compensation for 2011 in January 2012 (restricted stock units), which is not included in the table above. His compensation for 2010 included restricted stock units granted in January 2011, which is included in the table above for 2011. See “CEO Compensation by Performance Year” in the “Compensation Discussion and Analysis” section on page 37 for more information.

(2)	NEO compensation for 2011 consisted of cash base salary, shares of restricted stock, stock options, performance shares and two grants of restricted stock units (one representing a portion of base salary), in addition to certain perquisites. The restricted stock units attributable to base salary are included in the table above for 2011, however the other equity-based awards for 2011 performance were granted in January 2012 and are not included in the table above. The shares of restricted stock, stock options, performance shares and restricted stock units granted to each NEO for 2010 performance in January 2011 are included in table above for 2011. See “NEO Compensation by Performance Year” in the “Compensation Discussion and Analysis” section on page 41 for more information.

(3)	The cash portion of base salary for any NEO in 2011 was limited to $1 million, and the remaining portion of base salary for 2011 was delivered in restricted stock units as described under “Base Salaries” in the “Compensation Discussion and Analysis” section on page 39.

(4)	Named executive officers were not eligible for annual cash bonus awards for 2009, 2010 or 2011.

(5)	The amounts shown in this column for 2011 represent the grant date value of stock awards (including shares of restricted stock, performance shares and restricted stock units) granted to the named executive officers in 2011, calculated in accordance with FASB ASC Topic 718. The CEO received performance shares and restricted stock units in 2011, while the NEOs received performance shares, shares of restricted stock, and two grants of restricted stock units (one representing a portion of base salary) in 2011. The grant date value of performance shares included in this column assumes a payout at the target performance level. For additional information, including performance share awards at target and maximum performance on a per executive basis, refer to footnote 3 to the Grants of Plan-Based Awards Table below.

(6)	The amounts shown in this column for 2011 represent the grant date value of stock options granted to the named executive officers in 2011, calculated in accordance with FASB ASC Topic 718. For information on the valuation assumptions of these awards, refer to footnote 3 to the Grants of Plan-Based Awards Table below.

(7)	The amounts shown in this column represent the change in the actuarial present value of the accumulated pension benefits for Mr. Fairbank under the Cash Balance Pension Plan and the Excess Cash Balance Plan. The interest crediting rate for the Cash Balance Pension Plan changes annually based on the average yield of 5-year Treasury Securities for the preceding 12 months. For the Excess Cash Balance Plan, the interest crediting rate changes monthly based on the Wall Street Journal Prime Rate.

(8)	All other compensation consists of the following on a per executive basis:

Named Executive Officer	Auto Allowance (a)	Travel and Aircraft	Health Screening	Driver and Security		Dividends on Unvested Restricted Stock	Company Contributions to Defined Contribution Plans (b)	Insurance (c)
Richard D. Fairbank	$0	$0	$2,685	$85,754	(d)	$54,286	$0	$16,740

Gary L. Perlin	$13,675	$5,851	$0	$0		$36,138	$215,988	$16,740

Lynn A. Carter	$14,769	$14,979	$4,200	$27,826	(e)	$26,748	$150,000	$12,480

Ryan M. Schneider	$12,013	$0	$2,321	$232	(f)	$23,587	$161,173	$4,200

Peter A. Schnall	$18,621	$0	$0	$610	(f)	$24,726	$154,491	$6,000

(a)	The value attributable to personal use of a Company-provided automobile. The percent of personal use of the automobile is tracked throughout the calendar year and then applied to the full expense amount.

(b)	Company contributions under qualified and non-qualified deferred compensation programs and other supplemental executive retirement benefits.

(c)	Represents life insurance premiums paid on behalf of the executives.

(d)	Includes cost attributable to personal use of a driver who also provides for Mr. Fairbank’s personal security ($47,103) and aggregate cost to the Company for home security services ($38,651) for Mr. Fairbank. The percent of personal use of the automobile is tracked throughout the calendar year and then applied to the full expense amount for personal security.

(e)	Includes cost attributable to personal use of a driver ($26,832) and aggregate cost to the Company for home security services ($994) for Ms. Carter. The percent of personal use of the automobile is tracked throughout the calendar year and then applied to the full expense amount for the driver.

(f)	Includes aggregate cost to the Company for home security services.

2011 Grants of Plan-Based Awards Table

The Grants of Plan-Based Awards table provides details on equity incentive plan awards granted in 2011, including stock options, performance shares, shares of restricted stock and restricted stock units.

In 2011, the named executive officers were not eligible for annual cash bonuses.

The columns reporting “Estimated Future Payouts Under Equity Incentive Plan Awards,” “All Other Stock Awards” and “All Other Option Awards” relate to Capital One’s equity-based incentive awards to the named executive officers.

For the CEO in 2011, these awards are comprised of performance shares and stock options granted in January 2011 and restricted stock units granted in January 2011 for 2010 performance.

  The stock options become exercisable three years after the date of grant and expire in ten years.
  The number of performance shares that will be issued will be based on the Company’s Adjusted ROA, which we previously referred to as cash return on average tangible assets, over the 3-year period from January 1, 2011, through December 31, 2013, relative to the KBW Bank Sector index, excluding custody banks (see “2011 CEO Compensation Decisions” in the “Compensation Discussion and Analysis” section on page 34 for more details on the performance share award).
  Dividends accrued on the performance shares will be paid out as additional shares on the date the performance share award results are certified by the Compensation Committee.
  The restricted stock units vest in full three years after the date of grant and settle in cash based on the average closing price of the Company’s common stock for the 20 trading days preceding the vesting date. Dividend equivalents are paid on unvested restricted stock units at the same rate and at approximately the same time as dividends are paid to the Company’s other stockholders.

For the NEOs in 2011, the awards are comprised of stock options, performance shares, shares of restricted stock, and restricted stock units granted in January 2011 for the 2010 performance year and restricted stock units granted in January 2011 as a portion of 2011 base salary (as described under “Base Salaries” in the “Compensation Discussion and Analysis” section on page 39).

  The stock options become exercisable in three equal annual installments, beginning one year after the date of grant, and expire in ten years.
  The terms of the performance shares for the NEOs are substantially similar to the terms of the CEO’s performance shares described above. The number of performance shares that will be issued will be based on the Company’s Adjusted ROA, which we previously referred to as cash return on average tangible assets, over the 3-year period from January 1, 2011 through December 31, 2013 relative to the KBW Bank Sector index, excluding custody banks. Dividends accrued on the performance shares will be paid out as additional shares on the date the performance share award results are certified by the Compensation Committee.
  The shares of restricted stock vest in three equal annual installments beginning one year after the date of grant. Dividends are paid on unvested restricted stock at the same rate and at approximately the same time as dividends are paid to the Company’s other stockholders.
  The restricted stock units representing a portion of base salary vested in full on December 15, 2011, and settled in cash based on the average closing price of the Company’s common stock for the 20 trading days preceding the vesting date. The other restricted stock units vest in three equal annual installments beginning one year after the date of grant and settle in cash based on the closing price of the Company’s common stock on the vesting date. Dividend equivalents are paid on unvested restricted stock units at the same rate and at approximately the same time as dividends are paid to the Company’s other stockholders.

2011 Grants of Plan-Based Awards Table

		Estimated Future Payouts Under Equity Incentive Plan Awards
Name and Principal Position	Date of Grant (1)	Target	Maximum	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards (2) ($/Sh)	Grand Date Fair Value of Stock and Option Awards (3)
Richard D. Fairbank Chairman, CEO and President	1/26/2011	82,851	165,702	—	—	—	$4,000,046
	1/26/2011	—	—	—	608,366	$48.28	$8,003,906
	1/26/2011	—	—	134,632	—	—	$6,500,033

Gary L. Perlin Chief Financial Officer	1/26/2011	10,738	21,476	—	—	—	$518,431
	1/26/2011	—	—	—	93,080	$48.28	$1,224,598
	1/26/2011	—	—	35,232	—	—	$1,701,001
	1/26/2011	—	—	33,063(4)	—	—	$1,596,282
	1/26/2011	—	—	33,555	—	—	$1,620,035

Lynn A. Carter President, Banking	1/26/2011	8,286	16,572	—	—	—	$400,048
	1/26/2011	—	—	—	71,821	$48.28	$944,906
	1/26/2011	—	—	27,186	—	—	$1,312,540
	1/26/2011	—	—	19,160(4)	—	—	$925,045
	1/26/2011	—	—	25,891	—	—	$1,250,017

Ryan M. Schneider President, Card	1/26/2011	8,385	16,770	—	—	—	$404,828
	1/26/2011	—	—	—	72,683	$48.28	$956,247
	1/26/2011	—	—	23,923	—	—	$1,155,002
	1/26/2011	—	—	17,730(4)	—	—	$856,004
	1/26/2011	—	—	26,202	—	—	$1,265,033

Peter A. Schnall Chief Risk Officer	1/26/2011	7,424	14,848	—	—	—	$358,431
	1/26/2011	—	—	—	64,352	$48.28	$846,641
	1/26/2011	—	—	24,358	—	—	$1,176,004
	1/26/2011	—	—	17,756(4)	—	—	$857,260
	1/26/2011	—	—	23,199	—	—	$1,120,048

(1)	Date on which awards were approved by the independent directors.

(2)	Equal to the fair market value of a share of Capital One’s common stock on the date of grant determined on the basis of the closing price as reported by the New York Stock Exchange Composite Transaction Tape.

(3)	The grant date value for each option awarded on January 26, 2011, was calculated using the Black- Scholes method and was based on the following assumptions:

	Volatility	Risk-Free Interest Rate	Dividend Yield	Expected Life
January 26, 2011	35.78%	2.04%	2.34%	5 Years

The grant date fair values for the performance shares if the maximum level of performance is achieved are as follows: $8,000,093 for Mr. Fairbank, $1,036,861 for Mr. Perlin, $800,096 for Ms. Carter, $809,656 for Mr. Schneider, and $716,861 for Mr. Schnall.

(4)	Grant of restricted stock units representing a portion of base salary for 2011.

2011 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name & Principal Position	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Richard D. Fairbank	0	$0	0	$0
Chairman, CEO and President

Gary L. Perlin	161,631	$5,151,948	204,026	$9,771,003
Chief Financial Officer

Lynn A. Carter	90,595	$3,373,942	135,996	$6,502,869
President, Banking

Ryan M. Schneider	0	$0	107,390	$5,130,067
President, Card

Peter A. Schnall	79,156	$2,393,746	130,231	$6,246,936
Chief Risk Officer

(1)	The value realized is the pre-tax value of the shares (market price less the exercise price) received.

(2)	The value realized is the number of shares multiplied by the fair market value of the Company’s common stock on vesting date, which is the closing price as reported by the New York Stock Exchange Composite Transaction Tape.

2011 Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards (1), (2)				Stock Awards (2)
Name and Principal Position	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price (3)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested (4)
Richard D. Fairbank Chairman, CEO and President					271,431 (7)	$11,478,817	491,295 (8)	$20,776,866
	360,000 (5)	0	$56.28	12/14/2013
	566,000 (6)	0	$82.39	12/19/2014
	573,000 (6)	0	$87.28	12/19/2015
	594,851 (6)	0	$76.45	12/10/2016
	1,661,780 (7)	0	$50.99	12/09/2017
	0	970,403 (7)	$18.28	1/28/2019
	0	559,333 (7)	$36.55	1/26/2020
	0	608,366 (7)	$48.28	1/25/2021

Gary L. Perlin Chief Financial Officer					142,979 (9)	$6,046,582	65,803 (11)	$2,782,809
	100,000 (9)	0	$48.73	7/28/2013
	24,500 (9)	0	$56.28	12/14/2013
	77,220 (9)	0	$78.71	3/14/2015
	83,510 (9)	0	$88.81	3/2/2016
	122,450 (9)	0	$76.79	3/1/2017
	249,570 (9)	0	$48.95	2/20/2018
	0	107,820 (9)	$18.28	1/28/2019
	0	93,080 (9)	$48.28	1/25/2021

Lynn A. Carter President, Banking					112,850 (9)	$4,772,427	53,819 (12)	$2,276,006
	102,583 (9)	0	$74.72	4/25/2017
	92,940 (9)	0	$48.95	2/20/2018
	90,595 (9)	90,598 (9)	$18.28	1/28/2019
	0	71,821 (9)	$48.28	1/25/2021

Ryan M. Schneider President, Card					98,434 (9)	$4,162,774	41,705 (13)	$1,763,704
	142 (10)	0	$83.96	12/05/2012
	1,238 (10)	0	$84.62	12/05/2012
	1,155 (10)	0	$77.28	12/14/2013
	5,056 (10)	0	$78.24	12/14/2013
	2,210 (10)	0	$82.10	12/14/2013
	945 (10)	0	$82.30	12/14/2013
	15,650 (9)	0	$78.71	3/14/2015
	17,890 (9)	0	$88.81	3/2/2016
	26,250 (9)	0	$76.79	3/1/2017
	63,700 (9)	0	$48.95	2/20/2018
	60,646 (9)	60,649 (9)	$18.28	1/28/2019
	0	72,683 (9)	$48.28	1/25/2021

Peter A. Schnall Chief Risk Officer					103,275 (9)	$4,367,500	46,555 (14)	$1,968,811
	1,158 (10)	0	$86.27	12/05/2012
	32,724 (9)	0	$56.28	12/14/2013
	1,298 (10)	0	$76.96	12/14/2013
	45,760 (9)	0	$78.71	3/14/2015
	48,340 (9)	0	$88.81	3/2/2016
	73,850 (9)	0	$76.79	3/1/2017
	139,390 (9)	0	$48.95	2/20/2018
	0	77,121 (9)	$18.28	1/28/2019
	0	64,352 (9)	$48.28	1/25/2021

(1)	Stock options granted generally have time-based vesting schedules and are exercisable upon vesting or vest earlier upon the optionee’s death, disability, or retirement or upon a change of control of Capital One. They are transferable only to or for the benefit of immediate family members. Stock options granted on or after December 1, 2005, continue to follow the original vesting schedule after the optionee’s retirement.

(2)	The following table details vesting dates for all outstanding equity awards; the date listed as the vesting date for performance shares is the date by which the Compensation Committee must certify the performance of the Company over the performance period.

Name	Grant Date	Grant Type	First Vesting		Second Vesting		Third Vesting
			Vesting Date	# of Shares	Vesting Date	# of Shares	Vesting Date	# of Shares
Richard D. Fairbank	12/15/2003	Option Award	12/15/2004	120,000	12/15/2005	118,224	12/15/2006	118,224
	12/15/2003	Option Award	12/15/2005	1,776	12/15/2006	1,776
	12/20/2004	Option Award	12/20/2009	566,000
	12/20/2005	Option Award	12/20/2010	573,000
	12/11/2006	Option Award	12/11/2011	594,851
	12/10/2007	Option Award	12/10/2010	1,661,780
	01/29/2009	Perf Share Award	3/15/2012	95,239
	01/29/2009	Option Award	1/29/2012	970,403
	01/27/2010	Perf Share Award	3/15/2013	88,920
	01/27/2010	Restricted Stock Unit Award	1/27/2013	136,799
	01/27/2010	Option Award	1/27/2013	559,333
	01/26/2011	Perf Share Award	3/15/2014	82,851
	01/26/2011	Restricted Stock Unit Award	1/26/2014	134,632
	01/26/2011	Option Award	1/26/2014	608,366

Gary L. Perlin	07/29/2003	Option Award	7/29/2004	2,052	7/29/2005	2,052	7/29/2006	2,052
	07/29/2003	Option Award	7/29/2004	31,281	07/29/2005	31,281	7/29/2006	31,282
	12/15/2003	Option Award	12/15/2004	8,166	12/15/2005	8,167	12/15/2006	8,167
	03/15/2005	Option Award	3/15/2006	25,739	3/15/2007	25,740	3/15/2008	25,741
	03/03/2006	Option Award	3/3/2007	27,808	3/3/2008	27,809	3/3/2009	27,893
	03/02/2007	Option Award	3/2/2008	40,816	3/2/2009	40,816	3/2/2010	40,818
	02/21/2008	Option Award	2/21/2009	83,189	2/21/2010	83,189	2/21/2011	83,192
	01/29/2009	Perf Share Award	3/15/2012	28,572
	01/29/2009	Restricted Stock Award	1/29/2010	49,370	1/29/2011	49,371	1/29/2012	49,372
	01/29/2009	Option Award	1/29/2010	107,815	1/29/2011	107,816	1/29/2012	107,820
	01/27/2010	Restricted Stock Award	1/27/2011	12,409	1/27/2012	12,410	1/27/2013	12,410
	01/26/2011	Perf Share Award	3/15/2014	10,738
	01/26/2011	Restricted Stock Award	1/26/2012	11,184	1/26/2013	11,185	1/26/2014	11,186
	01/26/2011	Restricted Stock Unit Award	1/26/2012	11,743	1/26/2013	11,744	1/26/2014	11,745
	01/26/2011	Option Award	1/26/2012	31,026	1/26/2013	31,026	1/26/2014	31,028

Lynn A. Carter	04/26/2007	Option Award	4/26/2008	34,194	4/26/2009	34,194	4/26/2010	34,195
	02/21/2008	Option Award	2/21/2009	30,979	2/21/2010	30,980	2/21/2011	30,981
	01/29/2009	Perf Share Award	3/15/2012	24,008
	01/29/2009	Restricted Stock Award	1/29/2010	39,250	1/29/2011	39,250	1/29/2012	39,252
	01/29/2009	Option Award	1/29/2010	90,595	1/29/2011	90,595	1/29/2012	90,598
	01/27/2010	Restricted Stock Award	1/27/2011	10,259	1/27/2012	10,260	1/27/2013	10,261
	01/26/2011	Perf Share Award	3/15/2014	8,286
	01/26/2011	Restricted Stock Award	1/26/2012	8,630	1/26/2013	8,630	1/26/2014	8,631
	01/26/2011	Restricted Stock Unit Award	1/26/2012	9,061	1/26/2013	9,062	1/26/2014	9,063
	01/26/2011	Option Award	1/26/2012	23,940	1/26/2013	23,940	1/26/2014	23,941

Ryan M. Schneider	03/15/2005	Option Award	3/15/2006	5,216	3/15/2007	5,217	3/15/2008	5,217
	07/25/2005	Option Award	1/25/2006	142
	01/26/2006	Option Award	7/26/2006	1,238
	03/03/2006	Option Award	3/3/2007	5,957	3/3/2008	5,957	3/3/2009	5,976
	07/27/2006	Option Award	1/27/2007	1,155
	08/07/2006	Option Award	2/7/2007	5,056
	10/26/2006	Option Award	4/26/2007	945
	02/08/2007	Option Award	8/8/2007	2,210
	03/02/2007	Option Award	3/2/2008	8,749	3/2/2009	8,750	3/2/2010	8,751
	02/21/2008	Option Award	2/21/2009	21,233	2/21/2010	21,233	2/21/2011	21,234
	01/29/2009	Perf Share Award	3/15/2012	16,072
	01/29/2009	Restricted Stock Award	1/29/2010	26,223	1/29/2011	26,224	1/29/2012	26,225
	01/29/2009	Option Award	1/29/2010	60,646	1/29/2011	60,646	1/29/2012	60,649
	01/27/2010	Restricted Stock Award	1/27/2011	11,041	1/27/2012	11,042	1/27/2013	11,042
	01/26/2011	Perf Share Award	3/15/2014	8,385
	01/26/2011	Restricted Stock Award	1/26/2012	8,733	1/26/2013	8,734	1/26/2014	8,735
	01/26/2011	Restricted Stock Unit Award	1/26/2012	7,974	1/26/2013	7,974	1/26/2014	7,975
	01/26/2011	Option Award	1/26/2012	24,227	1/26/2013	24,227	1/26/2014	24,229

Peter A. Schnall	12/15/2003	Option Award	12/15/2004	11,500	12/15/2005	11,500	12/15/2006	9,724
	03/15/2005	Option Award	3/15/2006	15,253	3/15/2007	15,253	3/15/2008	15,254
	02/14/2006	Option Award	8/14/2006	1,158
	03/03/2006	Option Award	3/3/2007	16,097	3/3/2008	16,097	3/3/2009	16,146
	12/20/2006	Option Award	6/20/2007	1,298
	03/02/2007	Option Award	3/2/2008	24,616	3/2/2009	24,616	3/2/2010	24,618
	02/21/2008	Option Award	2/21/2009	46,462	2/21/2010	46,463	2/21/2011	46,465
	01/29/2009	Perf Share Award	3/15/2012	20,437
	01/29/2009	Restricted Stock Award	1/29/2010	33,697	1/29/2011	33,698	1/29/2012	33,699
	01/29/2009	Option Award	1/29/2010	77,118	1/29/2011	77,118	1/29/2012	77,121
	01/27/2010	Restricted Stock Award	1/27/2011	11,009	1/27/2012	11,009	1/27/2013	11,010
	01/26/2011	Perf Share Award	3/15/2014	7,424
	01/26/2011	Restricted Stock Award	1/26/2012	7,732	1/26/2013	7,733	1/26/2014	7,734
	01/26/2011	Restricted Stock Unit Award	1/26/2012	8,119	1/26/2013	8,119	1/26/2014	8,120
	01/26/2011	Option Award	1/26/2012	21,450	1/26/2013	21,450	1/26/2014	21,452

(3)	For stock options granted before April 23, 2009, the exercise price is equal to the fair market value of common stock on the date of grant determined on the basis of the average high and low sales prices as reported by the New York Stock Exchange Composite Transaction Tape. For stock options granted on or after April 23, 2009, the exercise price is equal to the closing price of common stock on the date of grant as reported by New York Stock Exchange Composite Transaction Tape.

(4)	Market value based on the closing price of a share of Capital One’s common stock on the last trading day of 2011 as reported by the New York Stock Exchange Composite Transaction Tape.

(5)	Represents two option grants: 3,552 options which vested equally on the second and third anniversaries of the date of grant, and 356,448 options which vested 33% annually beginning on the first anniversary of the grant date.

(6)	Vested in full on the fifth anniversary of the date of grant.

(7)	Vested or vests in full on the third anniversary of the date of grant.

(8)	Represents the maximum number of performance shares awarded on January 27, 2010, and January 26, 2011, and the actual shares awarded (including accrued dividends paid out as additional shares) for the January 29, 2009, performance share award which was certified by the Compensation Committee on January 31, 2012, with a value of $6,759,700 on such date.

(9)	Vested or vests 33% annually beginning on the first anniversary of the date of grant.

(10)	Reload grant that vested in full six months following the date of grant.

(11)	Represents the maximum number of performance shares awarded on January 26, 2011, and the actual shares awarded (including accrued dividends paid out as additional shares) for the January 29, 2009, performance share award which was certified by the Compensation Committee on January 31, 2012, with a value of $2,027,960 on such date.

(12)	Represents the maximum number of performance shares awarded on January 26, 2011, and the actual shares awarded (including accrued dividends paid out as additional shares) for the January 29, 2009, performance share award which was certified by the Compensation Committee on January 31, 2012, with a value of $1,704,050 on such date.

(13)	Represents the maximum number of performance shares awarded on January 26, 2011, and the actual shares awarded (including accrued dividends paid out as additional shares) for the January 29, 2009, performance share award which was certified by the Compensation Committee on January 31, 2012, with a value of $1,140,776 on such date.

(14)	Represents the maximum number of performance shares awarded on January 26, 2011, and the actual shares awarded (including accrued dividends paid out as additional shares) for the January 29, 2009, performance share award which was certified by the Compensation Committee on January 31, 2012, with a value of $1,450,595 on such date.

Pension Benefits

Capital One Programs

Prior to November 1995, Capital One offered a Cash Balance Pension Plan (“CBPP”) and an Excess Cash Balance Plan (“Excess CBPP”) to all full-time salaried associates and certain executive officers. Both of these programs were frozen in December 1995; however, interest credits continue to accrue on plan balances on a quarterly basis for the CBPP and on a monthly basis for the Excess CBPP. The CBPP crediting rate changes annually based on the average annual yield of 5-year Treasury Securities for the preceding 12 months ending October of the prior year (2.1% annual average for 2011). The Excess CBPP interest crediting rate changes monthly based on the Wall Street Journal Prime Rate (3.3% annual average for 2011).

Mr. Fairbank participated in these programs. Mr. Fairbank’s estimated annual payouts upon retirement in the CBPP and the Excess CBPP as of December 31, 2011 are $2,174 and $6,176. These projected benefits assume interest credits under the CBPP to be 3.75% credited quarterly and under the Excess CBPP to be 4.50% credited monthly. Accounts in either plan are distributed after separation from service. Distribution options from the CBPP plan are lump sum, rollover to another qualified plan or personal IRA or an annuity option. The Excess CBPP will be distributed in the same form as the CBPP, as a lump sum or as an annuity. Since the CBPP and Excess CBPP are account-based defined benefit plans, years of service are not tracked.

2011 Pension Benefits Table

Name and Principal Position	Plan Name (1)	Present Value of Accumulated Benefit (2), (3), (4)	Payments During Last Fiscal Year
Richard D. Fairbank	Cash Balance Pension Plan	$25,116	$0
Chairman, CEO and President	Excess Cash Balance Plan	$73,865	$0

Gary Perlin	—	—	—
Chief Financial Officer

Lynn A. Carter	—	—	—
President, Banking

Ryan M. Schneider	—	—	—
President, Card

Peter A. Schnall	—	—	—
Chief Risk Officer

(1)	In November 1995, Capital One amended the CBPP and the Excess CBPP to eliminate further pay-based credits to participants as of December 31, 1995, and to provide that there would be no new participants in such plans on or after January 1, 1996. Interest continues to be credited on plan balances on a quarterly (CBPP) or monthly (Excess CBPP) basis.

(2)	For the CBPP, the interest crediting rate changes annually based on the average annual yield of 5-year Treasury Securities for the preceding 12 months ending October of the prior year. The average annual interest rate for 2011 was 2.1%. For the Excess Cash Balance Plan, the interest crediting rate changes monthly based on the Wall Street Journal Prime Rate. The average annual interest rate for 2011 was 3.3%.

(3)	Based on SEC guidance on the preferred disclosure method to use for cash balance plans, the amounts shown are the present value of the accrued benefit under the same actuarial assumptions and measurement date used for financial accounting purposes.

(4)	Consistent with the measurement date used for financial disclosure for the pension plans, the amounts for each year are determined as of a December 31, 2011 measurement date.

Capital One’s Voluntary Non-Qualified Deferred Compensation Programs

Capital One offers its Voluntary Non-Qualified Deferred Compensation Plan (“VNQDCP”) to eligible associates. In 2011, our NEOs could elect to contribute up to 50% of the cash portion of their respective base salaries and up to 100% of the restricted stock unit portion of their respective base salaries on a tax-deferred basis. Mr. Perlin, Ms. Carter, Mr. Schneider and Mr. Schnall participated in the program in 2011.

In addition to participant deferrals, Capital One makes contributions under the VNQDCP. Company contributions vest immediately when posted to the VNQDCP.

Participants in the VNQDCP have the option to direct their individual deferrals among thirteen different investment offerings made available by the plan: Fidelity Retirement Money Market Portfolio, PIMCO Total Return Fund Institutional, Dodge & Cox Balanced Fund, Dodge & Cox Stock Fund, Goldman Sachs Large Cap Value Fund, Northern Small Cap Value Fund, Fidelity Spartan S&P 500 Index Fund, Hartford Mid Cap Fund Y, Fidelity Capital Appreciation Fund, Wells Fargo Advantage Capital Growth Fund, The Hartford Small Company HLS IA Fund, Dodge & Cox International Stock Fund, and Lazard Emerging Markets Equity Portfolio IA. Individual investment returns experienced in 2011 were as follows: Mr. Perlin -4.35% or -$90,695, Ms. Carter -4.18% or -$44,780, Mr. Schneider 0.01% or $18 and Mr. Schnall 0.33% or $1,759. Distributions under the VNQDCP may be made to participants according to their respective elected schedule for distribution in accordance with plan terms. The distribution schedules available under the plan include lump sum and 5, 10 or 15 year annual installments. Distributions occur based upon the following events: termination of employment, in-service distribution election or change of control.

Prior to December 31, 2005, Capital One offered its executives an Excess Savings Plan (“ESP”). The plan was frozen as of December 31, 2005; no additional participants are permitted to enter the plan, and no compensation is taken into account after this date. Messrs. Fairbank, Perlin, Schneider and Schnall participated in the ESP and, as such, returns on these investments are reported for 2011. Effective January 1, 2008, the ESP was merged into the VNQDCP, and participants in the ESP have the option to direct their individual investments among the same offerings as the VNQDCP. Individual investment returns experienced in 2011 were as follows: Mr. Fairbank 2.08% or $5,047, Mr. Perlin 4.16% or $3,731, Mr. Schneider 0.01% or $13 and Mr. Schnall 0.92% or $5,676.

2011 Non-Qualified Deferred Compensation Table

Name and Principal Position	Plan Name	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY (2)	Aggregate Earnings in Last FY (3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE (4)
Richard D. Fairbank Chairman, CEO and President	Voluntary Non-Qualified Deferred Compensation Plan	$0	$0	$0	$0	$0
	Excess Saving Plan	$0	$0	$5,047	$0	$247,393
	2003 Performance Share Award (5)	$0	$0	-$65,254	$0	$10,220,647

Gary Perlin Chief Financial Officer	Voluntary Non-Qualified Deferred Compensation Plan	$9,819	$192,900	-$90,695	$0	$2,094,931
	Excess Saving Plan	$0	$0	$3,731	$0	$93,343

Lynn A. Carter President, Banking	Voluntary Non-Qualified Deferred Compensation Plan	$9,865	$142,650	-$44,780	$0	$1,101,861
	Excess Saving Plan	$0	$0	$0	$0	$0

Ryan M. Schneider President, Card	Voluntary Non-Qualified Deferred Compensation Plan	$9,453	$137,850	$18	$63,447	$245,357
	Excess Saving Plan	$0	$0	$13	$0	$129,306

Peter A. Schnall Chief Risk Officer	Voluntary Non-Qualified Deferred Compensation Plan	$9,105	$131,100	$1,759	$0	$602,940
	Excess Saving Plan	$0	$0	$5,676	$0	$621,657

(1)	Mr. Fairbank did not receive any cash salary or bonus and therefore did not defer any compensation in 2011 under the VNQDCP. For Mr. Perlin, Ms. Carter, Mr. Schneider and Mr. Schnall, all executive contributions under the VNQDCP were made in the form of base salary deferrals, and are included in the Summary Compensation Table.

(2)	Registrant contributions are also included in the amounts reported as “Company Contributions to Defined Contribution Plans” in footnote 8 to the Summary Compensation Table.

(3)	Includes earnings on total assets in the VNQDCP and the ESP.

(4)	All the amounts shown in this column, other than earnings on deferred compensation, were included in compensation amounts reported in prior years for those executives that were NEOs in such prior years and in the amounts required to be reported pursuant to the then applicable rules. Of these balances, the following amounts were reported in the Summary Compensation Tables in prior year proxy statements beginning with the 2007 proxy statement: Mr. Perlin $779,682; Ms. Carter $643,639; Mr. Schneider $11,810; and Mr. Schnall $44,990.

(5)	Includes the value of restricted stock units that were granted to Mr. Fairbank in December 2003, subject to Capital One’s earnings per share performance relative to its comparator group over a three-year period from January 1, 2004 through December 31, 2006 (the “Performance Period”). On March 2, 2007, the independent directors of the Board certified, following the end of the Performance Period, the achievement of the performance target. Because the Company ranked in the 76th percentile for the Performance Period relative to the comparator group, Mr. Fairbank acquired the right to receive 241,680 shares of Capital One’s common stock on March 31, 2007. Delivery of these shares is deferred until the end of Mr. Fairbank’s employment with the Company. Similar to other deferred compensation, Mr. Fairbank neither acquired these shares nor realized any value from these shares in 2011.

Potential Payments Upon Termination or Change of Control

Overview

The disclosure in the table below illustrates payouts that the named executive officers could receive under certain hypothetical termination scenarios. Actual circumstances resulting in the departure of a named executive officer cannot be predicted and may differ from the assumptions used in the information outlined below. The Company has adopted plans providing certain standards governing named executive officer separation payments (reflected in the table below) in order to protect the Company’s interests in the event of an acquisition as well as to provide competitive benefits to senior executives.

The Compensation Committee reviews each executive officer’s separation on a case by case basis and exercises its business judgment, with the approval of the independent directors, to customize the terms of such separations in consideration of the relevant circumstances, including:

  The reasons for the separation;
  Market competitive practices for comparable separation scenarios;
  Potential benefits to the Company, such as retaining its competitive advantage, maintaining a positive reputation internally and externally, and preserving its ability to recruit highly talented executives;
  The executive’s tenure and contributions to the Company’s success;
  The executive’s willingness to provide legal waivers and/or enter into agreements not to compete with the Company or to solicit the Company’s employees or customers; and
  The resulting impact of the separation terms on the Company and its stockholders.

Restrictive Covenants

Capital One maintains a competitive advantage in part through the intellectual property developed and utilized by our senior executives. Capital One has asked certain NEOs to enter into various agreements that contain restrictive covenants related to confidentiality, non-competition, non-solicitation of employees and ownership of work product, as described below.

Non-Competition Agreement

Under Capital One’s Non-Competition Agreement program, NEOs may be restricted as to what competitive services they may provide to an entity following separation from Capital One, typically for a period of up to two years. In recognition of these restrictions, the agreement calls for payments to be made to the NEO during periods of enforcement of the non-competition restrictions, subject to certain circumstances and conditions.

For 2011, potential payments following termination under the Non-Competition Agreement are 15% of the NEO’s target total compensation for each year of enforcement and eighteen months of subsidized health insurance premiums under COBRA if the NEO elects such coverage, subject to certain terms and conditions. For voluntary terminations, the previously described payments are only made for the second year of enforcement. In the case of the NEO’s involuntary termination for any reason other than death, disability or cause, the payments are made in two lump sums, the first following termination and the second upon completion of the enforcement period. However, there are no payments under the Non-Competition Agreement if benefits are payable under a change of control agreement. Payments related to the Non-Competition Agreement are separate from any severance payments that may be made upon the NEO’s departure. However, severance payments are typically offset in part by payments related to the Non-Competition Agreement so that total payment amounts are consistent with the program’s intent.

Confidentiality, Work Product and Non-Solicitation of Employee Agreement

The confidentiality provisions of this agreement generally provide that at all times during and following employment with the Company, the NEO may not use for personal benefit or the benefit of others, or divulge to others, any of Capital One’s confidential information, except as expressly authorized by Capital One or required by legal process.

The work product provisions of this agreement generally provide that Capital One shall own and be assigned ownership of all work product of each NEO. The NEO, upon separation from Capital One, shall return any and all work product to Capital One.

Under the Non-Solicitation of Employee provisions of this agreement, for a period of two years following separation from Capital One, the NEO shall not directly or indirectly solicit or induce any associate of Capital One to become employed by any person or entity engaged in competition with Capital One, nor directly or indirectly solicit or induce any associate of Capital One to end their employment based on confidential information they learned about the employee while they were employed by Capital One.

Payments under Certain Termination Scenarios

Upon separation from the Company, the named executive officers, regardless of the reason for termination, receive certain payments, such as accrued but unused vacation pay and amounts earned and vested under the Company’s qualified and non-qualified retirement programs. In addition, cash-settled restricted stock units granted to NEOs after the end of a performance year continue to vest according to the original provisions upon separation except for cause because these are deferred awards attributable to prior performance and are intended to replace cash bonuses, which would otherwise already have been paid to an executive.

Voluntary Termination

An NEO who voluntarily terminates employment with Capital One may receive payments related to non-competition covenants (described above, if applicable) and any contractual payments to which the NEO may otherwise be entitled. In addition, an NEO has the ability following separation to exercise vested but unexercised options for 90 days following voluntary termination.

Involuntary Termination Without Cause

An NEO whose employment with Capital One is terminated involuntarily, for performance or job elimination, is entitled to receive the amounts set forth in the Company’s Executive Severance Plan. For 2011, potential payments under the Executive Severance Plan were 30% of total target compensation. If an NEO’s Non-Competition Agreement is enforced, payments under the Executive Severance Plan will be offset by any amounts paid under the Non-Competition Agreement and the NEO will be eligible for (i) an additional payment of up to 90% of the severance payments in exchange for executing a release of claims against the Company, as well as (ii) continued coverage through broad-based and executive life insurance programs, outplacement services and any contractual payments to which the NEO may otherwise have been entitled. Performance shares granted to named executive officers will vest on a pro-rata basis if an involuntary termination without cause occurs during the performance period. In addition, named executive officers have the ability following separation to exercise vested but unexercised options for two years.

Termination for Cause

An NEO whose employment with Capital One is terminated for cause receives no additional benefits but is required to comply with any applicable restrictive covenants related to confidentiality, non-competition, non-solicitation of employees and ownership of work product, as described above. In addition, if terminated for cause, named executive officers have the ability following separation to exercise vested but unexercised options for 90 days.

Payments upon Retirement

As with all executives who are eligible for retirement, named executive officers who retire from Capital One may receive the following amounts: payments related to non-competition covenants as if they had terminated voluntarily (described above); partially subsidized participation in retiree medical coverage (including dependants as applicable); coverage through the executive life insurance program (at a reduced benefit); and any contractual payments to which he or she may otherwise be entitled.

Shares of restricted stock and stock options of named executive officers who retire from Capital One continue to vest according to their original terms. In addition, performance shares granted to named executive officers will continue to vest after retirement, except the 2011 performance share grant to the CEO which would be forfeited if he retired prior to December 31, 2011. For stock options granted on or before December 1, 2005, the executive has one year from the date of separation to exercise vested but unexercised options. Stock options granted after December 1, 2005 must be exercised by the earlier of five years from the date of retirement or the expiration of the option term. Unvested stock options granted on or after January 27, 2010, will continue to vest according to their original terms, and all stock options may be exercised until the expiration of the option term.

Change of Control

Each named executive officer is a party to an agreement (a “Change of Control Agreement”) that provides for certain payments in the event his or her employment is terminated within two years following (or in anticipation of) a change of control, either involuntarily without cause or voluntarily for good reason. Amounts payable in each of these scenarios are outlined below.

In the agreements, a change of control occurs if one or more of the following events take place: (i) an acquisition of 20% or more of Capital One’s common stock or the combined voting power of the voting securities by a person or group, (ii) certain changes in the majority of the Board of Directors, (iii) consummation of a reorganization, merger, share exchange or consolidation or similar transaction, sale of all assets or the acquisition of another company, except where all or substantially all of the stockholders receive 50% or more of the stock of the resulting company, at least a majority of the board of directors of the resulting company were incumbent board members, and no person owns 20% or more of the resulting company who did not own such stock immediately before the business combination or (iv) approval by stockholders of a complete liquidation or dissolution of Capital One.

Involuntary Termination For Cause

Named executive officers terminated involuntarily for cause following a change of control receive no additional benefits.

Voluntary Termination With Good Reason or Involuntary Termination Without Cause

For 2011, the potential payments that the named executive officers could receive under certain termination scenarios are based on a percentage of target total compensation. For the CEO, the potential payments are based on a multiple of his notional salary (as described below). As of December 31, 2011, if a change of control of Capital One occurs, then following a voluntary termination with good reason or involuntary termination without cause, a named executive officer may receive certain benefits as outlined below:

  The CEO will be entitled to receive a lump-sum payment of 2.5 times his current notional salary.
  An NEO will be entitled to receive:
    The cash value, prorated through the date of termination, of the current year’s target annual incentive award, whether in the form of cash or equity-based compensation;
    112.5% of the highest of (i) the NEO’s current target total compensation, (ii) the NEO’s target total compensation for the prior year, or (iii) the NEO’s actual total compensation for the prior year.
  The CEO or an NEO will also be entitled to receive:
    An amount such that after the payment of all income and excise taxes, the named executive officer would have been in the same after-tax position as if no excise tax had been imposed, provided that the gross-up results in an after-tax benefit of at least 110% of the applicable safe harbor amount (in the event the payments do not meet that threshold, payments are reduced so that no excise tax is imposed);
    An amount equal to the employer contributions under the Company’s qualified and non-qualified retirement, healthcare and life insurance programs plans for 2.5 years as well as access to such healthcare and life insurance plans for the named executive officer (and dependants as applicable);

  Service credit of 2.5 years for purposes of determining vesting under any supplemental or excess defined contribution plan and eligibility under any applicable retiree medical plan;
  Outplacement services of up to $30,000 for one full year (the named executive officer must begin to take advantage of the services within one year of the date of termination);
  Accrued but unused vacation pay; and
  Any contractual payments to which the named executive officer may otherwise have been entitled.

In addition, as for all associates holding equity awards, all outstanding awards under Capital One’s stock incentive plans vest immediately upon a change of control.

On March 1, 2011, Capital One delivered notice to the named executive officers that their current Change of Control Agreements would not be renewed. The Committee and the independent directors also approved a new form of Change of Control Agreement to be used after March 1, 2011, for new hires, promotions and renewals, which does not provide for an excise tax gross-up. Accordingly, all Change of Control Agreements providing for a potential excise tax gross-up after a change of control will expire by April 2014, to be replaced with the new form of agreement that does not provide for an excise tax gross-up.

Richard D. Fairbank

Mr. Fairbank receives no regular base salary. In light of this, for 2011, Mr. Fairbank’s payment in the event of a termination following a change of control was based on a notional salary of $1 million. The Committee reviews and establishes this amount on an annual basis, based on market trends related to CEO compensation and recommendations provided by the Committee’s independent consultant. Mr. Fairbank is a party to a Change of Control Agreement.

Gary L. Perlin

Mr. Perlin is generally eligible for the same payments upon termination as the other NEOs at Capital One. For 2011, these payments were calculated against the 2011 target total compensation value. Mr. Perlin is a party to a Non-Competition Agreement and a Confidentiality, Work Product and Non-Solicitation of Employee Agreement, as well as to a Change of Control Agreement.

Lynn A. Carter

Ms. Carter is generally eligible for the same payments upon termination as the other NEOs at Capital One. For 2011, these payments were calculated against the 2011 target total compensation value. Mrs. Carter is a party to a Change of Control Agreement. See the table below for more information on Ms. Carter’s previously announced separation from the Company.

Ryan M. Schneider

Mr. Schneider is generally eligible for the same payments upon termination as the other NEOs at Capital One. For 2011, these payments were calculated against the 2011 target total compensation value. Mr. Schneider is a party to a Non-Competition Agreement and a Confidentiality, Work Product and Non-Solicitation of Employee Agreement, as well as to a Change of Control Agreement.

Peter A. Schnall

Mr. Schnall is generally eligible for the same payments upon termination as the other NEOs at Capital One. For 2011, these payments were calculated against the 2011 target total compensation value. Mr. Schnall is a party to a Non-Competition Agreement and a Confidentiality, Work Product and Non-Solicitation of Employee Agreement, as well as to a Change of Control Agreement.

2011 Potential Payments and Benefits Upon Termination or Change of Control Tables by NEO

Name and Principal Position	Situation	Cash Severance (1)	Retirement Plan Contributions (2)	Acceleration and Continuation of Equity Awards (3)	Continuation of Medical/ Welfare Benefits (4)	Excise Tax Gross Up (5)	Total
Richard D. Fairbank Chairman, CEO and President	Voluntary Termination	NA	NA	NA	NA	NA	NA
	Involuntary Termination	NA	NA	NA	NA	NA	NA
	Retirement (6)	$0	$0	$45,776,849	$425,000	$0	$46,201,849
	For Cause Termination	$0	$0	$0	$0	$0	$0
	CIC*	$2,502,519	$0	$49,280,617	$216,061	$0	$51,999,197

Gary L. Perlin Chief Financial Officer	Voluntary Termination	$1,001,250	$0	$1,489,961	$0	$0	$2,491,211
	Involuntary Termination	$3,804,750	$0	$2,849,641	$46,718	$0	$6,701,109
	Retirement (6)	NA	NA	NA	NA	NA	NA
	For Cause Termination	$0	$0	$0	$0	$0	$0
	CIC*	$8,929,569	$540,514	$10,297,760	$121,457	$0	$19,889,300

Lynn A. Carter President, Banking (7)	Voluntary Termination	$0	$0	$1,149,696	$0	$0	$1,149,696
	Involuntary Termination	$1,500,000	$0	$2,281,799	$42,464	$0	$3,824,263
	Retirement (6)	NA	NA	NA	NA	NA	NA
	For Cause Termination	$0	$0	$0	$0	$0	$0
	CIC*	$6,790,529	$375,378	$8,313,398	$145,997	$0	$15,625,302

Ryan M. Schneider President, Card	Voluntary Termination	$726,000	$0	$1,011,704	$0	$0	$1,737,704
	Involuntary Termination	$2,758,800	$0	$1,809,589	$34,195	$0	$4,602,584
	Retirement (6)	NA	NA	N/A	NA	NA	NA
	For Cause Termination	$0	$0	$0	$0	$0	$0
	CIC*	$6,610,778	$403,338	$6,653,243	$77,822	$3,174,725	$16,919,905

Peter A. Schnall Chief Risk Officer	Voluntary Termination	$692,250	$0	$1,030,100	$0	$0	$1,722,350
	Involuntary Termination	$2,630,550	$0	$1,999,034	$35,992	$0	$4,665,576
	Retirement (6)	NA	NA	NA	NA	NA	NA
	For Cause Termination	$0	$0	$0	$0	$0	$0
	CIC*	$6,305,596	$386,616	$7,397,417	$121,582	$0	$14,211,211

*	Represents potential payments and benefits upon change of control for involuntary termination without cause or voluntary for good reason. “Acceleration and Continuation of Equity Awards” represents the value of equity where vesting is accelerated upon change of control.

The table above is intended to reflect projected payments to named executive officers across a range of potential separation scenarios, assuming the change of control or separation occurred on December 31, 2011.

The amounts shown in the table above do not include payments and benefits that are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. The named executive officers also are eligible to receive certain pension benefits and certain qualified and non-qualified deferred compensation amounts upon termination. These amounts are outlined in the 2011 Pension Benefits Table on page 61 and the 2011 Non-Qualified Deferred Compensation Table on page 63, respectively, and are not included in the table above.

Other amounts not included in the table above are the following:

  Accrued salary, bonus and vacation pay as of the date of termination
  Welfare benefits generally available to all retirees, including retiree medical programs

(1)	Represents cash amounts paid for severance or in relation to enforcement of non-competition covenants. In cases where the executive is eligible for both types of payments, non-competition amounts typically offset severance amounts in whole or in part. Cash-settled restricted stock unit awards granted after the end of a performance year are included in the “Acceleration and Continuation of Equity Awards” column. Gary Perlin and Lynn Carter would both receive a reduction in CIC severance payments ($190,986 and $224,344, respectively) in order to meet safe harbor limitations. This reduction is reflected in the cash severance amounts reported above.

(2)	Represents the value of projected contributions to retirement plans during the severance period.

(3)	Represents the value of equity where vesting is accelerated or continued by the triggering event. For stock options, this represents the in-the-money value. For stock awards, this represents the fair market value of the shares.

(4)	Represents the present value of payments made on the executive’s behalf for continuation of medical and welfare benefits during the severance period. Includes programs such as medical, dental, insurance, outplacement services and related benefits. Only includes programs that are specific to the named executive officers; does not include the value of programs generally available to all employees upon separation from the Company.

(5)	Represents the value of projected excise tax and related gross-up payments made on the executive’s behalf, provided that the gross-up results in an after-tax benefit of at least 110% of the applicable safe harbor amount. As of March 1, 2011, Capital One changed its practice relating to excise tax gross-ups to which the CEO and NEOs may be entitled if terminated after a change of control. All change of control agreements providing for a potential excise tax gross-up will expire by April 2014 and will be replaced with agreements that do not provide for an excise tax gross-up. See “Change of Control Agreements” in the “Compensation Discussion and Analysis” section on page 47 for more information.

(6)	Most currently unvested equity awards held by our retirement eligible executives will continue to vest according to their original terms following retirement. Mr. Fairbank is currently the only named executive officer eligible for retirement.

(7)	As previously announced, Ms. Carter left her role as President, Banking, of the Company effective at the close of business on December 31, 2011, and will be separating from the Company on March 31, 2012. Upon separation, she will be entitled to the payments and benefits shown here for “Involuntary Termination.” In addition, in January 2012 the Committee approved additional vesting on her outstanding restricted stock awards scheduled to vest in January and February 2013, including her award granted in January 2012, that she would otherwise forfeit upon her separation. The total number of shares of restricted stock subject to this additional vesting is 27,999.

SECTION VII – EQUITY COMPENSATION PLANS

Equity Compensation Plan Information

The following table provides information as of December 31, 2011, with respect to shares of Capital One common stock that may be issued under our existing compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved
by security holders (1)	14,944,432	$50.74 (3)	15,073,972 (4)

Equity compensation plans not
approved by security holders (2)	2,196,102 (5)	$53.38 (5)	0 (6)

Total	17,140,534	$51.08	15,073,972

(1)	The following plans have been approved by Capital One stockholders and are currently in effect: the Amended and Restated 2004 Stock Incentive Plan (the “2004 Stock Incentive Plan”), the 1994 Stock Incentive Plan, and the Amended and Restated 2002 Associate Stock Purchase Plan.

(2)	The following plans have not been approved by Capital One stockholders: the 1999 Directors Plan and the 2002 Non-Executive Officer Stock Incentive Plan (the “2002 Stock Incentive Plan”), both of which are described below. The 2002 Stock Incentive Plan was terminated in April 2004, and the 1999 Directors Plan was terminated in April 2009. In conjunction with the acquisition of Hibernia National Bank (“Hibernia”) in November 2005, Capital One assumed three existing Hibernia stock incentive plans. In conjunction with the acquisition of North Fork Bancorporation (“North Fork”) in December 2006, Capital One assumed fifteen existing North Fork stock incentive plans. Options outstanding under these plans were converted to Capital One options outstanding and are included in the amounts reported in this row. There are no shares available for future issuance under the Hibernia or North Fork plans.

(3)	Excludes purchase rights accruing under the 2002 Associate Stock Purchase Plan and 3,564,573 issued and unvested outstanding shares of restricted stock under the 2004 Stock Incentive Plan. Includes 1,123,341 restricted stock units (which have an exercise price of $0.00) under the 2004 Stock Incentive Plan. Excludes shares of restricted stock and stock appreciation rights, to be settled in cash, under the 2004 Stock Incentive Plan.

(4)	Represents shares available for future issuance under the 2004 Stock Incentive Plan; and 1,788,304 shares available for future issuance under the 2002 Associate Stock Purchase Plan as discounted shares purchased voluntarily by Capital One associates through regular payroll deductions. The 1995 Directors Plan was terminated on April 29, 1999 and the 1994 Stock Incentive Plan was terminated upon stockholder approval of the 2004 Stock Incentive Plan, thus there are no shares available for future issuance under these plans.

(5)	Includes 73,620 outstanding restricted stock units under the 1999 Directors Plan that have an exercise price of $0.00.

(6)	There are no shares available for future issuance under the equity compensation plans not approved by security holders.

Description of Non-Stockholder Approved Equity Compensation Plans

Set forth below is a brief description of the material features of each Capital One equity compensation plan that was adopted without the approval of Capital One’s stockholders and that had grants outstanding or shares available for issuance as of December 31, 2011.

1999 Directors Plan

The 1999 Directors Plan was adopted by the Board on April 29, 1999, and terminated on April 28, 2009. The plan authorized a maximum of 825,000 shares of Capital One’s common stock for the grant of non-qualified stock options, restricted stock and restricted stock units to members of the Board who are not otherwise employed at the time an award is granted as an employee of Capital One or any subsidiary of Capital One. The number of shares available for issuance under the plan included shares granted under the plan subject to options that expire or otherwise terminate unexercised and shares forfeited pursuant to restrictions on restricted stock or deferred stock. Shares issued pursuant to the plan are treasury shares. The plan is administered by the Board.

The exercise price of stock options granted under the plan could not be less than the fair market value, as defined in the 1999 Directors Plan, of Capital One common stock on the date of grant. The maximum term of each stock option was ten years, and vesting schedules were determined at the time of grant. The Board could, in its discretion, grant options that by their terms became fully exercisable upon a change of control, as defined in the 1999 Directors Plan.

The Board could award restricted stock to eligible directors. During the restricted period, a director could not dispose of any restricted shares and must forfeit any restricted shares granted to such director if he or she ceases to be a member of the Board. The Board had the authority to establish the terms and conditions upon which these restrictions will lapse. The Board could also, at any time, accelerate the time at which any or all restrictions would lapse or remove any and all such restrictions. Subject to any applicable restrictions, a participant who received an award of restricted stock would have all of the rights of a stockholder with respect to the shares subject to the award, including but not limited to the right to vote the shares and the right to receive all dividends and other distributions paid with respect to the shares.

The Board could award restricted stock units to eligible directors under the plan. The Board has the authority to establish, in its discretion, the length of the vesting period; any restrictions with respect to an award of restricted stock units and the terms and conditions upon which restrictions, if any, shall lapse.

The Board has retained the right to cancel any awards outstanding under the plan in exchange for a cash payment equal to any such award’s value as of the date of cancellation.

Currently, no shares are available for issuance under this plan other than shares subject to outstanding equity awards under the plan.

2002 Stock Incentive Plan

The 2002 Stock Incentive Plan was terminated by the Board upon the approval by the stockholders of the Company of the 2004 Stock Incentive Plan at the annual stockholder meeting in April 2004. Nevertheless, pursuant to the resolution of the Board, the rights or obligations of any person under any equity-based awards granted under the 2002 Stock Incentive Plan remained in full force and effect under the terms of such plan.

The 2002 Stock Incentive Plan was adopted by the Board on January 17, 2002 and amended on September 19, 2002. Under the 2002 Stock Incentive Plan, 8,500,000 shares of Capital One common stock had been reserved for issuance with respect to the grant of non-qualified stock options, stock appreciation rights, restricted stock or incentive stock. The number of shares that were available for issuance under the plan includes shares subject to options or stand-alone stock appreciation rights granted under the plan that expire or otherwise terminate unexercised, shares forfeited pursuant to restrictions on restricted stock or incentive stock and shares surrendered by a participant or retained by Capital One in payment of the exercise price of an option or applicable tax withholding liabilities. The plan is administered by a committee (the “2002 Plan Committee”) consisting solely of at least two non-management directors of Capital One.

All employees of Capital One or its subsidiaries that the 2002 Plan Committee determined to have contributed to the profit and growth of Capital One were eligible to receive awards under the plan, except for Capital One’s “executive officers” (generally, those subject to Section 16 of the Securities Exchange Act of 1934, as amended).

Currently no shares are available for issuance under this plan other than shares subject to outstanding equity awards under the plan. As established in the proposal presented to the stockholders of the Company and approved in the 2004 annual meeting, any reload options that the Company is obligated to grant upon the exercise of awards from the 2002 Stock Incentive Plan will be granted under the 2004 Stock Incentive Plan, and shares of common stock of the Company used to pay for the exercise price of options shall be added back to the total number of shares available for issuance of awards under the terms set forth in the 2004 Stock Incentive Plan.

SECTION VIII – COMPENSATION COMMITTEE REPORT

All members of the Compensation Committee participated in the review and discussion of the Compensation Discussion and Analysis (“CD&A”) with management. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this Proxy Statement.

The Compensation Committee	Mayo A. Shattuck III (Chair)
E.R. Campbell
Patrick W. Gross
Ann Fritz Hackett
Lewis Hay, III
Pierre E. Leroy

The foregoing Report of the Compensation Committee on Executive Compensation shall not be deemed to be soliciting material or filed with the SEC and is not incorporated by reference into any of Capital One’s previous or future filings with the SEC, except as otherwise explicitly specified by Capital One in any such filing.

SECTION IX – AUDIT AND RISK COMMITTEE REPORT

The Audit and Risk Committee’s amended and restated charter was approved by the Committee on January 30, 2012, and by the full Board of Directors on January 31, 2012.

In accordance with its charter, the Audit and Risk Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of Capital One’s accounting, auditing, financial reporting, internal controls and risk assessment and management processes. The Audit and Risk Committee’s primary responsibilities can be classified as assisting the Board of Directors in monitoring four broad categories:

  The integrity of Capital One’s financial statements and internal controls;
  Capital One’s compliance with legal and regulatory requirements;
  The appointment, qualifications, independence, performance and compensation of Capital One’s independent auditor and the performance of its internal auditor and Chief Credit Review Officer; and
  The processes by which management assesses and manages risk.

The Audit and Risk Committee has implemented procedures to enable it to devote the attention it deems appropriate to each of the matters assigned to it under its charter. In carrying out its responsibilities, the Audit and Risk Committee met twelve times during 2011. Pursuant to Capital One’s Corporate Governance Principles and applicable law, the Audit and Risk Committee is comprised solely of independent directors.

In discharging its oversight responsibility, the Audit and Risk Committee has reviewed and discussed Capital One’s audited financial statements for the fiscal year ended December 31, 2011, with management and Ernst & Young LLP (“Ernst & Young”), Capital One’s independent auditors. The Audit and Risk Committee has also discussed with Ernst & Young the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board; has been timely briefed by Ernst & Young as required by Section 204 of the Sarbanes-Oxley Act of 2002 and SEC rules promulgated thereunder; and follows the mandates of the SEC’s rules regarding auditor independence. In addition, the Audit and Risk Committee has received the written disclosures and the letter from Ernst & Young required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Audit and Risk Committee concerning independence and has discussed with Ernst & Young their independence from Capital One. Based on its review and discussions with management and Ernst & Young, and pursuant to a delegation of authority from the Board of Directors, the Audit and Risk Committee has approved the inclusion of the audited financial statements in Capital One’s Annual Report on Form 10-K for the fiscal year ending December 31, 2011, for filing with the SEC.

The Audit and Risk Committee:	W. Ronald Dietz (Chairman and “Audit Committee Financial Expert”)
Patrick W. Gross
Ann Fritz Hackett
Pierre E. Leroy
Peter E. Raskind
Bradford H. Warner (“Audit Committee Financial Expert”)

The foregoing Report of the Audit and Risk Committee shall not be deemed to be soliciting material or filed with the SEC and is not incorporated by reference into any of Capital One’s previous or future filings with the SEC, except as otherwise explicitly specified by Capital One in any such filing.

SECTION X – ELECTION OF DIRECTORS (ITEM 1 ON PROXY CARD)

In 2011, Capital One’s stockholders voted to phase out the classification of the Board and to provide instead for the annual election of directors. Commencing with the 2012 Annual Stockholder Meeting, directors will be elected annually for terms expiring at the next succeeding Annual Stockholder Meeting. Directors previously elected to serve three-year terms will serve the remainder of such terms before standing for re-election. The table below indicates when each director was last elected as well as the tenure of each director.

Director	Tenure	Last Elected	Expiration of Term
Richard D. Fairbank	Since July 26, 1994	2009	2012
E.R. Campbell *	Since November 16, 2005	2009	2012
W. Ronald Dietz	Since February 28, 1995	2010	2013
Patrick W. Gross	Since February 28, 1995	2011	2014
Ann Fritz Hackett	Since October 28, 2004	2011	2014
Lewis Hay, III	Since October 31, 2003	2010	2013
Pierre E. Leroy	Since September 1, 2005	2011	2014
Peter E. Raskind	Since January 31, 2012	N/A	2012
Mayo A. Shattuck III	Since October 31, 2003	2010	2013
Bradford H. Warner	Since April 24, 2008	2009	2012

*	Pursuant to the age restriction in the Company’s Bylaws, Mr. Campbell is not eligible to stand for re-election and will leave the Board when his current term expires at the Annual Meeting.

The nominees for election this year are:

Richard D. Fairbank
Peter E. Raskind
Bradford H. Warner

Each nominee has consented to serve a one-year term. Information about the proposed nominees for election as directors, and about each other current director whose term will continue after the Annual Meeting, is set forth under “Information About Our Directors and Executive Officers” in the “Governance of Capital One” section on page 15 of this proxy statement.

In the event a nominee ceases to be available for election, the Board of Directors may designate a substitute as a nominee or reduce the size of the Board. If the Board designates a substitute nominee, proxies will be voted for the election of such substitute. As of the date of this proxy statement, the Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve as a director.

***

The Board of Directors unanimously recommends that you vote “FOR” each of these director nominees.

SECTION XI – RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS (ITEM 2 ON PROXY CARD)

The Audit and Risk Committee, pursuant to authority granted to it by the Board of Directors, has appointed the firm of Ernst & Young LLP as independent auditors for 2012. The Board of Directors is submitting this proposal to the vote of the stockholders as a matter of good corporate governance. If stockholders do not ratify the selection of Ernst & Young LLP, the Audit and Risk Committee will reconsider their appointment as our independent auditors.

The fees billed for professional services provided by Ernst & Young LLP for fiscal years 2011 and 2010 are shown in the following table:

Fees (dollars in millions)	2011	2010
Audit Fees	$9.26	$7.23
Audit-Related Fees	$1.37	$1.38
Tax Fees	$0.00	$0.04
All Other Fees	$0.00	$0.00

Audit fees include fees for the audit of our annual financial statements, the review of financial statements included in our quarterly reports on Form 10-Q and services that normally would be provided by the accountant in connection with statutory and regulatory filings or engagements and that generally only the independent auditor can provide. In addition to fees for an audit or review in accordance with generally accepted auditing standards, this category contains fees for comfort letters, statutory audits, consents and assistance with and review of documents filed with the SEC. Audit-related fees are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and traditionally are performed by the independent auditor, such as: employee benefit plan audits; due diligence related to mergers and acquisitions; internal control reviews; attestation services that are not required by statute or regulation; and consultation concerning financial accounting and reporting standards. Tax fees include corporate and subsidiary compliance, consulting, international and employee benefit services. All other fees would include fees for services that are not defined as Audit, Audit-related or Tax and are not specifically prohibited by the SEC.

The Audit and Risk Committee has reviewed the fees paid to Ernst & Young LLP and has considered whether the fees paid for non-Audit services are compatible with maintaining Ernst & Young LLP’s independence. The Audit and Risk Committee also adopted policies and procedures to approve services provided by Ernst & Young LLP in accordance with the Sarbanes-Oxley Act of 2002 and rules of the SEC promulgated thereunder. These policies and procedures involve annual pre-approval by the Audit and Risk Committee of the types of services to be provided by Capital One’s independent auditor and fee limits for each type of service on both a per engagement and aggregate level. Additional service engagements that exceed these pre-approved limits must be submitted to the Audit and Risk Committee for further pre-approval. Under the policy adopted by the Audit and Risk Committee, Tax fees are limited to 25% of combined Audit and Audit-related fees, and services that would fall under the category “All Other Fees” are prohibited. Capital One’s policy, for administrative ease, allows for a $25,000 de minimis exception to the pre-approval procedures; however, any services provided pursuant to this exception must be approved at the next meeting of the Audit and Risk Committee. Additionally, Capital One has established policies to provide for adherence to Sarbanes-Oxley Act requirements relating to the rotation of partners engaged in Capital One’s audit by the independent auditors.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

***

The Board of Directors unanimously recommends that you vote “FOR” the ratification of Ernst & Young LLP as Capital One’s independent auditors for 2012.

SECTION XII – ADVISORY APPROVAL OF CAPITAL ONE’S 2011 NAMED EXECUTIVE OFFICER COMPENSATION (ITEM 3 ON PROXY CARD)

We are offering to our stockholders a non-binding advisory vote on our 2011 Named Executive Officer compensation, including the compensation of our Chief Executive Officer, pursuant to Section 14A of the Securities and Exchange Act of 1934. While the vote is non-binding, the Board of Directors values the opinions that stockholders express through their votes and in any additional dialogue. The Board of Directors will consider the outcome of the vote when making future compensation decisions.

As discussed in the “Compensation Discussion and Analysis” section beginning on page 30, our Board of Directors generally has provided compensation programs for the CEO and the NEOs that are competitive with the market, performance-based and transparent and that align with our stockholders’ interests over multiple time horizons. Our CEO and NEO compensation programs generally have consisted primarily of performance-based incentive opportunities, including multiple types of equity instruments with multi-year vesting schedules. The ultimate value of the equity-based awards made to our CEO and the NEOs is subject to Capital One’s sustained performance over time, both on an absolute basis and relative to our peers.

For 2011, the CEO’s compensation program remained entirely comprised of equity-based vehicles and is at-risk based on the Company’s and Mr. Fairbank’s performance. As discussed under “NEO Compensation” on page 39, in 2011 the Company developed a compensation program for the NEOs consistent with the Company’s pay-for-performance philosophy. Under the 2011 NEO compensation program, approximately 80% of total target compensation was provided through equity-based vehicles which were all at-risk based on the performance of the Company’s stock price and subject to vesting over multiple time horizons.

Additional information relevant to your vote can be found in the “Compensation Discussion and Analysis” section of this proxy statement on pages 30 to 50 and in the “Named Executive Officer Compensation” section on pages 51 to 69.

We ask for your advisory vote on the following resolution:

“Resolved, that Capital One’s stockholders hereby provide their advisory approval of the 2011 Named Executive Officer compensation as disclosed pursuant to the rules of the SEC in the Compensation Discussion and Analysis, the Summary Compensation Table, the other compensation tables and the related notes and narratives in this proxy statement.”

***

The Board of Directors unanimously recommends that you vote “FOR” advisory approval of our 2011 Named Executive Officer compensation as disclosed in this proxy statement.

The Board of Directors has resolved to hold annual advisory votes on executive compensation. Accordingly, the next advisory vote on executive compensation will occur at the 2013 Annual Meeting, unless the Board of Directors modifies its policy on the frequency of holding such advisory votes.

SECTION XIII – APPROVAL AND ADOPTION OF CAPITAL ONE’S AMENDED AND RESTATED ASSOCIATE STOCK PURCHASE PLAN (ITEM 4 ON PROXY CARD)

On February 23, 2012, the Board of Directors amended the Capital One Financial Corporation 2002 Associate Stock Purchase Plan (the “ASPP”) to increase the number of shares available under the ASPP, subject to stockholder approval. Under the ASPP, which was initially adopted by the Board effective on September 19, 2002, the Company originally reserved 3,000,000 shares of Capital One common stock for the purpose of employee purchases. This amount was increased by the Board to 8,000,000 shares in February 2008, which increase was approved by stockholders in April 2008. This amendment and restatement of the ASPP, among other things, requests approval of an additional 10,000,000 shares, for a total reserve of 18,000,000 shares. These shares may consist of newly issued shares, treasury shares, shares acquired on the open market or any combination thereof.

The purpose of the ASPP is to secure for the Company and its stockholders the benefits of the incentive inherent in the ownership of Capital One’s common stock by its employees. The following description of the ASPP is not intended to be complete and is qualified in its entirety by the complete text of the ASPP, which is attached to this proxy statement as Appendix A. Stockholders are urged to read the ASPP in its entirety.

Summary of Material Provisions of the ASPP

Administration

The ASPP is administered by the Compensation Committee, which must consist of not less than two members appointed by the Board, unless the Board appoints another committee to administer the plan. Such committee has the authority to take any and all actions necessary to implement the ASPP and to interpret the ASPP, to prescribe, amend and rescind rules and regulations relating to the ASPP, and to make all other determinations necessary or advisable in administering the ASPP. All of such actions, interpretations and determinations shall be final and binding upon all persons.

Eligibility

All individuals who are actively employed by the Company or a subsidiary and are customarily paid through the Company’s regular payroll are eligible to participate in the ASPP.

Purchase of Shares

Each eligible employee may elect regular, monthly payroll deductions of up to 15% of the employee’s base compensation to be used to purchase shares of common stock at monthly intervals (or at such other times as determined by the plan administrator). Eligible employees may also elect to make a lump-sum cash contribution (provided that the total of the payroll deductions and such contributions for any calendar quarter do not exceed 15% of an employee’s base compensation for such period) to be used to purchase shares. The total amount of monthly payroll deductions and quarterly lump-sum cash contributions may not exceed $75,000 in any calendar year. A participating employee may elect once each calendar quarter to increase, decrease, or eliminate his or her regular payroll deduction. Shares of common stock are purchased under the ASPP at the end of each month (a “purchase date”), or at such other times as determined by the plan administrator.

Matching Contribution; Purchase Price

Each employee who participates in the ASPP will receive a matching contribution from the Company equal to 17.65% of the amount of such employee’s matching and lump-sum contributions to the ASPP. This matching contribution is combined with the employee’s contributions and used to purchase common stock under the ASPP at a purchase price equal to the fair market value of the common stock on the applicable purchase date. Taking in account the matching contributions, participants effectively purchase common stock under the ASPP at a 15% discount to the fair market value of the shares on the purchase date.

Effect of Termination of Employment

If an eligible employee’s employment is terminated for any reason (including death), any amount withheld prior to such termination will be used to purchase shares on the next purchase date.

Change in Capital Structure

In the event of a stock dividend, spin-off, stock split or combination of shares, recapitalization or merger in which the Company is the surviving corporation or other change in the common stock (including, but not limited to, the creation or issuance to shareholders generally of rights, options or warrants for the purchase of common stock or preferred stock of the Company), the number and kind of shares of stock or securities of the Company to be subject to the ASPP, the maximum number of shares or securities that may be delivered under the ASPP, the purchase price and other relevant provisions shall be appropriately adjusted by the Committee, whose determination shall be binding on all persons.

Amendment and Termination

The Board of Directors in its sole discretion may at any time amend the ASPP in any respect provided that such amendment is in compliance with all applicable laws and regulations and the requirements of any national securities exchange on which shares of common stock are then traded.

U.S. Federal Income Tax Consequences

The following tax discussion is a brief summary of current U.S. federal income tax law. The discussion is intended solely for general information and does not make specific representations to any employee participating in the ASPP. The discussion does not address state, local or foreign income tax rules or other U.S. tax provisions, such as estate or gift taxes. An employee’s particular situation may be such that some variation of the basic rules is applicable to him or her. In addition, the federal income tax laws and regulations frequently have been revised and may be changed again at any time. Therefore, each recipient is urged to consult a tax advisor before exercising any award or before disposing of any shares acquired under the plan both with respect to federal income tax consequences as well as any foreign, state or local tax consequences.

On the date of each payroll contribution, an associate will have ordinary income equal to amount of the Company-paid match described above. The employee’s tax capital gains holding period will commence on that date. We are entitled to a deduction for amounts taxed as ordinary income to an employee.

***

The Board of Directors recommends that you vote “FOR” the proposal to approve and adopt the ASPP.

SECTION XIV – OTHER BUSINESS

Other Business

As of the date of this proxy statement, we know of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If other matters are properly brought before the meeting, the persons named in the accompanying proxy card will vote such proxy at their discretion.

Annual Report to Stockholders

Capital One’s Annual Report to Stockholders for the fiscal year ended December 31, 2011, including consolidated financial statements, is being furnished along with this proxy statement to Capital One’s stockholders of record. The Annual Report to Stockholders does not constitute a part of the proxy soliciting material. A copy of the Annual Report as well as Capital One’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, may be obtained at the Annual Meeting, at our website at www.capitalone.com under “Investors” or by contacting our Investor Relations department at Capital One’s address set forth on the Notice of Annual Stockholder Meeting. The Form 10-K, which is filed with the SEC, may also be obtained at the SEC’s website at www.sec.gov.

Stockholder Proposals for 2013 Annual Stockholder Meeting

Stockholders interested in submitting a proposal for inclusion in the proxy materials at Capital One’s 2013 Annual Stockholder Meeting (“Capital One’s 2013 Annual Meeting”) may do so by following the rules prescribed in Rule 14a-8 under the Securities Exchange Act of 1934. To be eligible for inclusion, stockholder proposals must be received by Capital One’s Corporate Secretary at the address on the Notice of Annual Stockholder Meeting no later than November 23, 2012.

Under our Bylaws, if you wish to present other business before the stockholders at Capital One’s 2013 Annual Meeting or nominate a director candidate, you must give proper written notice of any such business to the Corporate Secretary not before February 7, 2013, and not after February 27, 2013. If Capital One’s 2013 Annual Meeting is not within thirty days before or seventy days after May 8, 2013, the anniversary date of this year’s Annual Meeting, notice must be delivered no earlier than the ninetieth day prior to such annual meeting and not later than the close of business on the later of the seventieth day prior to such meeting or ten days following any notice or publication of the meeting. Your notice must include the information specified in our Bylaws concerning the business or nominee. Our Bylaws set forth the information that must be furnished to the Corporate Secretary in order for any such notice to be proper. A copy of our Bylaws may be obtained from the Corporate Secretary at Capital One’s address on the Notice of Annual Stockholder Meeting.

On behalf of the Board of Directors,

John G. Finneran, Jr.
Corporate Secretary
March 23, 2012

APPENDIX A – AMENDED AND RESTATED CAPITAL ONE FINANCIAL CORPORATION 2002 ASSOCIATE STOCK PURCHASE PLAN

CAPITAL ONE FINANCIAL CORPORATION
2002 ASSOCIATE STOCK PURCHASE PLAN

AMENDED AND RESTATED AS OF MAY 8, 2012

1. Purpose and Effect of Plan

The purpose of the Plan is to secure for the Company and its stockholders the benefits of the incentive inherent in the ownership of Common Stock by present and future employees of the Company and its Subsidiaries. The Plan is hereby amended and restated effective as of February 23, 2012, subject to the approval of the Company’s stockholders at the Company’s 2012 annual meeting.

2. Shares Reserved for the Plan

There shall be reserved for issuance and purchase by Participating Associates under the Plan an aggregate of 18,000,000 shares of Common Stock, subject to adjustment as provided in Section 12. Shares issued under the Plan may consist of newly issued shares acquired from the Company, treasury shares held by the Company, shares acquired on the open market or a combination of the above.

3. Definitions

Where indicated by initial capital letters, the following terms shall have the following meanings:

a.	Act: The Securities Exchange Act of 1934, as amended.

b.	Base Compensation: The base salary and/or commissions of an Eligible Associate received from the Employer, including salary reduction contributions pursuant to elections under a plan subject to Code section 125 or 401(k), but excluding all other compensation such as overtime, bonuses, profit sharing awards and credits received under a plan subject to Code section 125.

c.	Beneficiary: The beneficiary designated by the Participating Associate in the beneficiary designation in effect under the Company’s group life insurance plan, or if no beneficiary designation is in effect under such plan, the beneficiary designated by the Participating Associate in the beneficiary designation in effect under the Company’s Executive Life Insurance Plan, provided that if the Participating Associate has no beneficiary designation in effect under either of the foregoing plans or if the Participating Associate’s designated beneficiary predeceases him, the Participating Associate’s beneficiary shall be his estate.

d.	Board: The Board of Directors of the Company.

e.	Business Day: A day on which the New York Stock Exchange is open for trading in Common Stock or, if trading in Common Stock is suspended, the next following day on which the New York Stock Exchange is open for trading and on which trading in Common Stock is no longer suspended.

f.	Code: The Internal Revenue Code of 1986, as amended from time to time.

g.	Committee: The committee established pursuant to Section 4 to be responsible for the general administration of the Plan.

h.	Common Stock: The Company’s common stock, $.01 par value per share.

i.	Company: Capital One Financial Corporation and any successor by merger, consolidation or otherwise.

j.	Eligible Associate: Any employee of the Company or any of its Subsidiaries who meets the eligibility requirements of Section 5.

k.	Employer: For purposes of Section 5, the Company or Subsidiary employing an Eligible Associate.

l.	Enrollment Form: The form filed with the Company’s Human Resources Department authorizing payroll deductions pursuant to Section 6.

m.	Fair Market Value: With respect to Common Stock acquired from the Company, the closing price as reported on the New York Stock Exchange Composite Tape on the date in question, or, if the Common Stock shall not have been so quoted on such date, the closing price on the last day prior thereto on which the Common Stock was so quoted. With respect to Common Stock acquired in respect of the Plan on the open market, the weighted average purchase price (computed to four decimal places) of all shares purchased on the date in question.

n.	Investment Account: The account established for each Participating Associate pursuant to Section 9 to account for Common Stock purchased under the Plan.

o.	Investment Date: The last Business Day of each calendar month, or such other date(s) as determined by the Committee.

p.	Participating Associate: An Eligible Associate who elects to participate in the Plan by filing an Enrollment Form pursuant to Section 6.

q.	Payroll Deduction Account: The account established for a Participating Associate to reflect payroll deductions and lump-sum cash contributions pursuant to Section 6.

r.	Plan: The “Capital One Financial Corporation 2002 Associate Stock Purchase Plan,” as set forth herein and as amended from time to time.

s.	Purchase Price: The price for each whole and fractional share of Common Stock purchased under the Plan (after taking into account matching contributions pursuant to Section 7), other than those purchased by dividend reinvestment, shall be the Fair Market Value on the date in question. The price for each whole and fractional share of Common Stock purchased by dividend reinvestment shall be 85% (or such greater percentage determined by the Committee) of the Fair Market Value on the date in question. In the event matching contributions pursuant to Section 7 are eliminated, the price for each whole and fractional share of Common Stock purchased under the Plan shall be 85% (or such greater percentage determined by the Committee) of the Fair Market Value on the date in question.

t.	Section: A section of the Plan, unless otherwise required by the context.

u.	Subsidiary or Subsidiaries: Any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, as of an Investment Date, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

4. Administration of the Plan

The Plan shall be administered by a committee, consisting of not less than two members appointed by the Board. The Committee shall be the Compensation Committee of the Board unless the Board shall appoint another committee to administer the Plan. The Board from time to time may remove members previously appointed and may fill vacancies, however caused, in the Committee.

Subject to the express provisions of the Plan, the Committee shall have the authority to take any and all actions necessary to implement the Plan and to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable in administering the Plan. All of such actions, interpretations and determinations shall be final and binding upon all persons.

A quorum of the Committee shall consist of a majority of its members and the Committee may act by vote of a majority of its members at a meeting at which a quorum is present, or without a meeting by a written consent to its actions signed by all members of the Committee. The Committee may delegate all matters relating to the administration of the Plan to one or more of the Company’s officers. In addition, the Committee may request advice or assistance and employ such other persons as are necessary for proper administration of the Plan.

No member of the Committee or the Board shall be liable for any action, omission, or determination relating to the Plan, and the Company shall indemnify and hold harmless each member of the Committee and each other director, employee or consultant of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees) or liability arising out of any action, omission or determination relating to the Plan, to the maximum extent permitted by law.

5. Eligible Associates

Subject to the limitations of this Section, all employees of the Company or its Subsidiaries shall be eligible to participate in the Plan. To be an employee eligible to participate in the Plan, a person must be actively employed by the Employer and customarily paid through the Employer’s regular payroll. Any person who is excluded by the terms and conditions of his employment from participation in the Plan, any person acting as a non-employee director of the Employer, any person designated by the Employer as an independent contractor, and any person who is a “leased employee” within the meaning of Section 414(n) of the Code, shall not be considered an employee for purposes of this Section 5. It is expressly intended that persons acting as non-employee directors of the Employer, persons designated as independent contractors by the Employer and “leased employees” within the meaning of Section 414(n) of the Code are to be excluded from Plan participation even if a court or administrative agency determines that such persons are common law employees and not persons acting as non-employee directors, independent contractors or “leased employees” of the Employer.

6. Election to Participate

Each Eligible Associate may elect to become a Participating Associate by filing with the Company’s Human Resources Department (or third party plan administrator designated by the Company’s Human Resources Department) an Enrollment Form authorizing specified regular payroll deductions from his Base Compensation; provided however that, for purposes of this Section 6, the last Enrollment Form filed by a Participating Associate pursuant to the Company’s 1994 Associate Stock Purchase Plan prior to the initial adoption of the Plan shall be deemed to be filed and effective with respect to the Plan as if actually filed hereunder. Such regular payroll deductions shall be subject to a minimum deduction of 1% and a maximum deduction of 15% (or such lower percentage determined by the Committee) of Base Compensation for that payroll period. A Participating Associate may also elect to make lump-sum cash contributions to the Plan, provided that the total of regular payroll deductions and lump-sum cash contributions in any calendar quarter shall not exceed 15% (or such lower percentage determined by the Committee) of the Participating Associate’s Base Compensation for the calendar quarter in which the lump-sum cash contribution is made. For purposes of the preceding sentence, a Participating Associate’s Base Compensation for any calendar quarter shall be the actual Base Compensation paid to the Participating Associate during such calendar quarter taking into account only the Base Compensation paid with respect to payroll periods during which payroll deductions were being made under the Plan. In addition, the total of regular payroll deductions and lump-sum cash contributions in any calendar year shall not exceed $75,000. All regular payroll deductions and lump-sum cash contributions shall be credited as soon as practicable to the Payroll Deduction Account that the Company has established with respect to the Participating Associate. A Participating Associate may elect once each calendar quarter to increase, decrease, or eliminate his regular payroll deduction by filing a new Enrollment Form.

All elections described in this Section 6 shall be filed in a form and manner established by the Company’s Human Resources Department. Except to the extent otherwise required to comply with the Act or any securities law compliance program established by the Company, elections with respect to regular payroll deductions shall become effective as soon as practicable on or after the first day of the first payroll period that begins following the date the election is duly filed.

7. Method of Purchase and Investment Accounts

Subject to Section 13, each Participating Associate shall receive a matching contribution to his Payroll Deduction Account as and when payroll deductions and/or lump sum contributions are made by the Participating Associate to his Payroll Deduction Account pursuant to Section 6 equal to 17.65% of the amount of such deductions and/or contributions. In addition, subject to Section 13, each Participating Associate having eligible funds in his Payroll Deduction Account on an Investment Date shall be deemed, without any further action, to have purchased the number of whole and fractional shares that the eligible funds in his Payroll Deduction Account could purchase at the applicable Purchase Price on that Investment Date; provided, however, that no eligible funds in a Participating Associate’s Payroll Deduction Account attributable to such Participating Associate’s lump-sum cash contributions shall be deemed to have purchased whole and fractional shares of Common Stock until the last Investment Date of the calendar quarter within which such lump-sum cash contributions were made. All whole and fractional shares purchased (rounded to the nearest ten thousandth) shall be maintained in a separate Investment Account for each Participating Associate. All cash dividends paid with respect to the whole and fractional shares of Common Stock held in a Participating Associate’s Investment Account shall be used as soon as practicable to purchase additional shares of Common Stock at the applicable Purchase Price. All such additional shares, along with any dividends paid in shares of Common Stock, shall be added to the shares held for the Participating Associate in his Investment Account. Expenses incurred in the purchase of such shares of Common Stock shall be paid by the Company. Any distribution of shares or other property with respect to whole or fractional shares of Common Stock held in a Participating Associate’s Investment Account, other than a cash dividend or dividend of Common Stock, shall be distributed to the Participating Associate as soon as practicable. In the event of such a distribution, certificates for whole shares shall be issued and fractional shares shall be sold and the proceeds of sale, less selling expenses and other applicable charges, distributed to the Participating Associate.

8. Stock Purchases

The Company shall issue (or direct the issuance of or the purchase on the open market of) shares of Common Stock to be credited to the Investment Accounts of the Participating Associates as of each Investment Date (or as soon as practicable thereafter) and each date as of which shares of Common Stock are purchased with reinvested cash dividends (or as soon as practicable thereafter).

9. Title of Accounts

The Company’s Human Resources Department or its delegate shall establish and maintain an Investment Account with respect to each Participating Associate. Each Investment Account shall be in the name of the Participating Associate.

10. Rights as a Shareholder

From and after the Investment Date on which shares of Common Stock are purchased by a Participating Associate under the Plan, such Participating Associate shall have all of the rights and privileges of a shareholder of the Company with respect to such shares of Common Stock. Subject to Section 18 herein, a Participating Associate shall have the right at any time (i) to obtain a certificate for the whole shares of Common Stock credited to his Investment Account or (ii) to direct that any whole shares in his Investment Account be sold and that the proceeds, less expenses of sale, be remitted to him.

Prior to the Investment Date on which shares of Common Stock are to be purchased by a Participating Associate, such Participating Associate shall not have any rights as a shareholder of the Company with respect to such shares of Common Stock. Each Participating Associate shall be a general unsecured creditor of the Company to the extent of any amounts deducted under the Plan from such Participating Associate’s Base Compensation or lump-sum cash contributions made by such Participating Associate during the period prior to the Investment Date on which such amounts are applied to the purchase of Common Stock for the Participating Associate.

11. Rights Not Transferable

Rights under the Plan, except as set forth in Section 13(b) herein, are not transferable by a Participating Associate.

12. Change in Capital Structure

In the event of a stock dividend, spin-off, stock split or combination of shares, recapitalization or merger in which the Company is the surviving corporation or other change in the Company’s capital stock (including, but not limited to, the creation or issuance to shareholders generally of rights, options or warrants for the purchase of common stock or preferred stock of the Company), the number and kind of shares of stock or securities of the Company to be subject to the Plan, the maximum number of shares or securities that may be delivered under the Plan, the Purchase Price and other relevant provisions shall be appropriately adjusted by the Committee, whose determination shall be binding on all persons.

If the Company is a party to a consolidation or a merger in which the Company is not the surviving corporation, a transaction that results in the acquisition of substantially all of the Company’s outstanding stock by a single person or entity, or a sale or transfer of substantially all of the Company’s assets, the Committee may take such actions with respect to the Plan as the Committee deems appropriate.

Notwithstanding anything in the Plan to the contrary, the Committee may take the foregoing actions without the consent of any Participating Associate, and the Committee’s determination shall be conclusive and binding on all persons for all purposes.

13. Termination of Employment and Death

(a)	If a Participating Associate’s employment is terminated for any reason other than death: (i) certificates with respect to the whole shares in his Investment Account shall be issued to him as soon as practicable following the next Investment Date, provided that the Participating Associate may elect to have such shares sold and the proceeds of the sale, less selling expenses, remitted to him; (ii) any fractional shares in his Investment Account shall be sold as soon as practicable following the next Investment Date, and the proceeds of the sale, less selling expenses, shall be remitted to the Participating Associate; and (iii) any amount in his Payroll Deduction Account shall be used to purchase shares as of the next following Investment Date, and such shares shall be distributed as soon as practicable thereafter in accordance with (a) (i) and (a) (ii) above; provided that, following the termination of his employment for any reason other than death, a Participating Associate may elect to receive a cash distribution from his Payroll Deduction Account before the next following Investment Date, if practicable.

(b)	If a Participating Associate dies: (i) certificates with respect to any whole shares in his Investment Account shall be delivered to his Beneficiary as soon as practicable following the next Investment Date; (ii) any fractional shares in his Investment Account shall be sold as soon as practicable following the next Investment Date, and the proceeds of the sale, less selling expenses, shall be remitted to his Beneficiary; and (iii) any amount in his Payroll Deduction Account shall be used to purchase shares as of the next following Investment Date, and such shares shall be distributed to his Beneficiary as soon as practicable thereafter in accordance with (b) (i) and (b) (ii) above;

provided that a Beneficiary may elect to receive the distributions from the Participating Associate’s Investment Account (as described in (b) (i) and (b) (ii) , above) before the Investment Date next following the Participating Associate’s death, if practicable.

14. Tax Withholding

Each Participating Associate must make adequate provision for federal, state, or other tax withholding obligations, if any, which arise in connection with participation in the Plan. By electing to participate in the Plan, a Participating Associate authorizes the Company to withhold from the Participating Associate’s compensation the amounts necessary to satisfy any such applicable tax withholding obligations. At any time, the Company may, but shall not be obligated to, withhold from the Participating Associate’s compensation the amount necessary for the Company to satisfy any applicable tax withholding obligations.

15. Amendment of the Plan

The Board in its sole discretion may at any time amend the Plan in any respect; provided that such amendment is in compliance with all applicable laws and regulations and the requirements of any national securities exchange on which shares of Common Stock are then traded. Any such amendment shall be subject to the approval of the Company’s stockholders to the extent required by applicable law or the requirements of any national securities exchange on which shares of Common Stock are then traded.

16. Termination of the Plan

The Plan and all rights of Eligible Associates hereunder shall terminate:

(a)	on the Investment Date that Participating Associates become entitled to purchase a number of shares greater than the number of reserved shares remaining available for purchase; or

(b)	at any earlier date determined by the Board in its sole discretion.

In the event that the Plan terminates under circumstances described in (a) above, reserved shares remaining as of the termination date shall be sold to Participating Associates at the applicable Purchase Price on a pro rata basis. Upon termination of the Plan, all amounts in a Participating Associate’s Payroll Deduction Account that are not used to purchase Common Stock shall be refunded to the Participating Associate.

17. Effective Date of Plan

The Plan originally was adopted by the Board and became effective on September 19, 2002. This amendment and restatement of the Plan was adopted by the Board on February 23, 2012 and is subject to the approval of the Company’s stockholders at the Company’s 2012 annual meeting.

18. Government and Other Regulations

The Plan, and the grant and exercise of the rights to purchase shares hereunder, and the obligation to sell and deliver shares upon the exercise of rights to purchase shares, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or government agency as may be required, in the opinion of counsel for the Company.

19. Gender and Number

Masculine pronouns shall refer to both males and females. The singular form shall include the plural.

CAPITAL ONE FINANCIAL CORPORATION 1680 CAPITAL ONE DR. MCLEAN, VA 22102-3491
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The Board of Directors recommends you vote FOR the following:

1.	Election of Directors	For	Against	Abstain

01	Richard D. Fairbank	☐	☐	☐

02	Peter E. Raskind	☐	☐	☐

03	Bradford H. Warner	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.		For	Against	Abstain

2	Ratification of selection of Ernst & Young LLP as independent auditors of Capital One for 2012.	☐	☐	☐

3	Advisory, non-binding approval of Capital One's 2011 Named Executive Officer compensation.	☐	☐	☐

4	Approval and adoption of Capital One's Amended and Restated Associate Stock Purchase Plan.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report/10K is/are available at www.proxyvote.com.

CAPITAL ONE FINANCIAL CORPORATION
Annual Stockholder Meeting
Tuesday, May 8, 2012 10:00 a.m.

Capital One's Headquarters
1680 Capital One Drive
Mclean, Virginia 22102

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Richard D. Fairbank and John G. Finneran, Jr., and either of them, proxies of the undersigned, with full power of substitution, to vote all the shares of Common Stock of Capital One Financial Corporation, a Delaware corporation, held of record by the undersigned on March 13, 2012, at the Annual Stockholder Meeting to be held on May 8, 2012 and at any postponement or adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED STOCKHOLDER. IF NO CHOICE IS SPECIFIED BY THE STOCKHOLDER, THIS PROXY WILL BE VOTED "FOR" ALL PORTIONS OF ITEMS (1), (2), (3) AND (4), AND IN THE PROXIES' DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING.

Continued and to be signed on reverse side